Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107892

1,550,000 Shares

Common Stock

      We are offering 1,550,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. The initial public offering price is $5.00 per share. Our shares of common stock have been approved for listing on The Nasdaq SmallCap Market under the symbol “CHLE” and on the Boston Stock Exchange under the symbol “CSJ.”

      This offering is being made on a firm commitment basis. The managing underwriter has a 45-day option to purchase a maximum of 232,500 additional shares from us to cover over-allotments of shares, if any.

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Centennial

Per Share	$5.00	$0.50	$4.50
Total	$7,750,000	$775,000	$6,975,000

      The managing underwriter will receive a non-accountable expense allowance of 3% of the gross proceeds of this offering and a warrant to purchase up to 155,000 additional shares of common stock for five years. Including the expense allowance, the estimated cash expenses of this offering will approximate $.7 million.

      Delivery of the shares of common stock will be made on or about November 3, 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Turner & Company, L.L.C.

October 29, 2003

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
S CORPORATION DISTRIBUTIONS
DIVIDEND POLICY
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CENTENNIAL SPECIALTY FOODS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS
CENTENNIAL SPECIALTY FOODS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET As of June 30, 2003
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
ENGAGEMENT OF NEW AUDITORS
INDEPENDENT AUDITORS’ REPORT

[INSIDE FRONT COVER]

[PHOTOGRAPHS]

Photographs, including pictures of Stokes and Ellis products on store shelves, stand-alone products and Stokes sauces on Southwestern foods

RECIPES

Mexican Lasagna

1 dozen corn tortillas cut into quarters

Grilled or baked chicken, diced (1 1/2 cups)
1 can of Stokes Green Chile Sauce

1	can whole green chilies, cut into thirds or quarters
Cheddar, Longhorn or Jack cheese
Handful of black olives, sliced
Garlic powder

Warm the Stokes Green Chile Sauce in a bowl in microwave. Stir.

In a 9”x13” baking dish, layer the following in order:

1.	Small amount of Stokes Green Chile Sauce
2.	Corn tortillas
3.	Diced chicken
4.	Black Olives
5.	Green chile strips

Spoon Stokes Green Chile Sauce and a little garlic powder over the above ingredients. Place a thin layer of the cheese over the other ingredients. Start over with the corn tortillas and repeat layers ending with cheese.

Bake at 350°F for 25 minutes.

Green or Verde Spanish Rice

Rice

Stokes Green Chile Sauce or Chile Verde
     Sauce
Grated Cheese

Cook rice and drain. Cover each serving with 2 ounces of preheated Stokes Green Chile Sauce or Chile Verde Sauce. Grated cheese can be added for extra flavor.

MARKET INFORMATION

      Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry organizations (including Information Resources, Inc. and Supermarket News) and our knowledge of our sales and markets.

Notice to Ohio Residents:

      Investors who reside in Ohio must meet a suitability standard of gross annual income of not less than $65,000 and a minimum net worth of $250,000, exclusive of homes, furnishings and automobiles, or otherwise are accredited investors as defined in Rule 501 of Regulation D as adopted by the Securities and Exchange Commission.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date on the front cover of this prospectus. We are obligated to update the information in this prospectus during the time period it is required to be delivered only if there is a fundamental change in this information, a material change in the plan of distribution or if we are required to do so under Section 10(a)(3) of the Securities Act of 1933, as amended.

Dealer Prospectus Delivery Obligation

      Until November 23, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Notice to Arizona Residents:

      Investors who reside in Arizona must satisfy one of the following criteria: (i) minimum of $100,000, or $150,000 when combined with spouse, in gross income during the year 2002 and a reasonable expectation that the investor will have at least the same income in the year 2003 or (ii) minimum net worth of $250,000, or $300,000 when combined with spouse, exclusive of home, home furnishings and automobiles, with the investment not exceeding 10% of the net worth of investor, together with spouse if applicable.

State Blue Sky Legends to be inserted

ii

PROSPECTUS SUMMARY

      Unless the context otherwise requires, the terms “we,” “our,” “us” and “Centennial” as used in this prospectus mean Centennial Specialty Foods Corporation and its consolidated subsidiary, Stokes Canning Company. Centennial Specialty Foods Corporation was incorporated on February 7, 2003. Stokes Canning Company is now a wholly-owned subsidiary of Stokes Ellis Foods, which will be merged into us concurrently with the closing of this offering. Stokes Ellis Foods is owned by our principal stockholder and his wife. See “Related Party Transactions.” Certain statements in this prospectus, including in this summary, constitute “forward-looking statements.” See “Forward-Looking Statements.” This summary may not contain all of the information that is important to you or that you should consider before buying shares in the offering. We urge you to read this entire prospectus carefully, including the “Risk Factors” section beginning on page 6.

Overview

      We are a specialty branded food company that intends to expand its distribution and sales of quality ethnic Southwestern canned sauces and food products in the growing Mexican food segment of the domestic food industry. Our products are sold under the Stokes® and Ellis® labels, two Southwestern brands now nearly 100 years old that are well-recognized in our primary market of Colorado. Our best-selling products are our Stokes green chile sauces that are offered in five varieties. According to Information Resources, Inc., or IRI, an independent market research firm, four of our Stokes green chile sauces are ranked in retail sales as the most popular Mexican sauces in Colorado and are among the 25 best selling Mexican food products retailed in Colorado. Achieved almost exclusively through word-of-mouth, the market penetration attained by our Stokes sauces in Colorado gives our retailer customers a compelling rationale to expand distribution of our products through their stores into new markets. Our products are currently sold in leading grocery retailers, superstores and club stores such as Kroger, Safeway, Wal-Mart/ Sam’s Club, Albertson’s and Costco, through locations primarily in Colorado and a small number of major metropolitan markets in adjoining states. We intend to leverage our relationships with these leading grocery retailers to expand our market presence and increase sales as we seek to achieve our objective of becoming a leading seller of nationally known brands of ethnic Southwestern sauces and foods. We have entered into an agreement with an integrated brand agency to assist us with elevating our strong regional brands to well-differentiated national brands.

      According to a recent IRI survey, Mexican food sales in Colorado enjoy one of the highest retail market penetration rates for Mexican food in the entire country. Our green chile sauces have attained a leading market share in the Colorado retail Mexican food market. We believe this is due to consumer loyalty that’s resulted in high repeat purchase rates of our products. We intend to use a portion of the proceeds of this offering to implement a comprehensive marketing program designed to increase sales by expanding the number of stores carrying our products and entering new markets served by our existing retail grocery, superstore and club store customers. We also expect to add new retailers and expand our product line to capitalize on the taste, brand history and marketability of our ethnic Southwestern products.

      Mexican foods and sauces are among the fastest growing segments of the food industry today. IRI research shows that the Mexican food category generated 2002 sales of approximately $1.89 billion, of which Mexican sauces accounted for approximately $890 million. These totals are up 2.3% and 2.4% over the prior year’s sales, exceeding the domestic food industry’s overall growth in sales of 2.2%. We expect the Mexican sauce sub-category will continue to grow more quickly than the entire food industry based on favorable market demographics, increasing acceptance of Mexican food in general and Southwestern sauces in particular, and consumer preferences for healthy and flavorful foods that are appetizing and quickly prepared.

About Centennial Specialty Foods

      Concurrently with the completion of this offering, we will acquire, via a merger, Stokes Ellis Foods and its wholly-owned subsidiary, Stokes Canning Company, which we refer to collectively in this prospectus as Stokes Ellis Foods. We agreed in October 2003 to acquire Stokes Ellis Foods from James E. Lewis, our principal stockholder, and his wife, Janis M. Lewis, who we refer to as the Lewises, for 2,000,000 shares of preferred stock. Proceeds of this offering will not be used to redeem the preferred stock we are issuing to the Lewises, and we have no obligation to redeem the preferred stock at any time in the future. Mr. Lewis purchased 60% of our common stock for a nominal purchase price when we were formed, meaning he will continue to be our controlling stockholder even after this offering. After the offering is completed and the preferred stock is issued the Lewises will vote approximately 58.2% of the outstanding capital stock. We have not yet conducted any operations or generated any sales and will not do so until we acquire Stokes Ellis Foods.

      Since January 2001, the Stokes and Ellis products have been manufactured at a plant owned by Stokes Ellis Foods and operated by Hoopeston Foods Denver Corp., or Hoopeston, an affiliate of Hoopeston Foods of Bloomington, Minnesota, which we call Hoopeston Foods. Hoopeston Foods is an experienced contract food manufacturer. By virtue of acquiring Stokes Ellis Foods, we are now party to an automatically renewing five year agreement under which Hoopeston will produce our sauces and foods for cost plus a fixed rate of return. Consequently, we plan to concentrate exclusively on building our ethnic Southwestern brands and expanding the market presence of Stokes and Ellis products as we implement our growth initiatives.

The Offering

Common Stock offered by us	1,550,000 shares

Common stock to be outstanding immediately after this offering	5,050,000 shares

Use of proceeds	We intend to use our existing cash and the net proceeds from this offering, including any proceeds received upon exercise of the over-allotment option, to retire the mortgage on our production plant; fund costs of obtaining shelf space in additional grocery stores, retail superstores and club stores, primarily in new markets; to pay for promotions and increased consumer advertising in the retail and institutional markets; and for general corporate purposes, including working capital.

Symbols:

Nasdaq SmallCap Market	CHLE

Boston Stock Exchange	CSJ

Risk factors	An investment in our shares involves a high degree of risk. You should not consider purchase of the shares unless you can afford to lose your entire investment. For a description of risks related to our business and an investment in our common stock, see “Risk Factors” beginning on page 6.

      Unless otherwise indicated, all information in this prospectus:

•	assumes completion of the acquisition of Stokes Ellis Foods concurrently with the closing of this offering;

•	is based on the number of shares outstanding as of June 30, 2003;

•	excludes the possible issuance of up to 232,500 additional shares of our common stock that the managing underwriter has the option to purchase from us to cover over-allotments; and

•	does not give effect to the potential conversion of the 2,000,000 shares of Series A preferred stock to be issued to the Lewises when we acquire Stokes Ellis Foods.

Other Information

      We were incorporated in February 2003. In October 2003, we agreed to acquire Stokes Ellis Foods, Inc. Stokes Ellis Foods was formerly known as Lewis Foods, Inc. until it changed its name in May 2003. Unless otherwise indicated in this prospectus, all references to “Stokes Ellis Foods” mean Stokes Ellis Foods, Inc. and its wholly-owned subsidiary, Stokes Canning Company, on a consolidated basis, and all references to “Hoopeston” mean Hoopeston Foods Denver Corp. Our principal executive offices are located at 400 Inverness Parkway, Suite 200, Englewood, Colorado 80112. Our telephone number is (303) 414-4613, our facsimile transmission number is (303) 414-4614, and our web site address is www.centennialspecialtyfoods.com. The information contained on our web site is not part of this prospectus.

      Concurrently with the closing of this offering, we will acquire Stokes Ellis Foods from our principal stockholder and his wife. Information about the terms of the acquisition and about Stokes Ellis Foods appears in this prospectus under the captions “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” “Business,” “Related Party Transactions” and “Description of Securities.” You may also review the merger agreement, and the terms of the preferred stock we will issue in payment of the purchase price for Stokes Ellis Foods which are filed as exhibits to the registration statement of which this prospectus is a part. You can find the registration statement and exhibits as described under “Where You Can Find More Information” on page 74 of this prospectus.

Summary Unaudited Pro Forma Consolidated Combined Financial and Operating Data

      Stokes Ellis Foods is a holding company and is the sole stockholder of Stokes Canning Company. Our principal stockholder and his wife were the sole stockholders of Stokes Ellis Foods at the time we agreed to acquire Stokes Ellis Foods in October 2003. For financial reporting purposes, Stokes Ellis Foods, Stokes Canning Company and Centennial are considered to be entities under common control. We have presented the historical results of operations of Stokes Ellis Foods for the six months ended June 30, 2003 and for the year ended December 31, 2002 to give you a better picture of what our business would have looked like had we owned Stokes Ellis Foods since January 1, 2002. In accordance with Statement of Financial Accounting Standards No. 141, this probable acquisition has been treated as a reorganization of companies under common control for accounting purposes, in a manner similar to reverse acquisition accounting.

      When we agreed to acquire Stokes Ellis Foods, we adopted an annual fiscal reporting period that ended on December 31 of each year. Our unaudited pro forma financial statements have been prepared as if we had an annual fiscal reporting period that ended on December 31, 2002.

      The unaudited pro forma consolidated combined statements of operations for the six months ended June 30, 2003 and for 2002 assumes that each of the following had occurred at the beginning of the period presented:

•	our acquisition of Stokes Ellis Foods;

•	payment of dividends on the preferred stock issued to the Lewises to acquire Stokes Ellis Foods;

•	the effect of income taxes on Stokes Ellis Foods and its subsidiaries as if each were taxed as a C corporation for income tax purposes rather than as S corporations; and

•	the elimination of inter-company transactions from operating results.

      The summary pro forma consolidated combined financial data does not necessarily indicate the operating results or financial position that would have resulted from our operations on a combined basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including historical consolidated financial results of Stokes Ellis Foods and the unaudited pro forma consolidated combined financial statements and the accompanying notes.

	Pro Forma	Pro Forma
	Consolidated	Consolidated
	Combined for the	Combined for the
	Six Months Ended	Year Ended
	June 30, 2003	December 31, 2002

	(Dollars in thousands, except
	per share and share data)
Statement of Operations Data:
Sales	$2,414	$5,595
Cost of goods sold	1,543	3,888
Selling, general and administrative expenses	813	1,476

Income from operations	58	231
Total other income and expense	199	355

Net income	257	586
Pro forma Income tax (expense)	(95)	(217)

Pro forma net income before preferred stock dividend	162	369
Preferred stock dividend	(500)	(1,000)

Pro forma net (loss) available to common shareholders	$(338)	$(631)

Net income (loss) per share of common stock:
Basic and diluted	$(.07)	$(.14)

Weighted average shares outstanding:
Basic and diluted	4,515,772	4,515,772

      The unaudited pro forma consolidated combined balance sheets present our balance sheet as of the six months ended June 30, 2003 and as adjusted to give effect to the issuance and sale by us in this offering of 1,550,000 shares of common stock, the concurrent closing of the merger of Stokes Ellis Foods, and application of the net proceeds we expect to receive, based upon a price of $5.00 per share, which is the offering price on the cover of this prospectus. For more information, see the sections of this prospectus entitled “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Consolidated Combined Financial Statements.”

	As of June 30, 2003

		Pro Forma
	Actual	As Adjusted

	(In thousands)
Balance Sheet Data:
Cash	$298	$3,056
Working capital (deficit)	(3,417)	2,905
Total assets	9,646	12,198
Accumulated deficit	(2,010)	—
Total stockholders’ equity	3,124	9,240

      As used in the following unaudited pro forma operating data and accompanying reconciliation, EBITDA means operating income (loss) before income taxes plus interest expense, depreciation and amortization. We present EBITDA to enhance the understanding of our operating results. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure we use to evaluate our operations and compare our operating results to the operating results of other specialty branded food manufacturers, particularly those that are not currently incurring growth level slotting fees such as we expect to do. In addition, we provide our EBITDA because we believe that investors and securities analysts will find EBITDA to be a useful measure for evaluating our cash flows from operations, for comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows generated by operating, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of performance of other companies.

	Six Months
	Ended	Year Ended
	June 30, 2003	December 31, 2002

	(In thousands)	(In thousands)
Operating Data:
EBITDA(1)	$493	$1,102

Cash flows provided by (used in) operating activities(2)	$6	$128

Cash flows provided by (used in) investing activities(2)	$(32)	$—

Cash flows provided by (used in) financing activities(2)	$(56)	$32

EBITDA is calculated as follows:
Net income before income tax effect(1)	$257	$586
Interest expense(1)	118	280
Depreciation and amortization(1)	118	236

EBITDA(1)	$493	$1,102

(1) Pro forma data.

(2) Historic data.

RISK FACTORS

      The value of an investment in Centennial will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our common stock. If any of the following risks and uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Centennial’s common stock to decline, perhaps significantly, and you may lose all or part of your investment in our common stock.

      Certain statements in “Risk Factors” constitute “forward-looking statements.” Actual results could differ substantially from those projected in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this prospectus. See “Forward-Looking Statements.”

Risks Related to Our Company

We have not previously operated Stokes Ellis Foods and if we are not successful in doing so for any reason, our operating results may suffer and we could incur losses, causing the value of your stock to fall

      We are a newly-formed company with no operations for you to review in evaluating our business. Part of our management team has had no prior experience in operating Stokes Ellis Foods and our chief executive officer has done so only for approximately two years. Our management team may not be able to work effectively together to run Stokes Ellis Foods or it may take us longer than anticipated to implement our growth plan. Following this offering, we intend to expend a significant portion of the proceeds to introduce Stokes and Ellis ethnic Southwestern products to new markets. If our sales do not increase enough to offset these expenses, our operating results may fall below expectations of analysts or investors or we could generate losses. If so, the price of our common stock may fall.

We face significant competition in the ethnic Southwestern sauce and food sector of the Mexican food industry, which could adversely affect our future operating results, financial condition and liquidity and our ability to grow our business

      The Mexican food industry is highly competitive, with a significant number of national and regional manufacturers and distributors. Following this offering, we will compete directly with manufacturers and distributors of ethnic Southwestern sauces and food products, and compete generally with manufacturers and distributors of Mexican sauces and food products and other ethnic foods. Among others, brands such as Ortega, Old El Paso, Pace, Rosarita, Taco Bell and Hormel offer products that compete with ours. Some of our competitors are part of large, diversified food companies which have greater financial resources and a wider range of product offerings than we do. If these larger competitors choose to introduce products similar to ours at lower prices, our market share in our existing markets could decline and our margins would suffer. Even after this offering, we will lack the resources to advertise and promote our products on the scale that certain of our larger competitors use to foster brand recognition of their products. If we are unable to effectively promote our brands and products, the resulting lack of consumer demand could cause our customers to reduce shelf space allocated to our ethnic Southwestern products. Any loss of shelf space could have a significant negative impact on our operating results. As we enter new markets, we may encounter competition from regional manufacturers and distributors not active in our existing markets. If these competitors use price promotions or advertising campaigns to stimulate demand for their products, we could be forced to compete using similar programs, thereby increasing our costs and reducing our margins. The competitive environment for our ethnic Southwestern products could adversely affect our future sales and profits, financial condition and liquidity and our ability to grow our business. We cannot assure you that we will be able to compete effectively in our existing markets or in new markets we enter. See “Business — Competition” for a discussion of the principal competitive factors in our markets.

Our business will depend on sales of ethnic Southwestern products to four retailers that accounted for 62% of Stokes Ellis Foods’ sales in 2002, and if we fail to increase the number of individual stores that offer our products or if we lose any of these customers, our sales and operating results will decline

      Approximately 62% of Stokes Ellis Foods’ 2002 sales were accounted for by four grocery store chains, retail supercenters and club stores within our existing markets. Direct sales to Kroger, Safeway and Albertson’s represented approximately 27%, 14% and 9% of 2002 sales, while Wal-Mart/ Sam’s Club stores accounted for 12% of sales. Stokes Ellis Foods currently sells to four Wal-Mart regions and one Costco region. Because purchasing decisions by these customers are often made at the national and regional levels with input from the store level, acceptance of our products in one region does not assure us of acceptance in others, nor does it assure us that individual stores will carry all or part of our product line. If we are unsuccessful in gaining entry to other regions or in convincing individual stores to carry our product line, our sales will not increase as anticipated. Retailers continually evaluate the sales performance of products they carry and if sales of our products do not meet expectations, one or more of our customers may discontinue carrying our product line. There are only 12 national grocery and club store chains and a small number of regional chains that are potential customers for our products. If we fail to obtain or lose even one of these customers, our sales would suffer and our operating results would be harmed.

We do not have any long-term agreements with retailers covering the sale of our ethnic Southwestern products and, as a practical matter, retailers could return products to us at any time, resulting in our sales declining

      We have no long-term agreements with any of our retail customers. As a result, arrangements with respect to pricing, shelf space, cooperative advertising or special promotions, among other things, are subject to periodic negotiation with each retailer. Retailers make no binding long-term commitments to us regarding purchase volumes and make all purchases through one-time purchase orders. Any retailer could reduce its overall purchases of our products, the number and variety of our products that it carries and the shelf space allotted for our products or otherwise materially change the terms of our current relationship at any time. If any of our retailers insisted on returning our products to us for any reason, we would likely be forced to accept the returns as a practical matter, regardless of our legal rights. Any reduction in purchases or increase in returns could significantly harm our business and operating results.

If sales of our ethic Southwestern products do not meet retailer expectations or if retailers add a number of new products to their shelves, we may lose shelf space for Stokes or Ellis products or lose favorable shelf positions that will cause our sales to fall

      Retailers have a finite amount of shelf space in each of their stores on which food and beverage products are stocked. Like all food manufacturers, our products may be removed from store shelves at any time if a retailer determines that sales of our products are falling short of expectations. Food produced by smaller manufacturers such as us is more likely to be removed from store shelves than food produced by bigger manufacturers since larger companies can afford more expansive promotions and advertising campaigns. Ultimately, however, the decision about whether to remove or relocate a product will depend on its sales and retail margins, and how these compare to existing or new food products. We cannot assure you that our products will continue to compare favorably in sales and retail margins to existing or new food products that may be introduced in the future. Also, retailers can at their discretion relocate our products to lower or higher shelf space that may make it more difficult for consumers to see or find our products. If we lose shelf space or our products are given less favorable shelf locations, our sales may fall and the value of your investment could decline.

Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of our Stokes and Ellis products, which can cause our sales to fall

      From time to time, retailers change distribution centers that supply some of their retail stores or change food brokers that are responsible for stocking and maintaining products in parts of their stores. If the new distribution center has not had our products approved for distribution in its region, or if the food broker is not familiar with our products, it can sometimes take up to three months to get the retailer’s distribution center to begin distributing our products in a new region or to get a food broker to represent and stock our products. For example, we recently lost distribution of our products in a store outside metropolitan Denver when the retailer shifted the store to a new distribution region that does not inventory our products. Even though we expect to get approval from the retailer to have our products distributed in the new region, our sales may decline as a result of the temporary loss of shelf space at that store. If we do not get approval to have our products offered in the new distribution region or if getting this approval takes longer than we plan for, our operating results may suffer. Likewise, if we cannot establish a relationship with a food broker with responsibility for Southwestern foods in one or a number of stores, or if we temporarily lose shelf space during the time it takes to do so, our sales may decline.

We depend on independent food brokers to order, stock and replenish our ethnic Southwestern sauces and food products for most of our customers, and our sales and operating results could be harmed if they fail to do so effectively

      Most of our grocery chain customers rely on distributors and independent food brokers to assist in ordering, stocking and reordering our products. If the food brokers we use overestimate demand for our products, we may experience higher rates of product returns or have to sell our products at lower prices. Conversely, if food brokers underestimate demand for our products, we may forego sales and our relationships with retailers carrying our products may suffer. In addition, if we are forced to order production runs on short notice, our manufacturing and delivery costs would likely increase and our margins would fall. Because we have a limited product line, we will generally rely on smaller, specialty food brokers who may not have the staffing and other resources available to larger food brokers. If food brokers we use do not provide acceptable levels of service to retailers carrying our products, we may lose shelf space, advantageous shelf locations, or customers, any of which would reduce our sales and harm our operating results.

We depend on Co-Sales Company, our lead food broker, to help us in marketing and selling our ethnic Southwestern products to retailers, and if Co-Sales’ performance declines or if we are forced to change our lead food broker for another reason, our sales could fall and our operating results may be harmed

      Since 1998, we have used Co-Sales Company as our lead food broker to assist us in marketing and selling our food products to retailers throughout our existing markets. We have no contract with Co-Sales and either of us may terminate our brokerage relationship at any time. If Co-Sales’ performance did not meet our expectations or if Co-Sales decided to terminate its representation of our products, we would in all likelihood look to replace Co-Sales with another lead broker. If doing so took longer than anticipated, or if a new lead food broker was not able to maintain our product distribution through existing retail locations, sales of our products could fall, particularly if retailers felt their stores were not being serviced properly.

We rely on Hoopeston to operate the production facility we own and as a result can experience cost increases, financial penalties, inventory fluctuations and operating disruptions, any of which can increase our costs or cause us to lose sales

      In January 2001, Stokes Ellis Foods entered into a production agreement, referred to as a “co-pack” agreement, with Hoopeston under which Hoopeston agreed to produce and warehouse Stokes and Ellis product lines for an automatically renewing period of five years. By virtue of our acquisition of Stokes Ellis Foods, we rely on Hoopeston to manufacture our products. Hoopeston leases the production facility and equipment we own to make our products and those of others. These arrangements subject us to a variety of risks, including:

Our production and ingredient costs are subject to increase

      If Hoopeston’s production or ingredient costs increase during the agreement’s term, the agreement allows Hoopeston to pass these increased costs on to us. Agricultural commodity prices can fluctuate widely due to weather and other factors. Any material increase in production or ingredient costs that we cannot recover through price increases to our customers will reduce our margins and harm our operating results.

We are liable for penalty payments if our production requirements fall below a pre-determined level

      We have agreed to purchase from Hoopeston a minimum of approximately 585,000 cases of our products during each year of our co-pack agreement. If we fail to do so, we must pay Hoopeston a per-case fee of $.80 multiplied by the difference between the actual number of cases produced and the minimum number called for in the agreement. Although Stokes Ellis Foods has exceeded the minimum purchase requirement in the first two years of operation under the agreement, and our production requirements are expected to increase over current levels and continue to exceed Hoopeston’s minimum case volumes, if we became obligated to pay this fee, it would have a significant negative impact on our operating results.

Our operations would be severely affected if Hoopeston was prevented from or ceased operating our facility for any reason, and we do not carry business interruption insurance

      If Hoopeston was prevented from operating our production facility as a result of regulatory or other actions taken by third parties, or if Hoopeston ceased operating the facility for any reason, the resulting interruption or cessation of production would severely affect our operations. We may not be able to assume operation of the plant on a timely basis or identify another third party to operate the plant if Hoopeston failed or was unable to do so, or the cost of doing so could result in an overall increase in our production costs. Alternatively, we may not be able to find a third party that would agree to manufacture our products at their facility. If our production facility is idled due to causes not attributed to Hoopeston, our reduced production volume could trigger our obligation to make payments to Hoopeston for failing to meet minimum production volumes. We could also be forced to sell the facility to a third party if we were unsuccessful in operating it ourselves. We do not maintain business interruption insurance in a material amount and may not do so in the future. We believe that a sustained inability to deliver products would result in the loss of our customers, which would harm our business to a much greater extent than the benefits available under a reasonably priced insurance policy.

The unexpected death of Hoopeston’s president may affect Hoopeston’s operations or management team in unforeseeable ways

      On July 4, 2003, the president of Hoopeston, who was a minority shareholder of Hoopeston and who was also president of Hoopeston Foods, died suddenly of a heart attack. Since that time, we understand that Hoopeston has appointed its chief financial officer as acting president of Hoopeston and Hoopeston Foods. The former president had significant food industry experience and his loss could have negative implications for Hoopeston’s operations, although we believe it is too early to make such a judgment. The recency of the former president’s death also means that Hoopeston has not made, to our knowledge, any final decisions about changing or adding to its management team. If Hoopeston experienced a prolonged period of management turmoil, or if its operations were less effectively managed than in the past, our production costs could increase or we could experience production delays that could adversely impact availability of our products at the store level. If needed, we may take steps to increase inventories of high demand products, although we cannot assure you that these steps will be effective or timely. If not, our operations and financial condition may be harmed.

Our operations and Hoopeston’s production of products for us are subject to FDA and USDA governmental regulation and there is no assurance that we will be in compliance with all regulations

      Our operations will be subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other national, state and local authorities. Specifically, for example, Stokes Ellis Foods and Hoopeston are currently subject to the Food, Drug and Cosmetic Act and regulations adopted by the FDA, and Hoopeston is obligated to make prompt payment of accounts owed to produce suppliers in accordance with the Perishable Agricultural Commodities Act. The FDA’s comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program, the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations and specifies the contents for some foods. Our production plant and Hoopeston’s operation of the plant are subject to periodic inspection by federal, state and local authorities. We believe that we and Hoopeston are in compliance with currently applicable laws and regulations but we and Hoopeston may not be able to comply with any or all future laws and regulations. Moreover, we do not control Hoopeston. If Hoopeston failed to comply with applicable laws and regulations, the manufacture of our products could be interrupted or delayed and our plant could be temporarily closed by regulatory action, any of which could harm our reputation and severely harm our operating results. In addition, failure by us or by Hoopeston to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could materially harm our business, financial condition or operating results.

We could be liable for costs and damages if Hoopeston manufactures contaminated products that result in product liability claims

      While Hoopeston has indemnified us for any failure to comply with the terms of the production agreement, including any failure to comply with applicable laws, Hoopeston’s production of contaminated food products could subject us to legal action, thereby exposing us to substantial defense costs and damage awards. If Hoopeston’s insurance and financial resources were exceeded by the amount of any damages, our indemnity rights may be of negligible value. Although we maintain our own product liability insurance in amounts we consider to be commercially reasonable, our insurance may not be adequate in all events. Any underinsured or uninsured loss experienced by us could harm our business, perhaps significantly.

Because Hoopeston produces and inventories food for us and other branded manufacturers, we must correctly anticipate demand for particular varieties of our ethnic Southwestern products, or our production costs will increase and we may lose sales

      Our agreement with Hoopeston requires us to provide a rolling multi-week production plan that is used to establish firm production schedules ahead of actual production. Following production, Hoopeston must inventory canned food for at least a 10 day incubation period to allow USDA inspectors to test the product for contamination or spoilage. For these reasons, it is difficult to produce our food products on short notice. Although Hoopeston can add shifts to increase short-term production, the use of additional shifts increases production costs that Hoopeston passes through to us and other manufacturers it serves. As we implement our growth plan, we will need to plan ahead for our product requirements, inventory levels and expected consumer demand for our different product lines. If we do not do so successfully or if consumer preferences in one market differ from others, we may be forced to seek short-term increases in production that will increase our costs and reduce our margins. We may lose sales if we lack inventory of our products when ordered and production, incubation and delivery times result in a product being out of stock on a customer’s shelves.

We use only one production facility and if this facility were to experience a fire, flood or other calamity, our operations could be substantially harmed

      The plant operated by Hoopeston is the only facility that we currently use to produce our ethnic Southwestern products. Although we believe other production facilities could manufacture our products, we may not be able to find an alternate facility that could meet our production requirements on short notice. Even if an alternate facility were found, our production costs would likely increase, particularly if we needed to source products on short notice. A natural disaster or other event that resulted in the destruction or loss of part or all of the Hoopeston facility could interrupt or stop production, which would significantly harm our business and operations. We do not have business interruption insurance because we believe that loss of our customers due to production interruptions would harm our business to a much greater extent than the benefits available under a reasonably priced insurance policy.

Our right to receive override payments from Hoopeston may be affected if Hoopeston operates our plant inefficiently or if Hoopeston exercises its option to purchase the production facility

      Stokes Ellis Foods’ agreements with Hoopeston will entitle us to receive, at least annually, an override payment equal to a portion of Hoopeston’s earnings before interest, income taxes, depreciation and amortization, or EBITDA. Through December 31, 2002, Stokes Ellis Foods has received one payment in an immaterial amount. If Hoopeston’s EBITDA fails to increase due to:

•	operating difficulties or disruptions in production, including the effect of any regulatory action concerning the production facility;

•	loss of other manufacturers’ production business;

•	reductions in our production requirements;

•	interruptions in the supply of raw materials;

•	inability to secure new manufacturing customers; or

•	increases in non-recoverable production costs,

then we may never receive an override payment. We do not own Hoopeston and do not make its production decisions, meaning that we have no control over the operating decisions that will likely determine the amount, if any, of our future override payment. We cannot assure you that we will receive override payments in this or future years, or the amount of any such payment. Hoopeston is also allowed to offset against the override payment any monetary damages it incurs in the event we breach our production agreement, property and equipment leases, and some related agreements. Any such breach that results in the exercise of Hoopeston’s offset rights could reduce substantially any override payment we might otherwise be eligible to receive. Our right to receive any override payment and Hoopeston’s obligation to continue manufacturing our products may be affected if Hoopeston decides to exercise its right to purchase our production facility. Our agreements with Hoopeston do not clearly address the effect on the override payment agreement, the co-pack agreement or any other agreement if Hoopeston exercises its option to purchase the production facility. If Hoopeston stopped producing our products after purchasing our facility, we would be forced to find another manufacturer for our products.

The loss of a significant supplier of raw materials to Hoopeston, a price increase or disruption in supplies of green chiles, or other disruptions in supplies of raw materials may impair Hoopeston’s ability to timely and cost-effectively make our products

      The principal ingredients used to make our products are green chiles, beef, pork, chicken, corn, beans, seasonings and packaging material. Hoopeston chooses suppliers of our raw materials and does not have any long-term arrangements with any suppliers of our raw materials. In order to ensure consistency of flavor, Hoopeston purchases, to the extent practicable, all of the produce and commodities needed to produce our sauces and foods from a limited number of significant suppliers. The loss of a significant supplier for any reason could result in delays in production or raw material cost increases, either of which could harm our operating results.

      Hoopeston currently relies on two suppliers for its purchases of green chiles. A significant increase in green chile prices or a sustained interruption in the supply of green chiles for any reason would seriously harm our business. Neither we nor Hoopeston have any long-term contracts with green chile suppliers, meaning that the price of green chiles sold to us may increase at any time or that the quantity of green chiles supplied to us could be curtailed at any time. The volume of green chiles that Hoopeston purchases for our products is such that it would be difficult to effectively hedge a large portion of our green chile costs. Difficulties in obtaining green chiles or the imposition of import quotas on agricultural products generally or green chiles in particular could also materially harm our business or increase our operating costs.

      The failure of suppliers of key ingredients to meet our quality standards or delivery schedules could delay or hinder Hoopeston’s manufacturing of our products. In particular, a sudden scarcity, a substantial price increase, or the unavailability of product ingredients could harm Hoopeston’s ability to produce our sauces and foods on a timely and cost-effective basis, and could result in an increase in our production costs.

If Hoopeston’s financial condition is or were to become unstable or it were to file for protection under applicable bankruptcy laws at some future time, our production could be interrupted and our operating results could decline; a bankruptcy filing by Hoopeston could make the enforceability of our agreements uncertain and allow a trustee to reject or affirm any or all of our agreements with Hoopeston to our disadvantage

      Hoopeston is a privately held company and we are not privy to their financial statements. We have no current indications that Hoopeston is experiencing financial difficulty. However, we do not know Hoopeston’s financial condition. If Hoopeston’s financial condition is or were to become unstable for any reason in the future and if it filed for protection under applicable bankruptcy laws, its is possible that all or part of our agreements with Hoopeston could be rejected by a trustee appointed in any bankruptcy proceeding or Hoopeston could cease operations. For example, we could be forced to find another manufacturer and our production could be interrupted if the trustee rejected our production agreement with Hoopeston. Any production interruptions we experience could negatively affect our operating results.

      If a trustee affirmed our exclusive license agreement with Hoopeston and rejected our other agreements, we might not be able to transfer the production of our products to another manufacturer without exposing ourselves to potential liability. As a practical matter, if the exclusive license agreement were affirmed to the exclusion of all our other agreements, we could be forced to violate the exclusive license agreement to meet our customers’ requirements, which could subject us to damage claims.

The failure to obtain Hoopeston’s consent in connection with this offering could result in the termination of some of our material agreements

      The co-pack agreement and equipment lease between Stokes Canning Company and Hoopeston contain provisions that require us under specific circumstances to get Hoopeston’s consent to (i) a change of control in Stokes Canning Company, and (ii) incur or refinance debt secured by equipment located at the production plant. We do not believe it is necessary to obtain the consent of Hoopeston under either agreement for this offering. The co-pack agreement requires Hoopeston’s consent if a controlling interest of Stokes Canning Company is sold or transferred. However, Hoopeston must give its consent if Stokes Canning Company’s ability to perform under the agreement is not impaired by the transfer. We do not believe a controlling interest of Stokes Canning Company is being transferred in this offering. To the extent Hoopeston’s consent is required and not obtained with respect to a change in control, and Stokes Canning Company is also unable to perform under the agreement, Hoopeston could terminate the agreement or claim a breach of contract. The equipment lease requires Hoopeston’s prior written consent for any transfer of the lease or Stokes Canning Company’s interest in the equipment. We have not previously obtained Hoopeston’s written consent under the equipment lease. If it is determined in the future that prior debt financings resulted in the transfer of the lease or the transfer of an interest in the equipment, Stokes Canning Company would be in breach of the lease and Hoopeston may be entitled to terminate the equipment lease or claim breach of contract. We do not believe such termination would have a material impact on us because we receive minimal payments under the equipment lease. Our proposed senior revolving credit facility will result in the potential senior lender obtaining a security interest in the equipment subject to Hoopeston’s lease. We expect that the potential senior lender will require Hoopeston’s consent to the grant of this security interest as a condition to the closing of the proposed senior revolving credit facility.

We may not be able to generate enough sales of our Stokes and Ellis products to offset preferred stock dividends, the planned increase in marketing costs and general and administrative expenses and, if we are unable to do so, our operating results will suffer and the price of our common stock may fall

      Our recent addition of a chief marketing officer, as well as the marketing and sales initiatives we will undertake after this offering, will substantially increase our selling, general and administrative expenses. We also must pay preferred stock dividends of $.25 million per quarter after we acquire Stokes Ellis Foods. If we cannot pay such dividends due to a lack of capital or any restrictions under the senior credit facility we intend to obtain, the dividends will accumulate until they are paid. Our sales, market share and earnings may not rise to the extent necessary to offset dividends, marketing and sales expenditures and additional salary expenses. Specific factors that might cause us to fail to reach targeted growth include, but are not limited to:

•	market acceptance of our branded products;

•	consumer responsiveness to our advertising and promotions;

•	changes in production efficiencies or costs;

•	fluctuations in raw material costs;

•	changes in distribution or inventory holding costs;

•	competitors’ marketing and promotion responses;

•	market conditions affecting the price of our products; and

•	our ability to foster brand loyalty among consumers of ethnic Southwestern sauces and foods.

      If our sales do not increase as we expect, we could be forced to curtail selling, general and administrative expenses or implement other cost reduction measures. In this event, our sales could decrease and the price of our common stock could fall.

      Our growth strategy depends in large part on our ability to secure shelf space within stores. To do so, we must pay slotting fees to retailers, which are fees the retailer gets from food and beverage manufacturers to secure shelf space for products. We also have to participate in advertising and promotion programs run by the retailers. If the costs of slotting fees, advertising and promotion exceed budgeted amounts or if sales at the consumer level do not meet expectations, we may not be able to achieve our planned growth or sustain our financial performance. If we do not successfully anticipate changes in our business and timely identify industry trends, we may not remain competitive.

If we fail to maintain and strengthen our Stokes and Ellis brands in existing markets or establish these brands in other markets we enter, sales of our ethnic Southwestern products may decrease

      To be successful, we must maintain and strengthen our Stokes and Ellis brands in existing markets and establish our branded ethnic Southwestern products as preferred choices with consumers and retailers in new markets. We believe that brand recognition will become more important in the future as we implement our growth strategy and seek to reach consumers through store locations in new market areas. If we are unable to establish, strengthen and maintain our brands, the attractiveness of our ethnic Southwestern products to consumers and retailers may decrease and our business, financial condition and operating results could be materially and adversely affected.

We depend on consumers’ purchases of our Southwestern food products and general economic conditions, terrorism, war, or other factors affecting consumer spending may harm our operating results

      Our operating results depend on consumer spending, which is influenced by general economic conditions. The strength and profitability of our business will depend on consumer demand for Mexican food in general and for the ethnic Southwestern products we offer. The terrorist attacks of September 11, 2001, and ongoing threats of terrorist activities in, and war related activities involving, the United States, as well as the responses to such activities, have had a negative impact on an already slowing economy and consumer confidence. Our business and revenues could be negatively affected by poor economic conditions and any related decline in consumer demand for discretionary items such as our products. As we do not have large cash reserves and we have significant debt obligations, we may not be able to survive an extended recession or sluggish economy.

We will have a limited product line of Southwestern sauces and foods from which we expect to derive substantially all of our future sales. If demand for our limited product line fails to develop as we expect or we are not successful in introducing new Southwestern sauces and food, our costs could rise and we could fail to generate sufficient sales to achieve profitability

      Stokes Ellis Foods derives substantially all of its sales from 10 varieties of Stokes sauces, chile and bean products and 13 Ellis tamale, chile and bean products. We expect that these products will account for substantially all of our sales in the near future. The limited nature of our product line makes our future prospects difficult to predict. This difficulty may be compounded as we enter new markets and expand our product advertising and promotions. If demand for Stokes and Ellis products fails to meet our expectations, the cost of holding our inventory would increase and some of our products could be returned after their shelf life expires, meaning that we would be forced to write-off the costs of such products. A shortfall in demand for our products could harm our ability to remain profitable on an operating basis. In particular, the failure to sell sufficient quantities of Stokes green chile sauces would have a disproportionate impact on our operating margins. Although we expect to introduce a select number of additional ethnic Southwestern products to our line in the future, we are unable to currently predict the timing or effect of such introductions on our operations.

A disruption of shipping or the addition of fuel surcharges could cause our operating costs to increase and our margins to decline significantly

      We rely on common carriers to ship virtually all of our ethnic Southwestern products to our customers and to secondary distribution facilities we use in Phoenix, Arizona and Salt Lake City, Utah. These common carriers also ship ingredients, raw materials, cans and labels to Hoopeston from its suppliers. Any disruption or slowdown in deliveries of our products, ingredients or supplies caused by labor strikes, other labor disputes, weather conditions or other causes could significantly harm our business. Recent increases in diesel and other energy costs have led some common carriers to propose or implement fuel surcharges on some longer delivery routes. If fuel costs rise and more common carriers implement these charges, our operating costs may increase and our margins may suffer.

Recent allegations of improper invoicing of promotional allowances and “billback” discounts by food service companies and wholesalers to food manufacturers may result in greater regulatory scrutiny of, or legal action against, some of our existing or prospective customers, which could have a negative impact on sales of our ethnic Southwestern sauces and food products

      Food manufacturers, including Stokes Ellis Foods, have historically paid food service companies and wholesalers promotional allowances and offered discounts for reaching designated sales volumes for food and beverage products. These discounts are generally taken when retailers pay for food products, which is why they are known as “billback” discounts. These allowances and discounts may be permissible if in writing and so long as the food manufacturer does not engage in discriminatory or unfair pricing in violation of applicable antitrust law. The Securities and Exchange Commission has announced formal investigations and informal inquiries of accounting practices at several national food service companies and wholesalers that are centered on the payment of, and improper accounting treatment given to, promotional allowances and billback discounts. We have paid promotional allowances, as well as slotting allowances to secure shelf space in grocery stores, and have offered billback discounts in the past and expect to do so in the future. To our knowledge, none of the allowances or discounts we have paid has become the subject of a regulatory inquiry involving our customers. However, these investigations are at an early stage and it is possible that one or more of our customers could become subject to regulatory or court proceedings related to these practices. If so, sales of our products to any such customers could decrease if their operations or business are adversely affected by regulatory or court proceedings.

The loss of Jeffrey R. Nieder or Robert A. Beckwith, Jr., could significantly harm our operations, relationship with Hoopeston and our marketing efforts

      Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team consisting of Jeffrey R. Nieder and Robert A. Beckwith, Jr. Mr. Beckwith recently joined us and both he and Mr. Nieder have entered into employment agreements with us. We cannot guarantee that these individuals will remain employed with us. If we lose the services of any members of our senior management team, or if they are unable to devote sufficient attention to our operations, our business may be significantly impaired. We cannot assure you that we will be able to attract additional qualified senior management personnel when and if required. We do not maintain key man life insurance on the lives of our executive officers.

If we acquire other ethnic Southwestern or Mexican food brands or companies that make these products, our business could be disrupted, your ownership could be diluted or our operating results could be harmed

      We may evaluate opportunities from time to time to acquire other ethnic Southwestern or Mexican food brands or companies that produce these foods. We do not currently have any plan, agreements or understandings with respect to any potential acquisitions of other brands or companies, and are not currently engaged in any negotiations with respect to any such transaction. We may not complete any acquisitions in the future, and any acquisitions we do complete could disrupt our business. If we fail to assimilate successfully any acquired brand or company and the products or personnel of the acquired operations, our business may be harmed and our management team could be distracted. The issuance of equity for any acquisition could dilute your ownership and the issuance of debt could increase our interest expense and other acquisition-related costs.

The disclosure or unauthorized use of our confidential trade secrets, including our recipes and production processes of our ethnic Southwestern products, would have an adverse impact on our business by allowing our competitors to promote and sell products comparable to ours

      Our products are made using traditional Southwestern recipes and through production processes that we consider to be trade secrets. It is possible that a third party could obtain our recipes and production processes through unauthorized means or could attempt to duplicate our products. In this event, we could lose any competitive advantage we currently possess and our business could be adversely affected. Centennial has confidentiality clauses in its production and license agreements with Hoopeston, but such clauses may not be sufficient to give us effective protection from unauthorized disclosure of confidential trade secrets.

Risks Related to Our Capital Structure and This Offering

Our principal stockholder and his wife will be able to exert a controlling influence on our decisions and may make decisions that are not in the best interest of all stockholders

      James E. Lewis will own approximately 42% of the outstanding common stock following this offering. After giving effect to the Lewises preferred stock voting rights, the Lewises will vote approximately 58.2% of our outstanding capital stock at any meeting of our stockholders. As a practical matter, the Lewises will be able to elect the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders. These matters include the power to prevent or cause a change in control of Centennial. The Lewises could seek to change the composition of our board of directors or management team through calling a stockholder meeting. The Lewises’ interests may be different from the interests of other stockholders, including with respect to:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers, other business combinations, or changes in control;

•	our acquisition or disposition of assets;

•	our financing activities; and

•	the payment of dividends on their preferred stock.

      The Lewises ownership of our capital stock could depress the market price of our common stock or delay or prevent a change in control of Centennial. The Lewises are not prohibited from selling a controlling interest in us to a third party and can do so without requiring a buyer to acquire the common stock sold in this offering. The Lewises may also sell all or a portion of the preferred stock they hold without our consent. For further information about the holdings of the Lewises in Centennial, see “Principal Stockholders” and “Description of Securities.”

We did not obtain a valuation or fairness opinion concerning the acquisition of Stokes Ellis Foods and therefore the price may have been in excess of what an independent party would have paid

      We did not obtain a valuation or fairness opinion concerning the acquisition of Stokes Ellis Foods prior to our agreeing to merge with Stokes Ellis Foods. Our board of directors primarily considered the assets on the balance sheet of Stokes Ellis Foods, the value of the Stokes and Ellis brands, the customers and the value of the real estate and production equipment owned by Stokes Ellis Foods when setting a price for the acquisition. The board also considered the fact that the Lewises agreed to take the preferred stock without a put right, without a mandatory redemption obligation on our part, and without any kind of sinking fund requirement, the fact that no proceeds will be used to redeem the preferred stock, the dividend to be received by the Lewises, and the liabilities we would assume as a result of the acquisition. The fact that we did not receive a valuation or fairness opinion concerning the purchase may mean that an independent third-party could have acquired Stokes Ellis Foods for a price less than we will have paid.

Our indemnification of the Lewises for actions they take in their capacities as our controlling stockholders may cause additional conflicts of interest to arise between us and the Lewises in the future and could subject us to considerable damages and expenses

      We have entered into an indemnification agreement with the Lewises under which we have agreed to indemnify them to the same extent that we indemnify our officers and directors. The indemnification will protect the Lewises from individual liability to us for damages from any action or failure to act unless the conduct amounted to a breach of any fiduciary duty or involved intentional misconduct, bad faith, fraud or a knowing violation of law. The indemnification agreement also obligates us to advance expenses of any related proceeding before its final resolution if we have an undertaking from the Lewises to repay such advances if they are ultimately determined not to be entitled to indemnification. The indemnity obligation may in the future create additional conflicts of interest between us, our stockholders and the Lewises, or may expose us to damages and expenses that would otherwise not be our obligation. If these damages and expenses were substantial, our financial condition may be harmed, perhaps significantly.

Substantial amounts of our common stock could be sold in the near future, which could depress Centennial’s stock price

      We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock after this offering. Immediately following the completion of this offering, our existing stockholders will hold approximately 69% of our issued and outstanding common stock. All of the outstanding shares of common stock belonging to officers, directors and other stockholders are currently “restricted securities” under the Securities Act. These shares are eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock. Our officers, directors and all but one of our stockholders have entered into lock-up agreements with the managing underwriter under which they have agreed not to sell any of their shares for 12 months after this offering. Additionally, Messrs. Nieder, Beckwith and Lewis agreed not to sell 2,950,000 of their shares in addition to any common shares issued upon conversion of other securities of Centennial owned by them, for a period of four years from the closing date of the offering other than two and one-half percent of those shares per quarter, beginning two years after the closing date of the offering. Sales of shares held by these officers, directors and stockholders after expiration of these agreements may likewise cause a decline in the market price of our stock.

Investors will incur immediate and substantial dilution in the book value of their investment in Centennial

      The initial offering price is substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $3.47 per share, or 69%, based on a price of $5.00 per share, which is the offering price on the cover of this prospectus.

There is no public market for Centennial’s shares and if a market does not develop after this offering, you may not be able to sell your shares; if a market develops, you may not be able to sell your shares at a price at or above the offering price

      While our common stock has been approved for listing on The Nasdaq SmallCap Market and the Boston Stock Exchange, there is currently no market for our common stock, and there can be no assurance that a market for our common stock will ever develop. The purchase price of the common stock offered by this prospectus has been determined by negotiations between us and the managing underwriter and may not be indicative of the price at which our common stock will trade after the offering. If a trading market fails to develop, you may be unable to resell shares of our common stock.

Our anti-takeover provisions or provisions of Delaware law could prevent or delay a change in control of Centennial, even if a change of control would benefit our stockholders

      Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of Centennial, even if a change in control would benefit our stockholders. These provisions:

•	authorize our board of directors to issue “blank check” preferred stock to increase the number of outstanding shares and prevent or interfere with a takeover attempt;

•	eliminate the ability of holders of our common stock to call special meetings of stockholders;

•	prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders;

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	require a super-majority stockholders’ vote to approve mergers, conversions or share exchanges or sales of all or substantially all of our assets; and

•	require a super-majority directors’ approval of the sale of all or substantially all of our assets.

      Under our amended and restated certificate of incorporation, the holders of the Series A preferred stock have the right, separately from the common stock, to approve any:

•	change to the rights of the Series A preferred stock;

•	authorization or sale by us of capital stock ranking senior or pari passu with the Series A preferred stock;

•	payment of dividends, redemption or repurchase of securities ranking junior to the Series A preferred stock,

•	issuance of incentive stock exceeding 1,000,000 shares, whether as a result of option exercises or restricted stock grants,

•	stock transactions with affiliates not approved by a majority of our independent directors,

•	merger or consolidation that would result in conversion or exchange of the Series A preferred stock for other securities or assets, or

•	obligations under long-term debt other than that currently contemplated.

      These rights could be used by holders of the Series A preferred stock to prevent or delay a change in control of Centennial.

      Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding voting stock. Although we believe these provisions provide an opportunity for us to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer is considered beneficial by some stockholders but refused by our board of directors.

FORWARD-LOOKING STATEMENTS

      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements are not statements of historical fact. Forward-looking statements involve risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terms.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements about our business and growth strategy, and:

•	our entry into new markets, obtaining new grocery, superstore and club store customers, and expanding our sales to existing and new customers;

•	our ability to secure and keep shelf space allocated to our products; and

•	expectations concerning future operations, margins, profitability, liquidity and capital resources, including the possibility of our receiving override payments from Hoopeston.

      This prospectus contains information regarding market share, market position and industry data pertaining to our business based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our product sales and markets. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of those assumptions turns out to be incorrect, actual results may differ materially from the projections or expectations based on these assumptions.

S CORPORATION DISTRIBUTIONS

      Stokes Ellis Foods and its subsidiaries are S corporations for federal and state income tax purposes. As a result, they do not pay federal or state corporate income taxes. Concurrently with this offering and the merger, the S corporation status of Stokes Ellis Foods and its subsidiary will be terminated and, as a result, we will after that time pay federal and state corporate income taxes at regular corporate rates. Immediately prior to the closing of this offering we will pay an interim S corporation distribution to the Lewises in an amount equal to the estimated income of Stokes Ellis Foods for the period from January 1, 2003 to the date of closing of this offering. Once Stokes Ellis Foods has determined its final income for this period, which we expect will occur when its final S corporation tax return is completed later this year, we will make a final payment to the Lewises to account for any income not previously paid to them. If we overpaid the Lewises at the time we made the interim payment to them, we will at that time be reimbursed by the Lewises for any such overpayment. Investors purchasing common stock in this offering will not receive any portion of these distributions and our assets, on a consolidated basis, will be reduced by the amount of the distributions. Assuming the S corporation status of Stokes Ellis Foods and its subsidiary terminated on June 30, 2003, the amount of the S corporation distribution to the Lewises would have been approximately $118,761.

DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. In addition, the preferred stock to be issued to the Lewises contain restrictions on our payment of dividends or other distributions in respect of our common stock. We expect the senior revolving credit facility we intend to obtain at or immediately after this offering will also restrict our ability to pay dividends. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors, including the provisions of the Delaware General Corporation Law that govern corporations.

      The Delaware General Corporation Law generally provides that distributions may not be made if after any distribution we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy the preferential rights of stockholders if we were dissolved at the time of the distribution. The preferential rights of the Series A preferred stock to be issued to the Lewises could have the effect of limiting or eliminating dividends on the common stock.

USE OF PROCEEDS

      Our net proceeds from the sale of the 1,550,000 shares of common stock in this offering will be approximately $6.24 million, based on an offering price of $5.00 per share, the offering price on the cover of this prospectus. The net proceeds are equal to the gross proceeds of $7.75 million after deducting underwriting discounts of $.77 million, non-accountable expense allowance of $.23 million and our estimated other offering expenses of $.51 million. We will receive approximately $7.27 million in net proceeds if the managing underwriter exercises its over-allotment option in full.

      Currently, we intend to use the net proceeds as follows:

		Percent of
Description	Amount	Net Proceeds

Retire existing mortgage on production plant	$3.6 million	58%
Payment of slotting fees to obtain shelf space in additional grocery stores, retail superstores and club stores in new and existing markets	$.81 million	13%
Marketing, advertising and costs of promotions in conjunction with entering new markets	$1.4 million	22%
Working capital	$.43 million	7%

      We have not allocated proceeds of this offering to payment of the 10% annual dividend on the preferred stock we will issue to James E. Lewis and his wife when we acquire Stokes Ellis Foods. The preferred stock will accrue dividends at the rate of 10% per annum, payable in quarterly installments of $.25 million while the preferred stock is outstanding. We intend to use cash flow from operations to pay the dividends on the preferred stock. Although we believe operating cash flow will be more than adequate to pay such dividends, any shortfall will be paid from the senior revolving credit facility we intend to obtain at or immediately following this offering.

      In July 2003, we received a commitment letter from a bank for a $5.0 million revolving credit facility. Subject to the $5.0 million cap, the commitment letter provides that we can borrow up to 70% of the appraised value of the production facility owned by Stokes Ellis Foods, 75% of eligible accounts receivable and 50% of finished goods inventory. If we obtain the revolving credit facility, we intend to use the proceeds for working capital and to pay off up to $1.7 million in loans received from our principal stockholder and nine individual lenders. Until we obtain a senior credit facility, we have agreed with the managing underwriter that we will not retire the mortgage on our production plant and that proceeds allocated for such purpose will be held by us in short-term highly rated securities. If we do not obtain a senior credit facility within 12 months of the date of this prospectus, we will reallocate proceeds to be used to pay off the mortgage to our continuing debt service obligations under the existing mortgage and to working capital. Our annual debt service obligations are approximately $416,000 under the existing mortgage.

      If the managing underwriter exercises its over-allotment option in this offering, the additional net proceeds will be proportionately allocated for the uses described above, exclusive of additional funds being used to retire the existing mortgage on the production plant.

      The existing mortgage on our production plant currently bears interest at 8.5% per year and calls for monthly payments of approximately $35,000. The mortgage is collateralized by the land, building and equipment owned by us. As indicated above, we intend to retire the mortgage using proceeds of this offering once we obtain a senior credit facility. At June 30, 2003, the balance outstanding under the mortgage was approximately $3.6 million.

      Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term highly rated securities.

CAPITALIZATION

      The following table shows our capitalization at June 30, 2003 on a pro forma combined basis and on a pro forma as adjusted basis. Each pro forma presentation reflects our acquisition of Stokes Ellis Foods and issuance of the preferred stock to the Lewises for such acquisition. The pro forma combined presentation reflects 3,500,000 shares of common stock issued and outstanding.

      The pro forma as adjusted presentation:

•	reflects receipt of the proceeds of this offering of which $3.6 million will be used to reduce long-term debt;

•	reflects 5,050,000 shares of common stock issued and outstanding;

•	excludes 232,500 shares of common stock issuable on full exercise of the managing underwriter’s over-allotment option;

•	excludes the managing underwriter’s warrant that is exercisable to purchase up to 155,000 shares of common stock; and

•	excludes any amounts relating to the senior revolving credit facility that we expect to obtain on or immediately after closing of this offering.

      Please refer to “Related Party Transactions” and “Description of Securities — Series A Preferred Stock” for a discussion of the Stokes Ellis Foods acquisition and terms of the preferred stock. You should read this table along with the financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2003

	Pro Forma
	Combined	Pro Forma
	Consolidated	As Adjusted

	(In thousands)
Cash	$297	$3,056

Total debt:
Other long-term debt(1)	5,188	1,624

Total debt	5,188	1,624

Stockholders’ equity:
Preferred stock(2)	3,005	3,005
Common stock	0	1
Additional paid in capital	2,129	6,234
Accumulated deficit	(2,010)	—

Total stockholders’ equity	3,124	9,240

Total capitalization	$8,312	$10,864

      Our authorized capital consists of 3,000,000 shares of preferred stock, par value $.0001 per share, and 47,000,000 shares of common stock, par value $.0001 per share.

(1)	Includes debt that is by its nature long-term but is reflected in the accompanying financial statements as short-term as we have determined we are in violation with certain non-financial terms of the deed of trust and therefore the debt is shown as current. Also includes current maturities due on all long-term debt.

(2)	The preferred stock has a liquidation value of $5 per share or a total liquidation value of $10,000,000. This $10,000,000 value will only be realized upon liquidation of the Company. The preferred stock is valued at $3,004,836 which for financial reporting purposes represents the predecessor cost basis (stockholders’ equity) of Stokes Ellis Foods at the time of acquisition.

DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering.

      Our pro forma combined net tangible book value would have been approximately $1.49 million or $.43 per share of common stock at June 30, 2003. Pro forma combined net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to the acquisition of Stokes Ellis Foods. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma combined net tangible book value per share of our common stock immediately afterwards.

      After giving effect to the acquisition of Stokes Ellis Foods and the sale of shares in this offering at a price of $5.00 per share, which is the offering price on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2003 would have been approximately $7.72 million or $1.53 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.10 per share to existing stockholders and an immediate dilution of $3.47 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Offering price per share		$5.00
Pro forma combined net tangible book value per share at June 30, 2003	$.43
Increase per share attributable to this offering	1.10

Pro forma net tangible book value per share after this offering		1.53

Dilution in pro forma net tangible book value per share to new investors		$3.47

Dilution as a percentage of offering price per share		69%

      The following table summarizes, on a pro forma adjusted basis as of June 30, 2003, the:

•	total number of shares of Centennial’s common stock outstanding before and after this offering;

•	total consideration paid and the average price per share paid by existing stockholders; and

•	total consideration paid and the average price per share paid by the new investors in this offering at a price of $5.00 per share, which is the offering price on the cover of this prospectus, before deducting the estimated underwriting discounts and commissions and offering expenses.

	Shares Purchased		Total Consideration
						Average Price
	Number	Percent	Amount		Percent	Per Share

Existing stockholders	3,500,000	69%	$4,905,900	(1)	39%	$1.40
New investors	1,550,000	31	7,750,000		61	5.00

Total	5,050,000	100%	$12,655,900		100%

(1)	Represents the consideration paid by the Lewises to purchase shares of common stock of Stokes Ellis Foods in 1998.

      The preceding discussion and tables assume the purchase of Stokes Ellis Foods concurrently with the closing of this offering, no exercise by the managing underwriter of its over-allotment option and no conversion of preferred stock into common stock by the Lewises. To the extent the over-allotment option is exercised or the Lewises preferred stock is converted into common stock, there may be further ownership dilution to new investors.

CENTENNIAL SPECIALTY FOODS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

      Centennial was organized in February 2003 and we agreed in October 2003 to merge with Stokes Ellis Foods. Our financial statements reflect the results of Stokes Ellis Foods as if we had merged with Stokes Ellis Foods on January 1, 2002. We have provided unaudited pro forma consolidated combined results of operations for 2002 below because (i) the results of Stokes Ellis Foods are significant to us for these periods, and (ii) we were not organized until 2003 and had no historical results of operations for such periods. We believe this presentation of the unaudited pro forma consolidated combined results of operations for the six months ended June 30, 2003 and for the 2002 year gives you a better picture of what our business would have looked like had we owned Stokes Ellis Foods since January 1, 2002. The financial statements of Stokes Ellis Foods and its wholly owned subsidiary, Stokes Canning Company, including the unaudited pro forma combined results of operations for the six months ended June 30, 2003 and for 2002, are consolidated for financial reporting purposes.

      We are an inactive entity with no material assets. In accordance with SFAS 141, the probable acquisition of Stokes Ellis Foods has been treated as a reorganization of companies under common control for accounting purposes, in a manner similar to reverse acquisition accounting. After the offering is completed and the preferred stock is issued the Lewises will vote approximately 58.2% of the outstanding capital stock. For this reason, Stokes Ellis Foods and Centennial are treated as being under common control for financial statement reporting purposes. The Lewises are not receiving any of the proceeds of this offering.

      When we agreed to acquire Stokes Ellis Foods, we adopted an annual fiscal reporting period that ended on December 31 of each year. Our unaudited pro forma consolidated combined financial statements have been prepared as if we had an annual fiscal reporting period that ended on December 31, 2002.

      The unaudited pro forma consolidated combined statements of operations for the six months ended June 30, 2003 and for 2002 assume in each instance that we acquired Stokes Ellis Foods and each of the following had occurred at the beginning of the periods presented:

•	payment of dividends on the preferred stock issued to Mr. Lewis and his wife to acquire Stokes Ellis Foods;

•	the effect of income taxes by Stokes Ellis Foods and its subsidiaries as if each were taxed as a C corporation for income tax purposes rather than as S corporations; and

•	the receipt and application of the net proceeds of the offering and reduced interest expense on debt that is paid off.

      The unaudited pro forma consolidated combined balance sheet assumes that each of the following had occurred on June 30, 2003:

•	the Stokes Ellis Foods acquisition.

•	the issuance of the 2.0 million shares of preferred stock to Mr. Lewis and his wife representing the purchase price of Stokes Ellis Foods;

•	on an as-adjusted basis, reflects the receipt and application of the net proceeds of this offering including the repayment of debt of $3.56 million.

      The pro forma adjustments are based on available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma consolidated combined statements of operations and balance sheet provide a detailed discussion of how such adjustments were derived and presented in the pro forma financial statements. The unaudited pro forma consolidated combined financial statements do not purport to represent what our results of operations or financial position would actually have been had the acquisition of Stokes Ellis Foods occurred on the date indicated, or to project our results of operations or financial position for any future period. The pro forma financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the information above and below in “Unaudited Pro Forma Consolidated Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

CENTENNIAL SPECIALTY FOODS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002 and the Six Months Ended June 30, 2003

	December 31, 2002

	Consolidated
	Stokes Ellis
	Foods, Inc. and
	Stokes Canning
	Company	This	Pro Forma
	Historical(1)	Offering(2)	Combined

Sales	$5,594,700	$—	$5,594,700
Cost of goods sold	3,888,249	—	3,888,249

Gross profit	1,706,451	—	1,706,451
Selling, general and administrative expenses	1,475,791	—	1,475,791

Income from operations	230,660	—	230,660

Other income (expense)
Interest expense(4)	(555,496)	276,000	(279,496)
Rent income	634,323	—	634,323

Total other income (expense)	78,827	276,000	354,827

Net income	309,487	276,000	585,487
Pro forma income tax (expense)(5)	(114,500)	(102,000)	(216,500)

Pro forma net income before preferred stock dividend	194,987	174,000	368,987
Preferred stock dividend(3)	—	(1,000,000)	(1,000,000)

Pro forma net income (loss) available to common shareholders	$194,987	$(826,000)	$(631,013)

Basic and diluted loss per share			$(0.14)

Shares outstanding(6)			4,515,772

	June 30, 2003

	Consolidated
	Stokes Ellis
	Foods, Inc. and
	Stokes Canning
	Company	This	Pro Forma
	Historical(1)	Offering(2)	Combined

Sales	$2,414,216	$—	$2,414,216
Cost of goods sold	1,542,844	—	1,542,844

Gross profit	871,372	—	871,372
Selling, general and administrative expenses	813,458	—	813,458

Income from operations	57,914	—	57,914

Other income (expense)
Interest expense(4)	(256,315)	138,000	(118,315)
Rent income	317,162	—	317,162

Total other income (expense)	60,847	138,000	198,847

Net income	118,761	138,000	256,761
Pro forma income tax (expense)(5)	(43,900)	(51,000)	(94,900)

Pro forma net income before preferred stock dividend	74,861	87,000	161,861
Preferred stock dividend(3)	—	(500,000)	(500,000)

Pro forma net income (loss) available to common shareholders	$74,861	$(413,000)	$(338,139)

Basic and diluted loss per share			$(0.07)

Shares outstanding(6)			4,515,772

(1)	Represents the historical consolidated operating results of Stokes Ellis Foods and Stokes Canning Company. No pro forma adjustments related to Centennial were necessary in the calculation of the pro forma combined data.
(2)	Reflects the effect of the receipt of the proceeds of this offering, the acquisition of Stokes Ellis Foods and the retirement of the mortgage on the production facility.
(3)	Represents the dividend on the 2.0 million shares of preferred stock issued to Mr. Lewis and his wife during the years ended December 31, 2002 and the six months ended June 30, 2003.
(4)	Represents add-back of interest expense paid on mortgage of $.276 million in 2002 and $.138 million in the six months ended June 30, 2003.
(5)	Represents income tax benefit (expense) computed at statutory 37% rate. As Stokes Ellis Foods was a S corporation during these periods, the income tax benefit for these periods belongs to the Lewises. Also, Centennial cannot carryforward any losses for tax purposes as these losses have occurred while Stokes Ellis Foods was a S corporation.
(6)	The shares outstanding excludes 534,228 shares issued in this offering whose proceeds will be used for working capital.

CENTENNIAL SPECIALTY FOODS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

As of June 30, 2003

	Consolidated
	Stokes Ellis
	Foods, Inc.
	and Stokes	Stokes Ellis		Pro Forma
	Canning	Foods, Inc.		Combined
	Company	Pro Forma		As
	Historical(1)	Adjustments	This Offering(8)	Adjusted

ASSETS
Cash(2)(7)	$297,887	$(118,761)	$2,877,342	$3,056,468
Accounts receivable, net	133,028	—	—	133,028
Inventories, net	1,100,724	—	—	1,100,724
Prepaid expenses	48,775	—	—	48,775

Total current assets	1,580,414	(118,761)	2,877,342	4,338,995
Deferred offering costs	206,200	—	(206,200)	—
Property and equipment, net	6,225,109	—	—	6,225,109
Goodwill, net	1,634,079	—	—	1,634,079

Total assets	$9,645,802	$(118,761)	$2,671,142	$12,198,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable — trade	$908,655	$—	$—	$908,655
Accrued liabilities	425,192	—	—	425,192
Current portion of long-term debt(4)	3,663,858	—	(3,563,858)	100,000

Total current liabilities	4,997,705	—	(3,563,858)	1,433,847
Note payable — stockholder	873,900	—	—	873,900
Long-term debt, less current portion	650,250	—	—	650,250

Total liabilities	6,521,855	—	(3,563,858)	2,957,997

Stockholders’ equity
Preferred stock (liquidation preference $10,000,000) 2,000,000 shares outstanding, $5 stated value, 10% dividend(3)(10)	—	3,004,836	—	3,004,836
Common stock, $.0001 par value, 47,000,000 shares authorized, 5,050,000 issued and outstanding	350		155	505
Additional paid in capital(2)(5)(6)(9)(10)	5,134,083	(3,004,836)	4,105,598	6,234,845
Accumulated deficit(7)	(2,010,486)	(118,761)	2,129,247	—

Total stockholders’ equity	3,123,947	(118,761)	6,235,000	9,240,186

Total liabilities and stockholders’ equity	$9,645,802	$(118,761)	$2,671,142	$12,198,183

(See following page for footnotes)

     The following summarizes the adjustments made to cash, preferred stock and additional paid-in capital.

Adjustment
Item	Amount

Cash:
Historical	$297,887
Net proceeds received from the offering(2)(6)	6,235,000
Plus expenses previously paid	206,200
Distribution of net income to stockholders(7)	(118,761)
Payment of mortgage(4)(8)	(3,563,858)

Pro forma combined as adjusted	$3,056,468

Preferred Stock:
Historical	$0
Value ascribed to preferred stock (Stokes Ellis Foods, Inc. historical equity)	3,123,947
Distribution of net income to stockholders(7)	(118,761)
Value ascribed to common shares(10)	(350)

Pro forma combined as adjusted	$3,004,836

Additional Paid-In Capital:
Historical	$5,134,083
Net proceeds received from this offering(2)(6)(8)	6,235,000
Value ascribed to preferred stock(3)(10)	(3,004,836)
Par value of common stock sold in public offering(5)	(155)
Distribution of net income to stockholders(7)	(118,761)
Transfer of the balance of the accumulated deficit account to additional paid-in capital(9)	(2,010,486)

Pro forma combined as adjusted	$6,234,845

(1)	Represents the consolidated historical financial position of Stokes Ellis Foods, Inc. and Stokes Canning Company as of June 30, 2003.

(2)	Represents the net proceeds received from the offering of $2.88 million after retirement of the mortgage of $3.56 million plus offering costs paid of $.20 million.

(3)	Represents the issuance of the 2.0 million shares of preferred stock.

(4)	Represents mortgage retirement of $3.56 million using proceeds of this offering.

(5)	Represents the reclassification to common stock of Stokes Ellis Foods from additional paid-in capital.

(6)	Reflects net proceeds of this offering.

(7)	Represents distribution of net income to stockholders, while Stokes Ellis Foods, Inc. was an S Corporation, immediately preceding the closing of this offering.

(8)	Reflects receipt of the proceeds of this offering, the acquisition of Stokes Ellis Foods and retirement of the mortgage on the production facility.

(9)	Reflects the transfer of the balance of the accumulated deficit account to additional paid-in capital on the date the S corporation election terminates, which is the closing date of the offering.

(10)	The purchase of Stokes Ellis Foods, Inc. was treated as a reorganization of companies under common control. Centennial issued 2.0 million shares of preferred stock to acquire Stokes Ellis Foods. The preferred stock has a liquidation value of $5 per share or a total liquidation value of $10,000,000. This $10,000,000 value will only be realized upon liquidation of the Company. The preferred stock is valued at $3,004,836 which for financial reporting purposes represents the predecessor cost basis (stockholders’ equity) of Stokes Ellis Foods at the time of acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND PLAN OF OPERATION

      The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes and the Unaudited Pro Forma Consolidated Combined Financial Statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risk and uncertainties. You should review the “Risk Factors” set forth elsewhere in this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein. See “Forward-Looking Statements.”

Overview

      We are a specialty branded food company that intends to expand its distribution and sales of ethnic Southwestern sauces and food products in the growing Mexican food segment of the domestic food industry. Our Stokes and Ellis labels, two Southwestern brands, are each now nearly 100 years old and are well-recognized in our primary market of Colorado. Our best-selling products are our Stokes green chile sauces, offered in five varieties, four of which are ranked in retail sales as the most popular Mexican sauces in Colorado and which are among the 25 best selling Mexican food products retailed in Colorado, according to IRI, an independent market research firm. Our products are currently sold in leading grocery retailers, superstores and club stores such as Kroger, Safeway, Wal-Mart/ Sam’s Club, Albertson’s and Costco, through locations primarily in Colorado and in a small number of major metropolitan markets in adjoining states.

      Stokes Ellis Foods purchased Stokes Canning Company in 1998 and by 2000 had developed a strategic plan to strengthen the Stokes and Ellis brands, increase the brands’ bottom line performance and position this business for growth. The first step in this plan was completed in January 2001 on Stokes Ellis Foods entering into a production agreement, facility and equipment leases, and operating income sharing agreement with Hoopeston. These agreements freed Stokes Ellis Foods from direct operating responsibility for the production plant and allowed it to focus solely on brand-related operations and initiatives. Hoopeston also brought a highly capable and knowledgeable management team to plant operations, which has since increased plant capacity utilization rates.

      The second step in Stokes Ellis Foods’ strategic plan was to concentrate marketing and sales activities on more profitable parts of the product lines. In late 2001, the Stokes and Ellis product lines were analyzed and streamlined to reduce the number of stock-keeping units, or SKUs. An SKU is a unique numeric-based bar code assigned to each individual type of food or beverage product. In late 2001, Stokes Ellis Foods also implemented price increases for some of its leading products and outsourced direct sales activities to a network of food brokers and wholesalers. Centennial expects to focus its future sales and marketing activities on the Stokes green chili sauces and other higher margin products in the Stokes and Ellis product lines.

      The third phase of the strategic plan was completed when Centennial was formed, agreed to acquire Stokes Ellis Foods and an expanded, brand-experienced management team was recruited to drive our expansion as a specialty branded food company. Centennial was formed by management to give its executive officers and directors an opportunity to obtain an indirect ownership interest in Stokes Canning Company. Additionally, we hope to use Centennial to acquire other specialty food brands or companies. The offering described in this prospectus is the beginning of the next phase of the strategic plan. We expect to use the proceeds of this offering to launch an aggressive program to obtain new customers, increase our store count in existing markets, expand into new markets, and drive consumer demand for our products through coordinated advertising, consumer education and promotions.

      We will close the acquisition of Stokes Ellis Foods concurrently with the closing of this offering. The purchase price is to be paid through our issuance of preferred stock to the Lewises. The preferred stock has an annual dividend of $.50 per share, payable quarterly. The preferred stock has no redemption, call or put features. The preferred stock votes at all meetings of stockholders and each share of preferred stock carries one vote. The preferred stock is also convertible into common stock on a one-for-one basis, or $5 per share. The preferred stock has a liquidation value of $5 per share or a total liquidation value of $10,000,000. This $10,000,000 value will only be realized upon liquidation of the Company. The preferred stock is valued at $3,004,836 which for financial reporting purposes represents the predecessor cost basis (stockholders’ equity) of Stokes Ellis Foods at the time of acquisition. See “Description of Securities — Series A Preferred Stock” for a more complete description of the terms of the preferred stock.

      We did not obtain a valuation, or fairness opinion concerning the purchase, of Stokes Ellis Foods at the time we agreed to acquire Stokes Ellis Foods. Our board of directors primarily considered the assets on the balance sheet of Stokes Ellis Foods, the value of our brands, the customers and the value of the real estate and production equipment owned by Stokes Ellis Foods when setting a price for the acquisition. The board also considered the fact that the Lewises agreed to carryback the purchase price of Stokes Ellis Foods by accepting the preferred stock as consideration, the fact that no proceeds from this offering will be used to redeem the preferred stock, and other relevant factors. To the extent the Lewises own 100% of Stokes Ellis Foods and Mr. Lewis owns approximately 42% of our common stock at the time of the closing of our acquisition of Stokes Ellis Foods, the acquisition of Stokes Ellis Foods was not on an arm’s length basis. After the offering is completed and the preferred stock is issued the Lewises will vote approximately 58.2% of the outstanding capital stock. Although Mr. Lewis was not and is not a member of our board, he will have a controlling interest in Centennial at the time we purchase Stokes Ellis Foods and had a controlling interest at the time we agreed to acquire Stokes Ellis Foods that may have influenced our board’s deliberations. None of our board members were independent at the time we agreed to buy Stokes Ellis Foods because each of these board members was also an officer who then received, and now receive, salaries paid by Stokes Ellis Foods through a management company owned by Mr. Nieder. Therefore, the purchase price of Stokes Ellis Foods was not determined by arm’s length negotiations. See “Related Party Transactions” for more information about our acquisition of Stokes Ellis Foods.

      As we were formed in 2003, the audited historical financial information contained in this prospectus is that of Stokes Ellis Foods, in addition to Centennial’s audited balance sheet. We have provided historical financial information for Stokes Ellis Foods for 2002 and 2001 because the results of Stokes Ellis Foods are significant and important to understanding our business. We have also provided unaudited pro forma combined results of operations for 2002 and the six months ended June 30, 2003 because the results of Stokes Ellis Foods are significant to us for such periods.

      In mid-February 2003, our now-outstanding 3,500,000 shares of common stock were purchased for a nominal amount. We are currently an inactive entity with no material assets. Once the public offering is completed we will no longer be an inactive entity and we will merge with Stokes Ellis Foods.

      Stokes Ellis Foods owns 100% of Stokes Canning Company, which is consolidated for financial statement reporting purposes in the Stokes Ellis Foods historical financial statements. Produce Finance LLC, a prior subsidiary of Stokes Ellis Foods, was in existence but was not conducting operations when it was liquidated in July 2003.

      We adopted an annual fiscal reporting period that ended on December 31 of each year. Our unaudited pro forma financial statements have been prepared as if we had an annual fiscal reporting period that ended on December 31, 2002.

      The financial data presented and the following discussion of our financial condition and results of operations gives pro forma effect to those transactions described under “Unaudited Pro Forma Combined Financial Statements,” as if those transactions had occurred at the beginning of 2002. The pro forma combined financial data should not be viewed as a substitute for historical results of operations determined in accordance with generally accepted accounting principles.

      Food manufacturers, including Stokes Ellis Foods, have historically paid promotional allowances and offered “billback” discounts to food service companies and wholesalers. Billback discounts are generally offered for monthly or quarterly purchases of food or beverage products reaching predetermined volumes. These allowances and discounts may be permissible if in writing and so long as the food manufacturer does not engage in discriminatory or unfair pricing in violation of applicable antitrust law. The SEC has announced formal investigations and informal inquiries of accounting practices at several national food service companies and wholesalers that are centered on the payment of, and accounting treatment given to, promotional allowances and billback discounts. We estimate that less than 5% of our 2002 sales were accounted for by shipments to food service companies. Shipments to wholesalers in 2002 accounted for approximately 20% of our sales. We are not currently aware of any regulatory inquiry involving promotional allowances or billback discounts offered by us to our limited base of food service customers or wholesalers and we believe promotional allowances and billback discounts we have paid in the past conformed to applicable law. We and Stokes Ellis Foods have paid promotional allowances, as well as slotting allowances to secure shelf space in grocery stores, and have offered billback discounts to customers in the past. We expect to offer such allowances and discounts in the future to customers that customarily seek such allowances and discounts, in a manner consistent with applicable antitrust and other laws.

Recent Developments

      In July 2003, we received a commitment letter from a bank for a $5.0 million revolving credit line. Subject to the $5.0 million cap, the commitment letter provides that we can borrow up to 70% of the appraised value of the production facility owned by Stokes Ellis Foods, 75% of eligible accounts receivable and 50% of finished goods inventory. If obtained, the credit line:

•	is to mature three years from closing;

•	requires payment of principal at maturity;

•	will be secured by a first mortgage on the production plant, a first lien on intangibles, accounts receivable and inventory, and an assignment of our co-packing agreement with Hoopeston;

•	is subject to receipt of an appraisal on the production facility acceptable to the bank and supporting a loan to value ratio of not more than 70%;

•	provides for the payment of a commitment fee of 1%, non-usage fee of .5% and interest payable monthly equal to the bank’s base rate (now 4%) plus 1.5%;

•	will be guaranteed by our subsidiary;

•	is subject to closing of this offering; and

•	is subject to completion of the bank’s review of our operations and the production facility, including any environmental issues.

Subject to the conditions listed above, the commitment letter indicates that the loan is to close on a mutually agreeable date, but not later than December 31, 2003. Stokes Ellis Foods has retained an appraiser to conduct an appraisal of the production facility and the appraisal has now been completed. The appraisal concluded that our real property and the production plant located on our property had an estimated market value, in an “as is” condition, of $8.7 million. In the meantime, we are negotiating definitive loan documents with the bank and assisting the bank in completing its review of our operations, financial condition, and facilities.

Critical Accounting Policies and Estimates

      The financial statements of Stokes Ellis Foods and its subsidiaries were prepared in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives of our depreciable assets and the evaluation of assets for impairment, require that its management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing arrangements, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. As of and for the years ended December 31, 2002 and 2001 and the six months ended June 30, 2003, management does not believe there are any highly uncertain matters or other underlying assumptions that would have a material effect on the financial position or results of operations of Stokes Ellis Foods if actual results differ from our estimates. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue recognition

      We generate revenues from sales of our products to grocery chains, superstores and club stores, as well as wholesalers that sell in turn to these customers. Sales represent gross revenues less estimated returns. Revenues from the sale of our products to our customers are recognized at the time of shipment. When a food broker assists in the sale of products to grocery chains, superstores, or club stores, the food broker does not take title to our products and shipment takes place only as directed by the customer. Wholesalers take title to products they purchase and direct us when to make shipment. Most retailers and wholesalers have the right to return products to us that are damaged, beyond their shelf life or are discontinued. Such returns equaled 1.3% of sales in 2002 and 1.2% of net sales in 2001. Since Stokes Ellis Foods bought Stokes Canning in 1998, annual returns have not exceeded the historical return percentage for 2002. Management monitors returns on a regular basis and as we implement our sales initiatives following this offering, we may increase our estimates for damaged, expired shelf life or discontinued products subject to return. Although we have legal rights to deny our retailers the right to return products that are salable, as a practical matter we could be forced to accept returns from retailers that insisted on returning products to us.

      We have the right to return any spoiled or contaminated products to Hoopeston for credit. These returns have been immaterial in the past.

Accounts Receivable

      We assess the recoverability of trade accounts receivable based on estimated losses resulting from the inability of customers to make required payments. Our estimates are based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. We review trade accounts receivable for recoverability regularly and whenever events or circumstances, such as deterioration in the financial condition of a customer, indicate that additional allowances might be required. Since 2002, we have not had to write-off material accounts receivable, although this is subject to change.

New Accounting Pronouncements

Accounting for Consideration Given by a Vendor to a Customer and Slotting Fees

      In November 2001, the Emerging Issues Task Force, or EITF, of the Financial Accounting Standards Board issued EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” codifying certain other previously issued EITF pronouncements. This pronouncement requires that discounts such as off-invoice promotions and coupons, and amounts paid to retailers to advertise a company’s products such as fixed trade promotions, be recorded as a reduction of sales. We are recording our off-invoice promotions and fixed trade promotions amounts as a reduction of sales in accordance with the EITF. EITF 01-9 neither prevents nor allows for capitalization of slotting fees. Slotting fees are paid to obtain shelf space in retail locations and such fees are netted against revenue as they are incurred. Slotting fees that were netted totaled approximately $.19 million in 2002. We incurred no such costs in 2001, but expect these fees to increase materially in fiscal 2004 as we expand.

      The EITF has reached a consensus with respect to Issue No. 00-14, “Accounting for Certain Sales Incentives,” including point of sale coupons, rebates and free merchandise. The consensus included a conclusion that the value of such sales incentives that results in a reduction of the price paid by the customer should be netted against sales and not classified as a sales or marketing expense. We have classified current and prior period coupon expense as a reduction of sales and include free merchandise in cost of goods sold as required by the new EITF consensus.

Accounting for Goodwill and Other Intangible Assets

      In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets.” This pronouncement continues to require recognition of goodwill and other unidentifiable intangible assets with indeterminate lives as long-term assets, but requires such assets to be tested for impairment using a fair value-based approach. Our ownership interest in Stokes Ellis Foods has been reflected at the cost basis of Stokes Ellis Foods which included goodwill, and does not reflect any adjustment to record the fair value of the assets. We are obligated to evaluate the carrying value of goodwill for impairment in future periods in accordance with SFAS No. 142. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows are less than the carrying value, a write-down will be recorded, measured by the amount of the difference between the carrying value and the fair value of the asset.

Accruals for estimated liabilities

      Accruals for estimated liabilities resulting from the normal course of business will be recorded in the period in which the liability arises. The adequacy of these accruals will be evaluated periodically and revised as necessary based on events and circumstances present at the time, known facts, historical experience and other relevant considerations.

Inventories and related allowance for slow-moving, excess, discontinued and shelf life expired inventory

      Inventories are stated at the lower of cost, on a first-in, first-out basis, or market value and are reduced by an allowance for slow-moving, excess, discontinued and shelf life expired inventories. Our estimate for such allowance is based on our management’s review of inventories on hand compared to estimated future usage and demand for our products. If actual future usage and demand for our products are less favorable than those projected by our management, inventory write-downs may be required. Historically, we have rarely experienced occurrences of obsolete inventory or returns of products that have exceeded their shelf life.

Website development capitalization

      Our management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. We intend to capitalize a portion of our website development expense that we incur during 2003 in accordance with EITF 00-02, “Accounting for Website Development Costs” guidelines. We will depreciate capitalized website development costs on a straight-line basis over two years.

Research and development

      Research and development expenses include costs associated with the formulation, development, and testing of our Stokes and Ellis products. Research and development costs are expensed as incurred and included in selling, general and administrative expenses. New product development costs were $0 in 2002 and 2001.

Income taxes

      Stokes Ellis Foods and Centennial previously elected for federal and state income tax purposes to be treated as S corporations under the Internal Revenue Code and comparable state tax laws. The completion of this offering will cause the automatic conversion of Centennial from an S corporation to a C corporation. The statements of operations data for Stokes Ellis Foods and the pro forma statements of operations data include a provision for federal and state income taxes as if Stokes Ellis Foods paid federal and state corporate income taxes for the actual and pro forma periods presented. Any income tax benefits from 2001 will accrue to the Lewises and will not belong to us.

Consolidated Results of Operations

      The following table sets forth for the six months ended June 30, 2003 and 2002 and the 2002 and 2001 years the percentage of total sales represented by the specified items included in our unaudited consolidated statements of operations. For purposes of the discussion below, we have compared the financial data for 2002 to the financial data for 2001 and the unaudited financial data for the six months ended June 30, 2003 to the same period of 2002.

      We have included this comparison because we believe it provides a more meaningful basis for period-to-period comparisons. This financial data should not be viewed as a substitute for our historical results of operations determined in accordance with generally accepted accounting principles and does not purport to be indicative of future results of operations.

	Consolidated

	Six Months Ended		Year Ended
	June 30,		December 31,

	2003	2002	2002	2001

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	63.9	68.6	69.5	75.1
Gross margin	36.1	31.4	30.5	24.9
Selling, general and administrative expenses	33.7	27.7	26.4	33.5
Income (loss) from operations	2.4	3.7	4.1	(8.6)
Total other income and expense	2.5	1.7	1.4	1.9
Goodwill amortization	—	—	—	.8
Pro forma income taxes (expense) benefit	(1.8)	(2.0)	(2.0)	2.5

Pro forma net income (loss)	3.1%	3.4%	3.5%	(3.4)%

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Net Sales

      Our net sales decreased by $.3 million, or 11.1%, to $2.4 million in the six months ended June 30, 2003 from $2.7 million in the six months ended June 30, 2002, primarily as a result of decreased sales of low profit, de-emphasized products. Average selling prices for the six months ended June 30, 2003 increased approximately $1.61 per case over the prior year’s comparable period. We plan to increase our sales materially in fiscal 2004 as we implement the next phase of our strategic plan to grow our market presence and enter new markets with our higher margin products utilizing the proceeds of this offering.

Cost of goods sold

      Cost of goods sold decreased $.3 million, or 16.7%, to $1.5 million in the six months ended June 30, 2003 from $1.8 million in the six months ended June 30, 2002. As a percentage of sales, our cost of goods sold fell to 63.9% in the six months ended June 30, 2003 from 68.6% in the six months ended June 30, 2002. The decrease in the cost of goods sold was primarily the result of a continued joint focus by us and Hoopeston on controlling manufacturing costs. Our cost of goods sold will increase on an absolute basis in future periods as we increase production to effect our planned expansion.

Selling, general and administrative expenses

      Selling, general and administrative expenses increased $.1 million, or 14.2%, to $.8 million in the 2003 period from $.7 million in the 2002 period. We expect selling, general and administrative expense will increase in fiscal 2004 in absolute amounts as we implement our expanded marketing program, but will decrease as a percentage of sales.

Income from operations

      Income from operations was constant at $.1 million for the six months ended June 30, 2003 and 2002. Income from operations as a percentage of sales decreased to 2.4% in the six months ended June 30, 2003 from 3.7% in the six months ended June 30, 2002.

Other income and other expenses

      Other income consists primarily of rental income for the production plant and associated equipment and interest income and remained constant at approximately $.3 million in the six months ended June 30, 2003 and 2002. Other expenses also remained constant at $.3 million for each period. Other expenses are comprised entirely of interest.

Income tax (expense)

      As Stokes Ellis Foods was an S corporation in the six months ended June 30, 2003 and 2002, it paid no income taxes and received no tax-related benefit for such periods. Assuming that Stokes Ellis Foods had been a C corporation during the six months ended June 30, 2003 and 2002, and assuming a combined Federal and state tax rate of 37%, Stokes Ellis Foods would have incurred an income tax expense of $43,900 and $52,500 in the six months ended June 30, 2003 and 2002.

Net income

      Net income was constant at $.1 million for the six months ended June 30, 2003 and 2002. Net income as a percentage of sales decreased to 3.1% in the six months ended June 30, 2003 from 3.4% in the six months ended June 30, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales

      Our net sales increased by $.3 million, or 5.7%, to $5.6 million in 2002 from $5.3 million in 2001, primarily as a result of price increases in the last half of 2001 on our streamlined product line. We increased our price on one line of products by an average of approximately 50% in 2001. Average selling prices for 2002 increased approximately $2.38 per case over 2001 average selling prices. We expect that our sales will increase materially in fiscal 2004 as we implement the next phase of our strategic plan to grow our market presence and enter new markets with our higher margin products.

Cost of goods sold

      Cost of goods sold decreased $.1 million, or 2.9%, to $3.9 million in 2002 from $4.0 million in 2001. As a percentage of sales, our cost of goods sold fell to 69.5% in 2002 from 75.1% in 2001. The decrease in the cost of goods sold was primarily the result of a renewed joint focus by us and Hoopeston on controlling manufacturing costs and, to a lesser degree, the decrease in sales arising from streamlining our product line. In addition, we believe that Hoopeston was better able to control costs of production in 2002 as it gained experience in operating our production plant. Our cost of goods sold will increase on an absolute basis in future periods as we increase production to effect our planned expansion.

Selling, general and administrative expenses

      Selling, general and administrative expenses decreased $.3 million, or 16.7%, to $1.5 million in 2002 from $1.8 million in 2001. This decrease was due to reduced selling expenses associated with our streamlined product line in 2002 and management’s renewed focus on cost controls in 2002. We expect selling, general and administrative expense will increase moderately in 2003, but will decrease as a percentage of sales.

Income (loss) from operations

      Income (loss) from operations increased by $.731 million to a profit of $.231 million in 2002 from a loss of $(.5) million in 2001. Income (loss) from operations as a percentage of sales increased to 4.1% in 2002 from (8.6)% in 2001. The change from an operating loss to an operating profit was attributed to the streamlining of our product line, higher margins on our remaining products, renewed focus on controlling manufacturing costs, and careful management of our selling, general and administrative expenses.

Other income and other expenses

      Other income consists primarily of rental income for the production plant and associated equipment and interest income. Other expenses were consistent between 2001 to 2002. Other expenses are comprised entirely of interest. The 2002 increase was primarily the result of an increase in outstanding debt.

Income tax benefit (expense)

      As Stokes Ellis Foods was an S corporation in 2002 and 2001, it paid no income taxes and received no tax-related benefit for such periods. Assuming that Stokes Ellis Foods had been a C corporation during 2002 and 2001, and assuming a combined Federal and state tax rate of 37%, Stokes Ellis Foods would have incurred an income tax expense of $(.1) million in 2002 and received an income tax benefit of $.1 million in 2001.

Net income (loss)

      As a result of the factors described above, net income (loss) increased by $.2 million to $.1 million for 2002 from $(.1) million in 2001. Net income (loss) as a percentage of sales increased to 3.5% in 2002 from (3.4)% in 2001.

Consolidated Liquidity and Capital Resources

      We require capital to finance inventory and accounts receivable, and to pay slotting fees to grocery chain retailers. Our principal sources of liquidity as of June 30, 2003 consisted of $.3 million in cash and cash equivalents. Our short-term debt at that time consisted of notes payable to our principal stockholder and other individual lenders. There is additional debt shown as short term that by its nature is long term. It is shown as short term due to technical, non-financial covenant violations. The notes payable to our principal stockholder and other individual lenders bear interest at rates ranging from 10% to 15% per annum and were initially due at various times between January and April 2003. The due dates of the notes have been extended through various dates from December 2003 through January 2005. Approximately $.33 million of these notes are secured by a lien on Stokes Ellis Foods’ accounts receivable and equipment. The remainder are unsecured, including $.9 million owed to our principal stockholder.

      Concurrently with the closing of this offering, we have agreed to purchase Stokes Ellis Foods. The purchase price will be paid solely through issuance of preferred stock to the Lewises. The preferred stock has a liquidation value of $5 per share or a total liquidation value of $10,000,000. This $10,000,000 value will only be realized upon liquidation of the Company. The preferred stock is valued at $3,004,836 which for financial reporting purposes represents the predecessor cost basis (stockholders’ equity) of Stokes Ellis Foods at the time of acquisition. Mr. Lewis is also one of our principal stockholders. The preferred stock has a 10% annual dividend, payable quarterly, which will result in our paying $.25 million in preferred stock dividends per quarter. We will fund such dividend payments from operating cash flow or, if our cash flow is insufficient, through borrowings under our proposed senior credit facility. We will not pay dividends on the preferred stock using proceeds of this offering.

      Cash provided by operating activities was $.128 million in 2002, consisting primarily of net income, adjusted for depreciation and amortization, and reductions in inventories. Our cash flow from operations will increase by approximately $.3 million per year after this offering as a result of our retirement of the mortgage on our production facility using proceeds of this offering. Cash provided by financing activities represents proceeds from additional borrowings from our principal stockholder and the nine individual lenders during 2002.

      Stokes Ellis Foods has determined that it is currently in violation of some non-financial covenants in the loan agreement with the financial institution that has the existing first mortgage on our production facility. Due to these violations, our financial statements reflect the entire amount of the production facility mortgage as a current obligation. Because we intend to pay off this mortgage using proceeds of this offering and we expect to have our new senior credit facility in place soon after the closing of this offering, we have not sought a waiver from the financial institution for the covenant violations that currently exist. We expect to be in full compliance with all covenants imposed under the revolving line of credit we intend to obtain soon after the closing of this offering.

      We believe that cash on hand, cash flow from operations and proceeds of this offering will be adequate for us to meet our anticipated working capital requirements for at least 12 months following this offering. We do not need the revolving line of credit to meet our cash needs over the next 12 months, although we believe the line of credit will add to our financial flexibility. Since the interest rate we would currently pay on the revolving line of credit is 5.5% and that rate is considerably below the 12% rate we are charged by Mr. Lewis and the 10% to 15% rates we are charged by the nine individual lenders, we will also reduce our interest expense by securing the revolving line of credit.

      From time to time, we may evaluate potential acquisitions of complementary companies or brands in the ordinary course of business. We have no current plans, agreements, commitments or understandings, and are not currently engaged in negotiations concerning any such transaction. Any such acquisition would be made using our stock or by incurring or assuming debt as proceeds from this offering will not be sufficient for this purpose.

Contractual obligations and commercial commitments

      The following data summarizes our contractual obligations as of June 30, 2003, giving effect to our purchase of Stokes Ellis Foods and retirement of the mortgage on our production facility using proceeds of this offering:

	Payments due by periods

		Within			After
	Total	1 Year	2-3 Years	4-5 Years	5 Years

	(In thousands)
Contractual obligations:
Long-term debt	$1,624	$215	$1,409	$—	$—
Capital lease obligations	—	—	—	—	—
Operating leases	—	—	—	—	—

Total contractual cash obligations	$1,624	$215	$1,409	$—	$—

      Long-term debt consists of $.9 million in notes payable to our principal stockholder, and $.65 million in notes payable to nine individual lenders.

      Long-term debt excludes borrowings under the revolving line of credit we intend to obtain soon after the closing of this offering.

Seasonality and Inflation

      Our operations exhibit some seasonality as sales generally increase in holiday periods and may decrease slightly in post-holiday periods. Hoopeston purchases most of the produce used to make our Stokes and Ellis products during the months of July through October. Consequently, our liquidity needs are greatest during this period because Hoopeston bills us as production occurs. We do not believe that inflation has had a material impact on our financial position or results of operations. Our quarterly results of operations may fluctuate during a fiscal year or from year to year as a result of any of the factors described under “Forward-Looking Statements.”

Dependence on Material Customers and Suppliers

      Our business depends on a limited number of material customers and suppliers. The loss of a material customer would have a material adverse impact on our operating results. Our customers can generally stop purchasing products from us at any time and on minimal or no notice. Likewise, Hoopeston purchases ingredients from suppliers using purchase orders and neither we nor Hoopeston have any long-term arrangements with suppliers. Our production agreement with Hoopeston extends for a period of five years that is automatically extended for one additional year as a year passes. Hoopeston may terminate the production agreement on written notice, as we are also permitted to do, in the event of a breach continuing after written notice that is not cured or waived.

      In the year ended December 31, 2002, Stokes Ellis Foods derived approximately 62% of its sales from four customers, Kroger, Safeway, Wal-Mart/ Sam’s Club and Albertson’s. We expect that each of these customers will account for in excess of 5% of our sales during the year ended December 31, 2003. The loss of any of these customers would have a significant negative impact on our business and results of operations.

      Hoopeston depends on a limited number of significant suppliers. These suppliers are generally growers or their representatives who supply produce and commodities for production of our products. We believe that alternate sources of supply are available if a relationship with one of these suppliers were terminated. Supply disruptions could adversely impact our results of operations if alternate sources of supply are unavailable on short notice, if at all. Hoopeston purchases cans and labels for our products from two suppliers for each of these products and we believe that alternate sources of supply for these materials can be located on relatively short notice.

      Hoopeston currently relies on two suppliers for purchases of green chiles used in our products. Although Hoopeston has not experienced any difficulty in obtaining green chiles from these suppliers, a sustained interruption in the supply of green chiles for any reason would seriously harm our business. Neither we nor Hoopeston has long-term contracts with these suppliers, so the price of green chiles sold to Hoopeston for use in our products may increase at any time or the quantity of green chiles supplied could be curtailed at any time. Difficulties in obtaining green chiles or the imposition of import quotas on agricultural products generally or green chiles in particular could also materially harm our business or increase the production costs we pay to Hoopeston.

Related Party Transactions

      During 2002 and 2001, we received advances from James E. Lewis that totaled $1.175 million, of which $.3 million was repaid during such two year period. In 2002 and 2001, we issued promissory notes to individuals in payment of a preexisting obligation totaling $.38 million and new advances of $.48 million, of which $.12 million was repaid during 2002. We used the proceeds of these advances to fund our working capital requirements since we had no senior revolving credit facility at that time. A portion of the advances were secured by a lien on our accounts receivable and equipment. The notes bore interest at rates ranging from 10% to 15% per annum. The due dates of these notes have been extended to various dates from December 2003 through January 2005. Although we have no senior revolving credit facility on the date hereof, we intend to secure such a facility soon after this offering. Assuming we do so, we will repay the advances from Mr. Lewis and the other lenders using the proceeds of such facility. The advances from Mr. Lewis and the nine individual lenders will not be repaid using proceeds of this offering.

      When we agreed to acquire Stokes Ellis Foods from Mr. and Mrs. Lewis, Mr. Lewis was our largest common stockholder. The Lewises were also the sole stockholders of Stokes Ellis Foods. We agreed to issue the Lewises the preferred stock with a liquidation preference of $10.0 million when we acquire Stokes Ellis Foods. The Lewises will be paid no cash consideration when we purchase Stokes Ellis Foods. Mr. Lewis will own approximately 42% of our common stock immediately after this offering and together with Mrs. Lewis will have voting control of approximately 58.2% of our capital stock. Consequently, conflicts of interest may arise in the future between us and the Lewises. Such conflicts may not be resolved in a manner that is favorable to us. None of our board members were independent at the time we agreed to acquire Stokes Ellis Foods because each of these board members were also officers who then received, and now receive, salaries paid by Stokes Ellis Foods through a management company owned by Mr. Nieder. Therefore, the number of shares of preferred stock to be issued to the Lewises to acquire Stokes Ellis Foods was not determined by arm’s length negotiations. For further information about our acquisition of Stokes Ellis Foods, see “Related Party Transactions.” Our executive officers, Jeffrey R. Nieder, Robert A. Beckwith, Jr., and our controlling stockholder, James E. Lewis, were involved in our founding and organization and may be considered our promoters. Following our inception, we issued 425,000 shares to Mr. Nieder, 350,000 shares to Mr. Beckwith and 2,100,000 shares to Mr. Lewis. The purchase price for these shares was a nominal amount.

      We have entered into employment and indemnification agreements with our executive officers. The merger agreement with Stokes Ellis Foods provides the Lewises with indemnification rights similar to those that are contained in the indemnification agreements with our executive officers.

      For a further discussion of these and other related party transactions, see “Related Party Transactions.”

Qualitative and Quantitative Disclosures about Market Risk

      Our interest income is sensitive to changes in the general level of U.S. interest rates. Our cash balances are maintained in demand deposit accounts and short-term instruments. Due to the nature of these instruments, we have concluded that we have no material market risk exposure due to fluctuating interest rates. Assuming we secure a senior revolving credit facility at or immediately after this offering, we expect such a facility will provide for variable rate interest that could be adversely affected by an increase in interest rates.

      We may also encounter market risks arising from fluctuations in commodity prices and fuel costs. We do not currently utilize hedging, swap, derivative or other instruments to mitigate these market risks. Changes in commodity prices have the greatest potential to materially impact our business. Although Hoopeston seeks to buy commodities and ingredients from a number of domestic suppliers, adverse weather or poor harvests in one region of the country often have material impacts on commodities prices elsewhere. As a result, we expect that we will continue to encounter material market risks from changes in commodity and ingredient prices. We may seek to manage this risk in the future by entering into futures contracts but believe that our sales volume must increase significantly before we will be able to use futures contracts effectively, if at all. In addition, some types of commodities may be available from limited sources or collectively account for a small portion of our product ingredients, meaning that we cannot cost-effectively mitigate the risk of price changes for these ingredients. Because delivery costs are a significant expense to us, fluctuations in fuel prices may materially impact our business.

      We do not have transactions, arrangements or relationships with “special purpose” entities and do not have any off-balance sheet debt. We have not guaranteed any financial obligations of third parties.

Known Trends and Future Events

      In March 2003, Stokes Ellis Foods received an override payment from Hoopeston which related to Hoopeston’s EBITDA in the year ended June 30, 2002. The payment was in an immaterial amount. Based on Hoopeston’s securing additional co-pack customers other than Stokes Ellis Foods since July 1, 2002 and our review of Hoopeston’s operating results since that time, we believe that Stokes Ellis Foods may receive an override payment from Hoopeston relating to the year ending June 30, 2003. We expect this payment will be received shortly and will be part of the distribution of income to the Lewises made after this offering. However, we cannot predict the amount of such payment with certainty, nor can we predict when Stokes Ellis Foods will receive any such payment. Investors are cautioned not to rely on our expected future receipt of any such payment in making their investment decision with respect to purchasing shares in this offering.

      On completion of this offering, our interest expense will decrease by approximately $.28 million per year as a result of retiring our mortgage on the production plant. To the extent we obtain a senior revolving financial credit facility, our interest expenses may increase on new borrowings but will decrease to the extent we pay off loans from Mr. Lewis and the nine individual lenders that advanced funds to us.

      In 2002, we paid slotting fees totaling $.19 million to get shelf space in grocery stores in our existing markets. We have budgeted a portion of the proceeds of this offering to payment of slotting fees to obtain shelf space in grocery stores. We expect slotting fees will increase materially in the 2004 and 2005 fiscal years from pre-existing levels.

      As we continue to focus on marketing and selling our higher margin sauces and foods, we may further streamline our product lines to reduce the number of lower gross margin, “commodity” products we sell that compete with retailers’ private label products. We anticipate that any new products we introduce will be higher margin, premium products. We believe limiting new product introductions to premium products will allow us to more effectively target our marketing and promotion budget and help us enhance our gross margins.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed by the SEC, could result in increased costs to us as we respond to their requirements. The new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage we consider to be adequate. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers. We are currently evaluating the new rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

Recent Accounting Pronouncements

      Except as otherwise discussed above, we do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

BUSINESS

Our Business

      We market, sell and distribute quality branded ethnic Southwestern sauces and food products in the expanding Mexican food segment of the domestic food industry. Our products are sold under the Stokes and Ellis labels, two Southwestern brands now nearly 100 years old that are well-recognized in our primary market of Colorado. According to IRI, an independent market research firm, our best-selling products are our Stokes green chile sauces, offered in five varieties, four of which are ranked in retail sales as the most popular Mexican sauces in Colorado and which are among the 25 best selling Mexican food products retailed in Colorado. Mexican foods and sauces are among the fastest growing segments of the food industry today. IRI research shows that the Mexican food category generated 2002 sales of approximately $1.89 billion, of which Mexican sauces accounted for approximately $890 million. These totals are up 2.3% and 2.4% over the prior year’s sales, exceeding somewhat the domestic food industry’s overall growth in sales of 2.2%.

      Our products are currently sold through leading grocery stores, superstores and club stores such as Kroger, Safeway, Wal-Mart/ Sam’s Club, Albertson’s and Costco, located principally in Colorado and in a small number of major metropolitan markets in adjoining states. According to a recent IRI survey, Mexican food sales in Colorado enjoy one of the highest retail market penetration rates for Mexican food in the entire country. Our Stokes sauces have attained a leading market share in the Colorado retail Mexican food market. We believe this is because of consumer loyalty that’s resulted in high repeat purchase rates of our products.

Industry Overview

      The processed food industry is one of the United States’ largest manufacturing sectors. According to IRI, the industry has grown at an approximately 2.8% compound annual growth rate from 1998 through 2002 and reached sales of $208 billion in 2002. Over the last ten years, the industry has experienced consolidation, as many food manufacturers have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production, and expand retail distribution.

      According to IRI, combined 2002 sales of Mexican food and sauces totaled approximately $1.89 billion, an increase of 2.4% over 2001 sales. This compares to a food industry growth rate of 2.2% from 2001 to 2002, meaning that growth in sales of Mexican food and sauces is exceeding that of many other food categories. We expect the Mexican sauce sub-category will continue to grow more quickly than the entire food industry based on favorable market demographics, increasing acceptance of Mexican food in general and Southwestern sauces in particular, and consumer preferences for healthy and flavorful foods that are appetizing and quickly prepared. In fact, according to IRI, 70% of consumers currently have ethnic sauces in their home and 18% said they intend to buy them in the future. Mexican food is a $4.2 billion market, with 91% of Americans eating Mexican food frequently to occasionally; 64% of Americans eating home-made Mexican food at least once a month; sales of at home Mexican food expected to grow by 14% by 2006; and 34% of Americans eating Mexican food more often today than they were two to three years ago, according to IRI.

      As the retail grocery trade has continued to consolidate and become more sophisticated, it has increased its negotiating power. Retailers are demanding lower pricing, while at the same time reducing inventory levels and increasing their emphasis on private label products. Manufacturing and formulation complexities, flavor requirements, consumer preferences and brand identity, however, make it more difficult for retailers’ private label brands to compete effectively in the premium market segment. As a result, independent brands of ethnic

Southwestern sauces and foods are normally stocked by major grocery chains, superstores and club stores.

      The importance of sustaining strong relationships with retailers has become a critical success factor for food companies and is driving many initiatives such as category and consumer response management. These two initiatives focus on retailers’ need to minimize inventory investment and maximize dollar sales returns from store shelf space. The recent emphasis on managing inventory and maximizing sales is due in part to the significant expansion of superstores and club stores in a number of markets. Our top six retailer customers have approximately 9,200 stores in the United States and represent 28% of total U.S. grocery store sales, according to information published by Supermarket News. We believe that our relationships with these customers will assist us in increasing our sales through the broad potential distribution of food products these retailers have achieved to a significant portion of the U.S. population. As competition has intensified at the retail level, both manufacturers and retailers are devoting more resources to market research and customer profiling to more effectively direct marketing and sales expenditures and reinforce brand loyalty. Retailers may bring new market and distribution opportunities to branded food companies, but may intensify the price and margin pressures experienced by food producers such as Centennial.

Our Objective

      Our objective is to be a leading provider of ethnic Southwestern products by aggressively expanding our customer base, entering new markets, growing our product line and capitalizing on our brands. We have entered into an agreement with an integrated brand agency to assist us with elevating our strong regional brands to well-differentiated national brands.

Our Strategy

      To achieve this goal, we are pursuing the following strategies:

•	We intend to rapidly expand our sales of Stokes and Ellis brand sauces and food products in multiple markets by:

•	Entering New Geographic Markets. As we seek to build market and consumer recognition of our Stokes and Ellis brands, we expect to introduce our product lines into territories that are contiguous to our existing markets. We expect to first enter the Texas, Arizona and California markets after this offering. We intend to capitalize on relationships with our current national retail accounts when entering new territories in order to expedite our entry into targeted markets. We are also in the process of designing marketing and customer service initiatives to grow sales of our products through new customers including regional retail chains and individual stores located in our target markets. We expect these efforts will facilitate more effective use of our distribution infrastructure and ultimately lead to increased shelf space and inventory turns at the retail level.

•	Adding Superstores, Club and Grocery Stores in Our Existing Markets. Because we have attained significant market penetration in Colorado almost exclusively through word-of-mouth, we believe there are a significant number of individual stores owned by our current customers within existing market areas that have not been exposed to our product lines. We intend to deepen our penetration in these markets by adding new retailers as customers and by securing shelf space at stores not presently stocking our products that are operated by our existing national chain customers. We have budgeted a portion of the proceeds of this offering to expenditures directly related to expanding our market presence, which we believe will have a direct and substantial impact on our sales of ethnic Southwestern food.

•	Creating “Pull-Through” Demand Through Consumer Education. We believe that once a consumer tries our products, we can plan on the consumer continuing to purchase our products on an on-going basis. In particular, we believe that our ethnic Southwestern sauces encourage repeat purchases as consumers realize how these products can be used in a wide assortment of cooking styles, meals, and both ethnic and “Americanized” dishes. Our marketing plan is expected to include product demonstrations, recipe and cooking promotions, advertising, and consumer research analysis to facilitate consumer knowledge about, and use of, our ethnic Southwestern products. We believe that once consumers learn about how to use our products, they will increasingly recognize the Stokes and Ellis brands as among those they will want to have available in their pantries at home.

•	Showcase Our Nearly 100-Year Old Stokes and Ellis Brands and the Proud Heritage of Our Products. The Stokes product line originated in 1906 when “Dad” Stokes began canning his famous chili con carne that was then sold to miners, stores and restaurants in the Rocky Mountain region. The Ellis family got its start in the chili business in 1915 when it opened a chili restaurant that later evolved into a Southwestern food canning company. In 1981, the Stokes and Ellis brands were joined together under common ownership, creating a Southwestern branded food company from the combination of these former competitors. Our marketing initiatives will incorporate the approximate 100-year history of our brands as a key element of our marketing program.

•	Build Consumer and Customer Awareness of Our Ethnic Southwestern Products. We expect to devote our marketing and financial resources to establishing our Stokes and Ellis brands as known names among consumers and our retailer customers. To do this, we will maintain high taste and quality standards, continue our efforts to introduce new ethnic Southwestern products, and use integrated merchandising, display and marketing initiatives to present and sell our branded products. We have entered into an agreement with an integrated brand agency to assist us with elevating our strong regional brands to well-differentiated national brands. In addition, we expect to use our web site to facilitate recipe exchanges among consumers, promote sales through contests and coupons, and gauge the effectiveness of our product promotions and advertising through e-feedback surveys.

•	Capitalize on Our Experienced, Committed Management and Ownership Team. Our executive officers and our principal stockholder have extensive experience in the food industry, including broad based consumer packaged goods, retail, wholesale and manufacturing. The recent key addition of Robert A. Beckwith, Jr. as our chief marketing officer has positioned us to execute our growth plan and will have a positive influence on our ability to penetrate new markets and build relationships with new customers. In addition, our retention of Jeffrey R. Nieder as chief executive officer, chief operating officer and chief financial officer will assure continuity in operations and production relations with Hoopeston. Both Mr. Nieder and Mr. Beckwith have purchased shares of our common stock before our acquisition of Stokes Ellis Foods, giving such persons a direct stake in our future success, and each has placed a portion of their shares in an escrow account that terminates at the earlier of our reaching certain net income levels, on our sale or merger, or after seven years.

•	Increase Our Assortment of Ethnic Southwestern Products by Selective Product Line Extensions. Our long-term growth plan includes introducing select new ethnic Southwestern products to capitalize on our branding initiatives and expand our product lines with natural variations on our existing foods. Since implementing its strategic plan beginning in 2001, Stokes Ellis Foods has successfully introduced one additional Stokes green chile sauce and a new type of Ellis tamale, consistent with the objective of adding select complementary Southwestern sauces and foods to our product line. A number of Hoopeston’s production team members who assist us in developing and testing ingredient mixes and recipes have extensive experience in ethnic food research. Using the Hoopeston-managed facility, we can move potential new products through the formulation and testing process in a cost-effective and timely manner, thereby decreasing our “time to market” and enhancing our response to market opportunities.

•	Pursue Selective Growth Opportunities. We believe there are a number of regional and sub-regional brands of ethnic Southwestern and Mexican foods that may represent opportunistic acquisitions for us. Although we have no current or pending purchases or understandings for such purchases, we may evaluate acquisition candidates from time to time. If we pursue other branded Southwestern or Mexican food companies, we may do so to expand our Stokes and Ellis product lines, facilitate entry into new markets, increase marketing economies of scale, drive production efficiencies for Hoopeston, and rationalize the competitive landscape in our industry.

Our Brands and Products

      The Stokes and Ellis brands are both now nearly 100 years old and have a long-time heritage in the ethnic Southwestern food industry. We believe that products marketed under the Stokes and Ellis brand names are associated with ethnic Southwestern foods that feature high quality natural ingredients, selected blends of spices and seasonings, and traditional recipes with a Southwestern flair.

      We currently offer five distinct green chile sauces and three distinct chili con carne or chili products under the Stokes brand. Both our sauces and chili products come in varieties with pork, chicken and beef. Our Ellis products include four varieties of refried beans, three distinct tamale products, three distinct chili products, two bean products, and our Ellis burrito sauce. According to IRI, four of our Stokes green chile sauces are among the top 25 selling Mexican food products in Colorado, which is one of the top-ranked markets in the U.S. for consumption of Mexican foods.

      Our products are made according to traditional Southwestern recipes that we consider to be trade secrets. Each of our products is made using all natural ingredients, natural flavorings and spices. We package our sauces and food products in 15 and 28 ounce cans designed for convenient one-meal and family-sized portions. We also sell a small number of products in 108 ounce size cans suitable for use by food service customers.

      From time to time, we may introduce new ethnic Southwestern products that will extend or complement our current product lines. As the launch of new packaged foods is an expensive and time-consuming undertaking, we expect that any new products we introduce will seek to capitalize on our ethnic Southwestern heritage, be consistent with our existing product quality standards, and be positioned to enhance our brands’ reputation. Since 1998, Stokes Ellis Foods has introduced six new products under our Stokes and Ellis brands. During the same period, Stokes Ellis Foods discontinued approximately 25 products in conjunction with its streamlining of product lines designed to focus on sales of higher margin SKUs. Among the discontinued products were approximately ten organic products formerly marketed under the “Green’s Farm” label. Stokes Ellis Foods does not currently market any products under this label. Stokes Ellis Foods also discontinued several ham and bean products in 2002 that were test marketed by a third party on behalf of Stokes Ellis Foods.

      Some of our Ellis products carry the lowest gross margins of our product lines and reflect the “commoditized” nature of these products. In general, these products experience more competition with private label brands made by or for the major grocery chains. We do not expect to emphasize the marketing of these products except where providing these products will address a customer’s needs or we believe a clear market opportunity exists.

Our Customers

      Sales to four customers accounted for a total of 62% of Stokes Ellis Foods’ sales in 2002, with each of those customers except Albertson’s accounting for 10% or more of 2002 sales. These customers are Kroger, Safeway, Wal-Mart/ Sam’s Club, and Albertson’s. Sales to Costco accounted for less than 5% of 2002 sales. Our products are currently sold through a total of approximately 350 stores operated by these customers in Colorado and a small number of major metropolitan markets in states adjoining Colorado. Our products are now carried in four distribution regions for Wal-Mart and we believe that our products are sold in approximately 50 Wal-Mart supercenters out of approximately 1,200 supercenters nationwide. Our products are currently approved for sale in one distribution region by Costco, representing a small number of Costco club stores. Sales to our retailer customers are made under one-time purchase orders. Our retailer customers have no binding commitments to us and can discontinue purchasing or stocking our products at any time. For this reason, we have no backlog and we do not consider backlog to be material to our business.

Marketing, Sales and Distribution

      Our marketing strategy is based upon management’s belief that consumers prefer high quality ethnic Southwestern sauces and foods just as they prefer high quality foods in other product categories. The pricing of our products, as well as their taste, ingredients and packaging, is designed to reinforce the high quality brand image we seek to convey. By delivering consistently high quality products, we believe our ethnic Southwestern products have developed a loyal base of consumers in our existing markets and can do so in our target markets. Our existing consumer following has been obtained without significant advertising and promotion activities and, for this reason, we believe the marketing and sales initiatives to be implemented after this offering may increase our sales substantially.

      The packaged ethnic Southwestern food category and the broader Mexican food category is our primary market. In general, these categories are comprised of two segments, the premium brands and the low-priced “commodity” brands. These segments are primarily distinguished by retail price differences, the quantity and quality of ingredients, and by packaging. These categories are relatively fragmented among national and regional competitors in comparison with many other food categories. We have positioned our Stokes brand as a high quality line that delivers Southwestern taste and flavor experiences not found in private label or other competitive products. The Ellis line is a mix of higher quality and commodity products in which we emphasize sales of the higher quality products and offer commodity products as a convenience for our retailer customers.

      In consultation with an independent integrated brand agency, we are designing a comprehensive marketing and promotion campaign that will drive brand awareness and expansion into new markets. This campaign will encompass specified research, planning, development and promotional activities that will be phased in to support our market expansion. Among other activities, the campaign is likely to:

•	target retailer promotions to generate sales activity;

•	increase trade advertising and coupons in conjunction with retailers;

•	use in-store point of sale materials such as hang tags, racks, signs and shipper displays;

•	include cross-promotions with supporting Southwestern, Mexican and “Americanized” foods;

•	feature advertising using select local television buys, radio spots, direct mail and outdoor displays;

•	promote public relations activities; and

•	use product demonstrations to increase consumer awareness of our products.

      The agreement with the brand agency calls for the agency to provide consumer research and to assist us in developing and designing our marketing and promotion campaign. The agency will also assist us in buying media advertising and selecting appropriate means through which our products will be advertised. We will compensate this agency with fixed fee as well as time and material payments.

      We have budgeted $2.2 million from the proceeds of this offering to fund our marketing and sales initiatives and pay associated expenses such as slotting fees. Our promotional and advertising activities will be integrated with our efforts to secure shelf space in individual stores through payment of slotting fees to grocery chains. The exact amount of slotting fees paid to obtain shelf space in individual stores or markets will depend on the amount and location of shelf space, sales of other ethnic Southwestern products in particular stores, competitive market conditions, and similar factors. In our current markets, we have paid slotting fees on a one-time basis and the retailers have continued to carry our products so long as sales exceed an industry-accepted minimum. Sales of our products have exceeded this minimum in the past. Because retail supercenters and club stores do not charge slotting fees, we will seek to achieve a balanced market presence in geographic areas that will maximize the impact of our advertising and promotion budget across all of our channels of distribution.

      We sell and distribute our products directly to retail grocery chains, supercenters and club stores as well as to wholesalers that resell our products to retailer customers. Specialty food brokers that represent our products assist in selling and stocking our products at the retail level, but do not purchase or take title to our products. This is the primary difference between food brokers and wholesalers, which do purchase and take title to our products.

Contract Manufacturing Relationship with Hoopeston

      Our products are manufactured by Hoopeston at the plant that is owned by Stokes Ellis Foods located in Denver, Colorado. Stokes Ellis Foods entered into a series of related agreements with Hoopeston in January 2001 under which Hoopeston agreed to produce and warehouse finished inventory, lease the production facility and equipment owned by Stokes Ellis Foods, and acquire the raw material and in-process inventory. Under the production agreement, Hoopeston receives reimbursement for the cost of manufacturing sauces and food products plus a fixed rate of return, together with a storage fee for warehousing products after expiration of an agreed-on period. Hoopeston pays a monthly lease fee for the plant and equipment of approximately $37,000, together with reimbursement of taxes, insurance, maintenance and utilities used in operating the plant. The monthly lease payment approximates the monthly mortgage payment that we currently pay.

      The production agreement calls for Hoopeston to purchase and be reimbursed for raw materials and ingredients necessary to manufacture our products. Although the production agreement calls for Hoopeston to purchase cans needed in the production process, Stokes Ellis Foods historically purchased cans on its own behalf from a third party supplier and we may continue this practice. If Hoopeston’s production or ingredient costs increase or decrease during the agreement’s term, the agreement allows Hoopeston to pass these increased or decreased costs on to us at least annually. We have agreed to several interim price adjustments with Hoopeston that have reflected higher production costs incurred by Hoopeston during 2001 or 2002. Hoopeston purchases ingredients from suppliers using purchase orders and neither we nor Hoopeston have any long-term arrangements with the suppliers.

      At the time Stokes Ellis Foods entered into the production agreement with Hoopeston, it also gave Hoopeston an exclusive license to use the manufacturing processes, formulas and recipes that relate to the making of our products. The exclusive license specifically excludes any rights to our brands or any license to use our trade names or trademarks. The production agreement contains confidentiality provisions that obligate Hoopeston to maintain the confidentiality of the formulas, recipes and other trade secrets and confidential information received from us during the term of the production agreement and for a period of 10 years thereafter. Hoopeston is responsible for complying with all federal and state laws and regulations in operating the plant.

      The production agreement with Hoopeston extends for a period of five years and is automatically extended for one additional year as each year passes. Hoopeston may terminate the production agreement, as we also are permitted to do, in the event of a breach that continues after written notice that is not cured or waived. The lease agreement with Hoopeston extends for an initial term of five years, subject to Hoopeston’s right to purchase the building from us during the lease term for fair market value. We have the right to sell the building to any other party subject to Hoopeston’s continuing option to purchase the building from the third party while the lease is in effect. If we sell the building to a third party, Hoopeston has a right to terminate the production agreement.

      Under the production agreement, Stokes Ellis Foods agreed to provide Hoopeston a minimum number of cases in production volume during each year of the agreement. If it fails to do so, Stokes Ellis Foods must pay Hoopeston a per-case fee multiplied by the difference between the actual number of cases produced and the minimum number called for in the agreement. We anticipate that our planned market expansion will increase our production requirements over current levels and significantly exceed the minimum case volumes required under the production agreement. Stokes Ellis Foods exceeded the minimum purchase requirement in the period ended June 30, 2001 and the year ended June 30, 2002, which are the measurement periods called for under the agreement with Hoopeston. We expect that Stokes Ellis Foods will be close to, or marginally exceed, the minimum purchase requirement for the year ended June 30, 2003. We and Hoopeston are currently tabulating production data for this period and expect this tabulation will be completed in the next 30 to 60 days.

      The agreement with Hoopeston requires us to provide a rolling multi-week production plan that is used to establish firm production schedules ahead of actual production. Following production, Hoopeston must inventory canned food for at least a 10 day incubation period to allow USDA inspectors to test the product for contamination or spoilage. For these reasons, it is difficult to produce our food products on short notice. Although Hoopeston can add shifts to increase short-term production, the use of additional shifts increases production costs that Hoopeston passes through to us if we request additional, unscheduled production.

      Hoopeston has indemnified Stokes Ellis Foods for its failure to comply with the terms of the production agreement, including any failure to comply with applicable laws. We maintain product liability insurance of our own in amounts that we consider to be commercially reasonable. In the event a product liability claim is made against us or Hoopeston, we have agreed to investigate the claim in accordance with the standards of the National Food Processors Association and to negotiate the determination of liability, if any, for a period of 90 days, after which we or Hoopeston may pursue outstanding claims in a court proceeding.

      The plant operated by Hoopeston is the only facility Stokes Ellis Foods owns and the sole source of supply for our ethnic Southwestern products. A natural disaster or other event that resulted in the destruction or loss of part or all of the facility could interrupt or stop production, which would significantly harm our business and operations. In July 2003, the president of Hoopeston died suddenly of a heart attack. We do not know what effect, if any, his loss will have on Hoopeston and its operations. See “Risk Factors.”

      The agreement with Hoopeston entitles us to receive, at least annually, an override payment equal to a portion of Hoopeston’s earnings before interest, income taxes, depreciation and amortization, or EBITDA. Stokes Ellis Foods received an immaterial amount for its share of

Hoopeston’s EBITDA in 2002 and did not receive an override payment in 2001 because Hoopeston’s operations did not generate positive EBITDA in that period. If Hoopeston is unable to increase its EBITDA, then we will not receive an override payment. We do not own Hoopeston and do not make its production decisions, meaning that we have no control over the operating decisions that will likely determine the amount, if any, of our future override payment. Hoopeston is allowed to offset against the override payment any monetary damages it incurs in the event we breach our production agreement, property and equipment leases, and some related agreements. We expect to receive an override payment from Hoopeston for the year ended June 30, 2003, which is Hoopeston’s fiscal year, because Hoopeston had positive EBITDA during this period.

      Our principal stockholder is one of three members of a committee that approves Hoopeston’s annual budget for capital expenditures. This committee is responsible for overseeing the calculation of Hoopeston’s EBITDA and for monitoring the operating and production expenses that are used to calculate EBITDA. The committee has operated on an informal basis in the past, with the members reviewing financial information and consulting by telephone or in person to discuss any issues.

      The override sharing agreement gives us a financial incentive to assist Hoopeston in obtaining production work from other food manufacturers. Based on the food industry experience and contacts of our management team and principal stockholder, we will seek to assist Hoopeston in securing business from other food manufacturers where practicable.

      Hoopeston has successfully increased the capacity utilization rates of the production facility. Based on information about historical production, we estimate that the plant was operating at an average of approximately 55% of capacity in 2002 and was operating at an average of approximately 35% of capacity in 2001. Of these utilization rates, we estimate that our products accounted for approximately 25% and 45% of the plant’s production in 2002 and 2001. These utilization rates are based on a standard weekly four day production period followed by a one-day cleaning and equipment changeover period. We believe that the plant’s production capacity can be materially increased by adding a second shift, if demand requires. A second shift would increase wear and tear on our equipment, and could raise overall production costs. If needed, we believe that a second shift would provide ample additional production capacity to support our sales initiatives. We anticipate that the addition of a second shift would serve to lower production costs per unit since the incremental costs are marginal as fixed costs have already been covered.

      The production plant consists of approximately 100,000 square feet of manufacturing area and approximately 120,000 square feet of warehouse space. We also use warehouse space for inventory storage in Phoenix and Salt Lake City on an as-needed basis. The warehouses in these cities are known as “in and out” facilities that are used by a number of food manufacturers to store food and beverage products that are supplied to the grocery industry. The warehouses supply storage space as required to us and other food manufacturers and there is no minimum space or time commitment for use of the warehouse space. We are charged a storage or handling fee for each pallet we store in these facilities. These warehouses also supply delivery services or coordinate with local common carriers to facilitate deliveries of products to individual grocery stores.

      We are currently in discussions with Hoopeston concerning some issues in our agreements with Hoopeston that need clarification. Among other things, we believe the provisions of several of our agreements with Hoopeston may conflict with others or, alternatively, may be ambiguous. We expect to amend our agreements with Hoopeston in the future to clarify issues we and Hoopeston have identified in the agreements. For a description of risks related to these agreements and the issues we believe need to be addressed with Hoopeston, see “Risk Factors — We rely on Hoopeston to operate the production facility we own and as a result can experience cost increases, financial penalties, inventory fluctuations and operating disruptions, any of which can increase our costs or cause us to lose sales.”

Suppliers

      The principal items used to make our products are green chiles, beef, pork, chicken, corn, beans, seasonings and packaging material. Hoopeston chooses suppliers of raw materials for our products based primarily on quality, availability and price and does not have any long-term arrangements with any suppliers of raw materials. In order to ensure consistency of flavor, Hoopeston purchases, to the extent practicable, all of the produce and commodities needed to produce our products from a limited number of significant suppliers. Except as described below, we believe the ingredients needed to produce our products are readily available from numerous suppliers on commercially reasonable terms.

      Although our business is not dependent on any single supplier, the failure of suppliers of key ingredients to meet our quality standards or delivery schedules could delay or hinder Hoopeston’s manufacturing of our products. In particular, a sudden scarcity, a substantial price increase, or the unavailability of product ingredients could harm Hoopeston’s ability to produce our products on a timely and cost-effective basis.

      Hoopeston purchases packaging materials and labels for our products from two suppliers for each item and believes that alternate sources of supply for these materials can be located on relatively short notice. Once purchased, Hoopeston arranges for delivery of these materials at our expense to the production plant where they are inventoried until used.

      The largest component of our cost of goods sold is raw materials and ingredients. Our gross margins will therefore depend in part on the prices of raw materials and ingredients which can fluctuate due to a number of factors, including:

•	changes in crop size;

•	prices of animal feed and cattle, hogs and chickens;

•	national, state and local government-sponsored agricultural programs;

•	export demand for agricultural products and beef, pork and chicken;

•	the presence, or the perception, of health risks associated with agricultural products and commodities;

•	natural disasters;

•	trade barriers or import quotas;

•	weather conditions during growing and harvesting seasons;

•	general growing conditions; and

•	the effect of insects, plant diseases and fungi.

      Increases in produce costs could materially harm our operating results. Hoopeston purchases the vast majority of the produce needed to manufacture our products from July to October of each year, which may temporarily increase our liquidity requirements during this period of each year. The raw material cost that most directly impacts our product cost is the price of green chiles. Hoopeston currently relies on two suppliers for purchases of green chiles. Although Hoopeston has not experienced any difficulty in obtaining green chiles from these suppliers, a sustained interruption in Hoopeston’s supply of green chiles for any reason would seriously harm our business. Neither we nor Hoopeston has any long-term contracts with these suppliers, meaning that the price of green chiles sold to us may increase at any time or that the quantity of green chiles supplied to us could be curtailed at any time. However, Hoopeston typically enters into agreements with suppliers to furnish particular green chiles for an entire season, which generally results in obtaining a fixed price for approximately a year. The volume of green chiles we purchase is such that it would be difficult to effectively hedge a large portion of our green chile costs, although we may be able to do so as our usage increases. Difficulties in obtaining green chiles or the imposition of import quotas on agricultural products generally or green chiles in particular could also materially harm our business or increase our operating costs.

      While the Mexican food industry has generally sought to compensate for the cost of increased raw material and ingredient prices through price increases, the industry is highly competitive and we may not be able to recover excess raw material or ingredient costs through price increases in the future. In addition, price increases may have a negative effect on sales volume.

Inventory Levels

      Historically, we have maintained minimal levels of finished goods inventory. Upon the completion of this offering, we intend to increase off-site inventory levels in order to allow us to continue to ship products if we experience a short term interruption in production or unexpected demand for some of our products. It is our goal to minimize our exposure to having insufficient inventory to fill customer orders.

New Product Development

      We evaluate different food products, recipes and product formulations from time to time with a view toward identifying opportunities to expand our line of ethnic Southwestern products. To the extent we incur any product development costs, these are classified as selling, general and administrative expenses that are expensed in the period in which they are incurred. We have a cooperative arrangement with Hoopeston under which we can conduct product development activities at our production plant, with the assistance of Hoopeston’s production staff. We also intend to use an integrated brand agency to assist in new product development. Research and development expenses were $0 during 2002 and 2001.

Intellectual Property

      Our success and ability to compete are principally dependent on our brands and our proprietary recipes for ethnic Southwestern products. Our Stokes and Ellis brand names have been trademarked in the United States since 1958 and 1952. We believe that consumers associate our trademarks, distinctive labeling and trade dress with high quality ethnic Southwestern sauces and foods. We consider our proprietary recipes to be trade secrets. Despite this fact, our competitors may attempt to copy our recipes or to obtain and use information that we consider to be proprietary. If successful, these efforts could seriously harm our business. We are not aware of any currently infringing uses of our trademarks or proprietary information.

      In January 2001, Stokes Ellis Foods entered into a license agreement with Hoopeston which grants Hoopeston exclusive license rights to our manufacturing processes, formulas and recipes. The license extends through the earlier of five years or until earlier termination of our production agreement, facility lease or equipment lease with Hoopeston. The production agreement contains confidentiality provisions under which Hoopeston has agreed not to disclose or permit its employees to disclose our proprietary recipes for sauces and foods. During the term of the license, Hoopeston has also agreed that it will not manufacture ethnic Southwestern products that are competitive with our products without our consent.

      We intend to apply for registered trademarks for both “Centennial Specialty Foods” and the Centennial logo.

Management Information Systems

      We currently maintain management information systems that include an electronic data interface capability and which generate daily electronic reports that address all aspects of purchasing, inventory levels and customer orders. We also have access through Hoopeston to production and workforce information that enable us to compare our actual to budgeted production and costs of production, and assist in the formulation of production schedules in consultation with Hoopeston. We intend to enhance our management information systems on an as-needed basis to continue to closely monitor purchasing, inventory levels and customer order fulfillment.

Competition

      Our ethnic Southwestern products compete on the basis of taste, flavor and quality, brand image and awareness, access to shelf space, advertising and promotion, packaging and package design, and price. We believe the taste and flavor of our products, as well as those of our competitors products, are the principal reasons why consumers will continue buying these food products. Repeat purchases by consumers and consumer loyalty are the main objectives of most food manufacturers. The entire Mexican food industry is highly competitive, with a significant number of both large and small participants. We compete with nationally distributed brands such as:

•	Ortega, Old El Paso and Pace in sauces and other Mexican food products;

•	Rosarita and Taco Bell in refried beans; and

•	Hormel in chili products.

      These brands are owned by major food companies including Pepsico, Inc., General Mills, Inc., ConAgra Foods, Inc., B&G Foods, Inc. and Nestle S.A. We also compete with regional sauce brands including Las Palmas, La Victoria, 505 Southwestern, Hatch and La Preferita, some of which are also owned by major food companies. Nearly all of our existing and potential competitors in the Mexican food industry have greater financial resources, a wider range of product offerings, longer operating histories and greater brand recognition than we do. We cannot assure you that we will be successful in maintaining our position against current and potential competitors in our existing markets or in establishing a market presence in new markets we enter.

      Competition for some products in our Ellis line comes from “private label” brands produced by or for the major supermarket chains. These brands generally sell at prices below those charged by us. Because these brands are owned by the retailer, they often receive preferential treatment when retailers allocate available shelf space. The existence of private label competition for some of our Ellis food products is one of the primary reasons why these products carry lower gross margins than our other products.

      Our ethnic Southwestern products compete not only against other brands in their respective product categories, but also against products in similar or related product categories. For example, our tamales compete not only with other canned brands of tamales, but also with frozen and fresh tamales found in the refrigerated and fresh food sections of grocery stores.

      Food manufacturing is a highly regulated industry. For companies not in our industry, the main barriers to entry are licensing requirements and regulatory compliance necessary to open a production plant. Existing food manufacturers with their own production plant or access to a contract manufacturer face few barriers in entering our market, but may have to spend significant amounts for marketing and sales costs, as well as slotting fees.

Government Regulation

      As a distributor of food products and as the owner of our production facility, we are subject to regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other authorities. Our product lines are subject to regulation under the Federal Food, Drug and Cosmetic Act, the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Perishable Agricultural Commodities Act, the Nutrition Labeling and Education Act of 1990, and the rules issued under these laws. The FDA regulates manufacturing and holding requirements for foods through its good manufacturing practice regulations, specifies the standards of identity for specified foods and prescribes the format and content of information on food product labels. The USDA imposes standards for product quality and sanitation including the inspection, labeling and compliance of meat and poultry products and the grading and commercial acceptance of produce shipments from our suppliers.

      In addition to laws relating to food products, Hoopeston’s operation of our production facility is subject to laws relating to environmental issues, workplace safety and worker health, principally the Occupational Safety and Health Act. We believe Hoopeston’s regulatory compliance costs are material, but we do not get a separate accounting of these costs from Hoopeston. We do not believe our regulatory compliance costs are material.

      Based on a review of Hoopeston’s compliance files and regulatory filings, we believe Hoopeston presently complies in all material respects with such laws and regulations, and maintains all material permits and licenses necessary to its operation of our production plant. We believe Stokes Ellis Foods currently complies in all material respects with governmental laws and regulations, and that Stokes Ellis Foods maintains all material permits and licenses relating to its business. However, we cannot assure you that we, Stokes Ellis Foods and Hoopeston are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective and timely manner. If we or Hoopeston fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could seriously harm our operating results and financial condition.

Employees

      At June 30, 2003, we employed three full-time employees. Hoopeston employs approximately 96 full-time personnel at our production plant. Neither we nor Hoopeston have experienced any labor disputes or work stoppages, and do not have any collective bargaining agreements. We believe that our relationships with our employees are good.

Legal Proceedings

      We are not currently party to any legal proceedings.

Facilities

      Our manufacturing and distribution facility consists of 220,000 square feet of space, including 120,000 square feet of warehouse space used to store our products and products co-packed by Hoopeston for other customers. Hoopeston pays us a lease fee of approximately $37,000 per month for its lease of the facility from us, which is approximately equal to our mortgage payment on the facility. We pay Hoopeston a per case storage fee for all finished products that we store in the warehouse for over 30 days. Hoopeston has a right to purchase the facility from us during the term of the lease, which extends for a five year term, for fair market value.

      We use two facilities for distribution in Phoenix and Salt Lake City that are called “in and out” warehouses. These warehouses are used by us and other food manufacturers to store products pending delivery to retailers. Arrangements with these warehouses are informal and terminable at any time. In general, these warehouses receive, inventory and deliver food products to grocery chains and charge a per-pallet or handling fee for each pallet of products that they store or handle. These arrangements allow flexibility in the amount of space used and do not require us to commit to the use of warehouse space for any particular period of time.

      The facilities we own, lease or use totaling approximately 221,000 square feet are described in the table below:

Monthly
			Mortgage,	Owned,	Lease or
	Type of	Square	Rental or Use	Leased or	Renewal
Location	Facility	Feet	Payment	Contracted	Expiration

5590 High Street	Manufacturing	220,000	$34,700	Owned	N/A
Denver, Colorado(1)	and distribution
4012 West Turney Street Phoenix, Arizona	Distribution	As required	Per usage	Contracted	N/A
1415 South 3200 West Salt Lake City, Utah	Distribution	As required	Per usage	Contracted	N/A
400 Inverness Parkway Englewood, Colorado(2)	Administrative	750	$ 3,000	Leased	9/30/03

(1)	Hoopeston also pays us approximately $19,000 per month for estimated property taxes and operating costs of the manufacturing facility.

(2)	The initial lease term for this facility has expired, but we are continuing to lease this space on a month-to-month basis.

     We believe that we may need to lease additional office or warehouse space over the next year. Otherwise, we believe our current facilities will be suitable and adequate and have sufficient capacity to meet our expected space requirements over the next 12 months. As we implement our growth plan, we may obtain additional contracted distribution space to support markets that we enter.

MANAGEMENT

Directors and Executive Officers

      Our directors and executive officers and their ages and positions are as described below. Each of our executive officers devotes substantially full-time to our business.

Name	Age	Positions

Jeffrey R. Nieder	43	Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary and Director
Robert A. Beckwith, Jr.	40	Chief Marketing Officer and Director
Gerald J. Laber	59	Director Nominee

      Jeffrey R. Nieder has been our president, chief operating officer, chief financial officer, treasurer, secretary and a director since inception. He became our chief executive officer in September 2003, at which time the title of president was eliminated. He also serves as chief financial officer of Sucasa Produce Partnership, a fresh produce brokerage firm formerly partially owned by our principal stockholder, and has served in this position since 1997. Mr. Nieder renders services to Sucasa Produce Partnership on an as-needed basis after fulfilling his full-time obligations to us. He has also served as the chief operating officer and chief financial officer of Stokes Ellis Foods since April 2001. From March 1997 until April 2001, Mr. Nieder was employed in various executive financial and operational positions with four companies in the produce industry affiliated with Jeltex Holdings, Inc., which is owned by our principal stockholder. Mr. Nieder formerly practiced as a certified public accountant for eight years with Arthur Andersen. Mr. Nieder received a Bachelor of Science degree in business administration with a concentration in accounting from Colorado State University in Fort Collins, Colorado.

      Robert A. Beckwith, Jr. has been our chief marketing officer and a director since inception. From June 2000 until joining us, Mr. Beckwith was vice president of sales of Luiginos Inc., an Italian frozen food manufacturer headquartered in Duluth, Minnesota. He also served as vice president of sales for Golden Stream Quality Foods, an Indianapolis, Indiana based candy, nut and confectionary company, from April 2000 until this company was sold in June 2000. From 1990 to April 2000, Mr. Beckwith was employed by a number of subsidiaries of ConAgra Foods Inc., in positions including sales manager, regional sales manager, and district sales manager. He was a sales manager from May 1990 to May 1991 and regional sales manager from May 1991 to June 1993. From July 1993 until April 2000, he served as a divisional trade manager and divisional vice president, regional sales director and national sales manager for private label sales. While employed with ConAgra, Mr. Beckwith was directly involved in the launch of the Healthy Choice brand of frozen food and in sales of frozen and fresh food products for the Banquet and Butterball brands. He also served in various sales positions with Nestle for five years before joining ConAgra, where he was involved in the launch of the Lean Cuisine and Stouffer’s entrée brands. Mr. Beckwith received a Bachelor of Science degree with a business major and marketing minor from Albright College in Reading, Pennsylvania. Mr. Beckwith is a member of the American Marketing Association and is a former member of the Private Label Marketing Association and the National Food Brokers Association.

Director Nominee

      Gerald J. Laber is the nominee to serve as an independent director of Centennial. We expect to designate one additional nominee within 75 days of completion of this offering who will also be an independent director. The nominee will become a member of the board of directors on the date of this prospectus and we anticipate that the nominee will then be named to the audit and compensation committees of the board of directors.

      Gerald J. “Bud” Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was a partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Since July 2003, he has also served as a member of the board of directors and of the audit committee of Healthetech, Inc., a Golden, Colorado-based designer, developer and marketer of proprietary handheld medical devices and software for the measurement and monitoring of health parameters. Mr. Laber received a Bachelor of Science degree with an accounting major in 1965 from the University of South Dakota. Mr. Laber is a member of the board of directors or trustees of several charitable organizations with offices in the metropolitan Denver, Colorado area.

      The rights of the preferred stock to be issued to the Lewises allow them to appoint a director to our board of directors. James E. Lewis has informed us that the Lewises do not expect to exercise this right until following this offering, if ever. The Lewises have rights to observe our board meetings or to designate a representative to observe our board meetings for so long as the preferred stock to be issued to the Lewises are outstanding.

Board Committees

      On the consummation of this offering, our board of directors will be expanded to include Mr. Laber. Within 75 days of this offering, we have undertaken to The Nasdaq Stock Market, Inc. to appoint one additional nominee as an independent director. The independent directors are not, and have never been or will have never been, employees of Centennial, Stokes Ellis Foods or its subsidiaries. On completion of this offering, our board of directors will appoint an audit committee, a nominating committee and a compensation committee. The composition of the audit committee will comply with the requirements of The Nasdaq SmallCap Market and the Sarbanes-Oxley Act of 2002. One member of the audit committee will be a financial expert as such term is generally defined by the SEC. The audit committee will make recommendations to our board of directors regarding the selection of an independent public accounting firm to be engaged to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management and recommend to our board of directors whether the audited financials should be included in our annual reports on Form 10-KSB to be filed with the SEC. The audit committee must also approve all non-audit services to be rendered to Centennial by the independent auditors. We expect that the audit committee will be comprised of Mr. Laber and one other independent director.

      The nominating committee will make recommendations and prepare a slate of nominees for election as directors. The compensation committee will make recommendations to the board of directors regarding the annual salaries and other compensation of our officers, provide assistance and recommendations with respect to our compensation policies and practices and assist with the administration of our compensation plans. We expect that the compensation committee will be comprised of Mr. Laber and one other independent director.

Disclosure Committee

      The disclosure committee will document and establish the procedures to be followed by us in obtaining information to disclose in our periodic reports filed with the SEC. This committee will be charged with assisting our chief executive officer and chief financial officer in analyzing information that is subject to disclosure in such reports and assisting these officers in establishing, evaluating and disclosing their conclusions about the effectiveness of our disclosure controls and procedures. We expect that the disclosure committee will be comprised of our chief executive officer, chief marketing officer, at least one production manager from Hoopeston, and our outside securities counsel.

Director Compensation

      Upon completion of this offering, each of our directors who is not an employee will receive an initial option grant to purchase 40,000 shares of our common stock under the 2003 Non-Employee Directors’ Stock Option Plan, that we refer to as the Directors’ Plan. A total of 10,000 options will vest on the grant date and 10,000 options will vest at the end of each year during the following three years that such persons continue to serve as directors. Directors will receive reimbursement for expenses incurred by them in their capacity as directors and will receive a quarterly retainer of $1,000. The director who serves as chairman of the audit committee will receive an additional annual retainer of $5,000, and the director who serves as chairman of the compensation committee will receive an additional annual retainer of $2,500. Directors who are employees of Centennial will not receive any compensation for their services as directors.

Executive Compensation

      The following table sets forth the compensation earned by our chief operating and chief financial officer during the three fiscal years ended December 31, 2002 that was paid to him by Stokes Ellis Foods. The chief operating and chief financial officer is our only officer who received compensation from us or Stokes Ellis Foods exceeding $100,000 for services rendered during such periods.

		Annual Compensation
				All Other
Name and Principal Position(1)	Year	Salary($)	Bonus($)	Compensation($)

Jeffrey R. Nieder(2)	2002	129,450	10,000	—
President, Chief Operating Officer, Chief Financial Officer,	2001	39,375	—	—
Treasurer and Secretary	2000	—	—	—

(1)	Mr. Nieder became our chief executive officer in September 2003.

(2)	Such compensation was paid by Stokes Canning Company and a management service company owned by Mr. Nieder that in turn was paid by Stokes Canning Company during the periods presented. See “Related Party Transactions — Other Transactions.”

Equity Compensation Plans

      Except as described below, we do not currently maintain any equity compensation plans for the benefit of our employees, officers or directors. We may in the future propose the adoption of one or more of such plans, each of which must be approved by our stockholders as called for by the listing requirements of The Nasdaq SmallCap Market.

2003 Non-Employee Directors’ Stock Option Plan

      General. The board of directors has adopted, and our stockholders have approved, the 2003 Non-Employee Directors’ Stock Option Plan, that we call the Directors’ Plan. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 150,000 shares. Shares subject to stock options that have expired or otherwise terminated (or stock that has not become fully vested in the case of any early exercise of options) under the Directors’ Plan without having been exercised in full (or vested with respect to options that have been exercised early) again become available for the grant of stock options under the Directors’ Plan. Shares issued under the Directors’ Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

      Administration. The compensation committee or the board of directors will administer the Directors’ Plan.

      Automatic Grants. Pursuant to the terms of the Directors’ Plan, on the date each non-employee director is appointed or elected to such position, each non-employee director automatically will be granted an option to purchase 40,000 shares of common stock. A total of 10,000 options will vest on the date of grant and 10,000 options will vest at the end of each year in the following three-year period.

      An option granted to a non-employee director may provide for an early exercise feature pursuant to which the option may be exercised prior to full vesting, resulting in unvested shares of common stock being subject to repurchase by us in the event of the non-employee director’s cessation of service prior to the vesting of the shares.

      The exercise price of the options granted under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant. No option granted under the Directors’ Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors’ Plan are not transferable other than by will or by the laws of descent and distribution and are exercisable during the life of the optionee only by the optionee. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose service relationship with Centennial or a subsidiary (whether as a non-employee director of Centennial or subsequently as an employee, director or consultant of either Centennial or a subsidiary) ceases for any reason may exercise vested options for the term provided in the option agreement (three months generally, six months if the service relationship ends on account of disability or death).

      Change in Control. If the service of a non-employee director is terminated within 12 months following a change in control of Centennial, the unvested portion of the non-employee director’s option automatically will become fully vested and immediately exercisable, unless the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change in control or required by us or the acquiring entity pursuant to the change in control). However, in the event that the vesting acceleration of an option granted to a non-employee director results in the imposition of the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, then the “golden parachute” payment will be reduced to the extent necessary to avoid the imposition of the excise tax, but only if the reduction in vesting acceleration would result in a greater total payment for the non-employee director taking into account all applicable taxes, including the excise tax.

Equity Compensation Plan Information

As of June 30, 2003

	Number of Shares of		Number of Shares of
	Common Stock to be	Weighted-Average	Common Stock
	Issued upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options	Outstanding Options	Future Issuance(1)

2003 Non-Employee Directors’ Stock Option Plan	—	—	150,000

(1)	Options to purchase a total of 40,000 shares of common stock will be granted upon completion of the offering to Mr. Laber. We will also grant options to purchase 40,000 shares of common stock to one additional director nominee to be designated within 75 days of the date of this prospectus. These grants will reduce the number of shares of common stock remaining for future issuance to 70,000.

Employment Agreements

      We have entered into employment agreements with Mr. Nieder and Mr. Beckwith dated March 1, 2003. The term of each agreement is three years and provides for base annual salaries of $150,000 for Mr. Nieder and $135,000 for Mr. Beckwith, subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by the compensation committee of our board of directors. If we terminate the employee’s employment without cause, the employee is entitled to severance payments equal to six months’ salary and health and life insurance benefits for 12 months from the date of the termination of his employment. Also, if we terminate employment, or if an employee resigns for good reason, within 3 months prior to, or one year after, a non-negotiated change of control of Centennial, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) 2.99 times his annual base salary plus health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he agrees not to compete with us or Hoopeston or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter. Effective October 1, 2003, Mr. Nieder’s compensation was increased to $180,000 and Mr. Beckwith’s compensation was increased to $165,000. As Messrs. Nieder and Beckwith then constituted Centennial’s entire board of directors, these compensation increases were also approved by Mr. Lewis in his capacity as our majority stockholder.

Limitations on Directors’ Liability and Indemnification

      Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. With a few limited exceptions set forth in the Delaware General Corporation Law, Delaware law provides that a director or officer of a corporation is not individually liable to the corporation or its stockholders for damages resulting from any action or failure to act in his or her capacity as a director or officer unless it is proven that:

•	the director’s or officer’s act or omission constituted a breach of his or her fiduciary duties; and

•	the breach involved intentional misconduct, fraud or a knowing violation of the law.

      This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, provided that the director or officer either is not liable for monetary damages under Delaware law or acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.

      Our certificate of incorporation and bylaws require us to pay the expenses of directors and officers incurred in defending a proceeding involving alleged acts or omissions of the director or officer in his or her capacity as such expenses are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified. The bylaws permit the board of directors to indemnify employees and other persons to the same extent. We believe indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Except as ordered by a court and for advancement of expenses, a director or officer may not be indemnified if a final adjudication determines that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the action. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, does not, of itself, under the bylaws create a presumption that the standards described above were not met. However, we are not permitted by our bylaws to indemnify a director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to us unless that court or another court of competent jurisdiction determines that in view of all of the circumstances, the director or officer is fairly and reasonably entitled to indemnification.

      In addition to indemnification provided for in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at its request. The agreements provide that indemnity is not available with respect to claims arising from conduct determined by our board of directors which is subject to final determination by a court of competent jurisdiction, to be knowingly fraudulent, deliberately dishonest, committed in bad faith, that constituted willful misconduct, or was a knowing violation of law or company policy. Our merger agreement with Stokes Ellis Foods provides similar indemnities to the Lewises in their capacity as our principal stockholders. We may also maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

      The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in our common stock may be negatively affected to the extent that we pays the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

      At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

      We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Directors’ and Officers’ Insurance

      We expect to maintain a directors’ and officers’ liability insurance policy that provides our officers and directors with liability coverage in amounts we consider appropriate.

RELATED PARTY TRANSACTIONS

      The related party transactions discussed below were entered into at a time when we either did not have any disinterested independent directors on our board or we lacked sufficient disinterested independent directors to ratify such transactions at the time we entered into them.

The Stokes Ellis Foods Acquisition

      In October 2003, we agreed to acquire Stokes Ellis Foods concurrently with closing of this offering in consideration of issuing two million shares of our Series A preferred stock to James E. Lewis and Janis M. Lewis. The preferred stock has a stated value and liquidation preference of $10.0 million and carries a 10% annual dividend. Each share of preferred stock also has one vote at all of our stockholder meetings and is convertible at the holders’ election into one share of common stock at $5 per share. For further information concerning the terms of the Series A preferred stock, see “Description of Securities — Series A Preferred Stock.”

      Immediately before our acquisition of Stokes Ellis Foods, James E. Lewis and Janis M. Lewis will be the sole stockholders of Stokes Ellis Foods. Following this offering, Mr. Lewis will control approximately 42% of our common stock and the Lewises will collectively vote approximately 58.2% of our capital stock. The terms of the Stokes Ellis Foods acquisition was approved by Mr. Beckwith, with Mr. Nieder abstaining, as he was then also employed as an officer of Stokes Ellis Foods. Mr. Nieder also serves as a part-time chief financial officer of Sucasa Produce Partnership, a fresh produce brokerage firm formerly partially owned by Mr. Lewis. These relationships, Mr. Lewis’ ownership of 42% of our common stock at the time we acquire Stokes Ellis Foods and the Lewises control of 58.2% of the voting power of our outstanding capital stock mean that our acquisition of Stokes Ellis Foods should not be considered to be on an arm’s length basis. Although Mr. Lewis was not and is not a member of our board, he had a controlling interest in Centennial at the time we agreed to acquire Stokes Ellis Foods that may have influenced our board’s deliberations. Mr. Lewis did not participate in or observe the board meetings at which our board adopted resolutions authorizing the Stokes Ellis Foods acquisition and the issuance of the preferred stock to the Lewises.

      Immediately prior to closing of this offering, we will distribute to the Lewises an amount equal to the income of Stokes Ellis Foods from January 1, 2003 to the date of the closing of this offering. The amount of this distribution would have been approximately $119,000 if made at June 30, 2003. Such distribution is being made because Stokes Ellis Foods and its subsidiaries are Subchapter S corporations until the merger of Stokes Ellis Foods into Centennial. The source of funds for this distribution is the income generated by Stokes Ellis Foods from operations from January 1, 2003 until Stokes Ellis Foods merges into us.

      We did not obtain a valuation or fairness opinion concerning the acquisition of Stokes Ellis Foods prior to our agreeing to merge with Stokes Ellis Foods. Our board of directors primarily considered the assets on the balance sheet of Stokes Ellis Foods, the value of the Stokes and Ellis brands, the customers and the value of the real estate and production equipment owned by Stokes Ellis Foods when setting a price for the acquisition. The board also considered the fact that the Lewises agreed to take the preferred stock without a put right, without a mandatory redemption obligation on our part, and without any kind of sinking fund requirement, the fact that no proceeds will be used to redeem the preferred stock, the dividend to be received by the Lewises, and the liabilities we would assume as a result of the acquisition. The fact that we did not receive a valuation or fairness opinion concerning the purchase may mean that an independent third party could have acquired Stokes Ellis Foods for a lesser price than we paid. However, the Lewises have advised us that any sale of Stokes Ellis Foods to an independent third party would have to have been an all-cash transaction or a tax-free exchange for publicly traded equity securities, as they were unwilling to extend the same terms under which we purchased Stokes Ellis Foods to an independent third party.

      The terms of the preferred stock we will issue to the Lewises provides that on their request, the board of directors of Centennial will be expanded to create one vacancy on the board of directors and the directors of Centennial will vote to cause to be elected to our board of directors a nominee designated by the Lewises. These rights will terminate when the preferred stock is no longer outstanding. The terms of the preferred stock we will issue to the Lewises contain customary indemnification and contribution provisions and also allows the Lewises to observe our board meetings or to designate an observer to attend such meetings.

Sales of Common Stock

      Our executive officers, Jeffrey R. Nieder, Robert A. Beckwith, Jr., and our controlling stockholder, James E. Lewis, were involved in our founding and organization and may be considered our promoters. Following our inception, we issued 425,000 shares to Mr. Nieder, 350,000 shares to Mr. Beckwith and 2,100,000 shares to Mr. Lewis. We also issued 500,000 share to a former officer and director. The purchase price for these shares was a nominal amount.

Employment Agreements

      We have entered into employment agreements with each of our executive officers. Please see “Management — Employment Agreements” for additional information about these agreements.

Indemnification Agreements

      We have entered into indemnification agreements with Jeffrey R. Nieder and Robert A. Beckwith, Jr. The indemnification agreements provide that Centennial will indemnify each of these individuals against claims arising out of events or occurrences related to the individual’s service as an officer of Centennial. The agreements provide that indemnity is not available with respect to claims arising from conduct determined by our board of directors, which is subject to final determination by a court of competent jurisdiction, to be knowingly fraudulent, deliberately dishonest, committed in bad faith, that constituted willful misconduct, or was a knowing violation of law or company policy. Our merger agreement with Stokes Ellis Foods provides similar indemnities to the Lewises in their capacity as our principal stockholders.

Other Transactions

      From January 2002 until March 2003, Mr. Nieder’s spouse was employed as the accounting manager for Stokes Ellis Foods. When we acquire Stokes Ellis Foods, we will employ Mr. Nieder’s spouse in a similar capacity on an at-will basis at an annual salary of $48,000.

      During 2002 and 2001, we received advances from James E. Lewis that totaled $1.175 million, of which $.3 million was repaid during such two year period. In 2002 and 2001, we issued promissory notes to individuals in payment of a preexisting obligation totaling $.38 million and new advances of $.48 million, of which $.12 million was repaid during 2002. We used the proceeds of these loans to fund our working capital requirements since we had no senior revolving credit facility at that time. A portion of the loans were secured by a lien on our accounts receivable and equipment. The loans bore interest at rates ranging from 10% to 15% per annum. The due dates of these notes have been extended to various dates from December 2003 to January 2005. These notes will not be repaid using proceeds of this offering but may be repaid from proceeds of any senior revolving credit facility we obtain at or following this offering. At June 30, 2003, the total outstanding advances from Mr. Lewis was $.875 million and the other individual lenders was $.750 million.

      As disclosed in Note 8 to the financial statements of Stokes Ellis Foods, the employees of Stokes Ellis Foods provided services to it through a management company owned by Mr. Nieder.

The management company received $271,000 in 2002 and $186,000 and $127,500 in the six months ended June 30, 2003 and 2002 for providing the services of such employees, which is equal to the amount paid to such employees by the management company. We will discontinue use of this arrangement immediately following completion of this offering.

      In September 2003, Centennial and J. Michael Miller, our former chief executive officer, who was also a director, agreed that their relationship cease. In October 2003, we entered into a separation agreement with this former officer. We agreed to pay six months’ severance, or $87,500, to such former officer. We and the former officer released each other from all liabilities, and the former officer also released our affiliates and certain other persons from all liabilities, in connection with his separation from us. The former officer also transferred 400,000 shares of the common stock then owned by him at his cost (equal to $.0001 per share) to James E. Lewis. Mr. Lewis contemporaneously sold 400,000 shares of common stock at a price equal to the par value of $.0001 per share to three non-affiliated persons and Jeffrey R. Nieder. Mr. Nieder’s portion of the shares purchased was 75,000 shares.

Future Transactions

      All future material transactions, including loans to us from any officer, director or 5% or greater stockholder, will be made on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties, and will be approved by our audit committee or a majority of the independent, disinterested members of our board who have access, at our expense, to our counsel or independent legal counsel. We are prohibited from making loans to our officers or directors in the future.

      All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our or other independent legal counsel. We will maintain at least two independent directors on our board of directors, and in the event there are only two such independent directors, both independent directors must be disinterested in and approve loans, loan guarantees, forgiveness of loans and other material affiliated transactions involving our officers, directors, or other affiliated persons.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of October 20, 2003 and after the offering by:

•	each of our executive officers;

•	each of our directors and director nominees;

•	each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of Centennial’s common stock; and

•	all current directors and executive officers as a group.

      Each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 3,500,000 shares of common stock outstanding as of October 20, 2003 and 5,050,000 shares of common stock outstanding after completion of this offering. The address of each person listed below is c/o Centennial Specialty Foods Corporation, 400 Inverness Parkway, Englewood, Colorado 80112.

	Beneficial
	Ownership of		Beneficial Ownership
	Common Stock		of Common Stock
	Before Offering		After Offering

Name	Shares	Percent	Percent

Jeffrey R. Nieder	500,000	14.3%	9.9%
Robert A. Beckwith, Jr.	350,000	10.0	6.9
Gerald J. Laber	—	*	*
James E. Lewis(1)	2,100,000	60.0	58.2
All directors, director nominee and executive officers as a group (three persons)	850,000	24.3%	16.8%

*	Indicates less than 1%.

(1)	Mr. and Mrs. Lewis will receive 2,000,000 shares of Series A preferred stock when Stokes Ellis Foods is merged into Centennial. The preferred stock carries voting rights superior or equal to the common stock. The Lewises will vote 58.2% of our total outstanding capital stock at any meeting of stockholders. The preferred stock is also convertible into 2,000,000 shares of common stock at the Lewises election. See “Description of Securities — Series A Preferred Stock.”

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 47,000,000 shares of common stock and 3,000,000 shares of preferred stock, $.0001 par value per share. The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, see our certificate of incorporation, as amended and restated, and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

Common Stock

      As of October 20, 2003, there were 3,500,000 shares of common stock outstanding, which were held of record by eight stockholders. Except as otherwise provided by our certificate of incorporation or Delaware law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences of the Series A preferred stock to be issued and preferences that may be applicable to any other series of preferred stock issued in the future and except as otherwise provided by our certificate of incorporation or Delaware law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights, preferences and privileges of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

The issuance of any preferred stock could also have the effect of decreasing the market price of our common stock. We will issue 2,000,000 shares of preferred stock, designated as Series A preferred stock, when we acquire Stokes Ellis Foods. We have no plans to issue any additional preferred stock, so the remaining 1,000,000 shares of preferred stock shall be authorized and undesignated.

      We will not offer or sell preferred stock in the future to our officers, directors and 5% or more shareholders or other promoter except on the same terms as offered by us to all other existing shareholders or to new shareholders, unless such issuance is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or other independent legal counsel.

Series A Preferred Stock

      In October 2003, our board of directors authorized the issuance of an aggregate of two million shares of Series A preferred stock. Each of James E. and Janis M. Lewis will receive one million of these shares on consummation of the merger with Stokes Ellis Foods. The Series A preferred stock will have an aggregate liquidation preference of $10.0 million, or $5 per share, when issued.

      Voting Rights. Each holder of the Series A preferred stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, the holders of the Series A preferred stock must separately approve any:

•	change to the rights of the Series A preferred stock;

•	authorization or sale by us of capital stock ranking senior or pari passu with the Series A preferred stock;

•	payment of dividends, redemption or repurchase of securities ranking junior to the Series A preferred stock,

•	issuance of incentive stock exceeding 1,000,000 shares, whether as a result of option exercises or restricted stock grants,

•	stock transactions with affiliates not approved by a majority of our independent directors,

•	merger or consolidation that would result in conversion or exchange of the Series A preferred stock for other securities or assets, or

•	obligations under long-term debt other than that currently contemplated.

      Dividends. Holders of the Series A preferred stock accrue annual cumulative dividends at $.50 per share, payable quarterly. The dividend is fixed and payable in quarterly installments of $.125 per share at the end of each calendar quarter, so long as funds are legally available to pay the dividend and such payment is not otherwise prohibited. Any dividend not paid when due will cumulate and be payable at such time as the conditions of payment are met, and while remaining unpaid will be added to the liquidation preference. No dividend may be paid on any capital stock junior to the Series A preferred stock, including the common stock sold in this offering, unless the Series A preferred stock also receives this dividend as if the Series A preferred stock had already been converted. The Series A preferred stock will share ratably in dividends in priority to any dividends on the common stock.

      Liquidation. In the event of our liquidation, dissolution or winding up, holders of the Series A preferred stock will be entitled to receive the value of the liquidation preference plus all accrued and unpaid dividends prior to any payment with respect to the common stock. If a greater amount would be paid to such holders if the Series A preferred stock had been converted into common stock, the holders shall be entitled to receive such greater amount. A liquidation is defined to include a merger or series of events that result in the transfer or issuance of more than 50% of the voting rights of Centennial in an election of directors or a sale of substantially all of our assets.

      Conversion. The holders of the Series A preferred stock may convert these securities into common stock at their election at any time. The conversion rate is one share of Series A preferred stock for one share of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations or reorganizations, mergers and similar transactions.

      Rights and Preferences. Holders of Series A preferred stock have no preemptive or subscription rights, and there are no redemption, call, put or sinking fund provisions applicable to the Series A preferred stock. We are also prohibited from amending the terms of the Series A preferred stock so as to add a redemption, call, put or similar feature, or to replace the fixed dividend rate described above with a floating dividend rate.

      Fully Paid and Nonassessable. All of the shares of Series A preferred stock to be issued on our merger with Stokes Ellis Foods will be fully paid and nonassessable.

      Indemnification and Damages Cap. We have agreed to indemnify the Lewises for all damages, costs and expenses, including attorneys’ fees, that they incur in their capacity as controlling stockholders of Centennial. The indemnification rights we have granted to the Lewises are equivalent to those we have given to our officers under indemnification agreements we have entered into with them. To the extent these indemnification rights may provide protection to the Lewises for liabilities arising under the Securities Act, we have advised the Lewises that, in the opinion of the SEC, such indemnification is against public policy and therefore may be unenforceable.

      The merger agreement has representations and warranties from the Lewises that are equivalent to those we have given to the Lewises. If we breach representations and warranties that in turn were given to us by the Lewises in the merger agreement, the Lewises are not entitled to be indemnified for any damages or expenses arising from such breach. Also, if we breach the merger agreement because of the Lewises gross negligence or wilful misconduct, the Lewises are not entitled to be indemnified.

      We have agreed that indemnification for damages and expenses arising from breaches of the merger agreement by the Lewises will entitle us to offset such damages and expenses against the liquidation preference of the preferred stock. Such offset right can be exercised by us in an amount not to exceed $1.0 million. If we incurred damages or expenses exceeding this amount, we would not have recourse against the Lewises for such liabilities.

Delaware Anti-Takeover Law and Certain Charter and ByLaw Provisions

      Provisions of Delaware law and our certificate of incorporation, bylaws and agreements could make the following actions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us, or a change in control, by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

      These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and non-negotiated takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

      Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      Section 203 defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation; and

•	any entity or person affiliated with or controlling or controlled by the entity or person.

      A Delaware corporation may “opt out” of the anti-takeover law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not “opted out” of the provisions of the anti-takeover law. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company. We do not believe that these provisions apply to a business combination with Stokes Ellis Foods or its affiliates as, among other things, the transaction was approved by our board of directors.

      Stockholders’ Meetings. Centennial’s bylaws provide that subject to the rights, if any, of the holders of the preferred stock, only the board of directors, the chairman of the board of directors, the chief executive officer or the president may call special meetings of stockholders. The Lewises have a contractual right under the terms of the secured notes held by them to require us to call a stockholders’ meeting.

      Requirements for Advance Notification of Stockholder Nominations and Proposals. Centennial’s bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The Lewises have a contractual right to appoint one director to our board of directors at any time while the secured notes issued to them are outstanding.

      No Action by Written Consent. Centennial’s certificate of incorporation and bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

      No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

      Super-Majority Vote Requirement. Centennial’s certificate of incorporation requires a super-majority stockholders vote of 66 2/3% to approve any merger, conversion or exchange to which Centennial is a party and which requires stockholder approval under the Delaware General Corporation Law. Additionally, changes to our certificate of incorporation or bylaws and complete changes in the membership of the board of directors must also be approved by stockholders holding between 66 2/3% to 75% of the shares outstanding.

      Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Proposed Senior Revolving Credit Line

      We have received the draft loan agreement from our potential senior lender. In addition to the terms described under “Management’s Discussion and Analysis of Financial Condition and Plan of Operation — Recent Developments,” the draft loan agreement contains the provisions described below. Because a loan agreement has not yet been executed, these provisions may change in any definitive agreement. We cannot assure you that a definitive loan agreement will be executed with this lender. The draft loan agreement contains covenants concerning the lender’s collateral, including requirements for us to:

•	defend title to our assets and the lender’s interest in it;

•	protect and maintain our assets and make sales in compliance with applicable laws;

•	provide notice of disputes, material returns, or receivable adjustments to the lender;

•	provide the lender copies of invoices and payment histories;

•	deliver to the lender any notes, drafts or acceptances received by us over specific amounts;

•	maintain insurance on our assets;

•	keep our assets in identified locations and recorded in complete and accurate records;

•	permit the lender to make reasonable inspections of our facilities, assets and records;

•	provide regular reports concerning our receivables, inventory and property.

In addition, the loan agreement requires us to meet certain financial covenants, including a:

•	fixed charge coverage ratio. This ratio is calculated by subtracting capital expenditures from EBITDA, and dividing the product by fixed charges. Fixed charges are the sum of interest and principal payments, redemption payments, dividends, distributions and any stockholder loans;

•	minimum tangible net worth. This is calculated by adding our retained earnings or deficit to our paid-in capital, and subtracting our intangible assets and stockholder loans; and

•	minimum debt service coverage ratio. This ratio is calculated by dividing our EBITDA by interest and principal payments.

These financial covenants have not yet been finalized. The draft loan agreement contains other covenants and provide that the senior lender’s rights will be senior to all other debt. The draft loan agreement also includes default and remedy provisions and restrictions on changes in control of Centennial. We are also obligated to indemnify the lender for any damages, costs or expenses except those caused by the lender’s gross negligence or willful misconduct.

Transfer Agent, Registrar and Escrow Agent

      The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc. The transfer agent and registrar also serves as escrow agent for 200,000 shares of common stock owned by our officers that will not be released from escrow until the earlier of achieving designated performance objectives, we are acquired or merge with another entity, we sell our assets, or seven years have passed from completion of this offering. For more information, see “Shares Eligible For Future Sale — Promotional Share and Founders Stock Escrow Agreements.”

Listing

      We have filed an application to have our common stock quoted on The Nasdaq SmallCap Market under the symbol “CHLE” and listed on the Boston Stock Exchange under the symbol “CSJ.”

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

      Before this offering, our common stock has not been publicly traded. Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect prevailing market prices. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital in the future through the sale of our equity securities.

      Upon the completion of this offering, we will have 5,050,000 shares of our common stock outstanding, assuming no exercise of the managing underwriter’s over-allotment option. The 1,550,000 shares sold in this offering will be freely tradable, except that any shares purchased by our affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining 3,500,000 shares of our common stock are “restricted securities” as defined under Rule 144 and are owned of record and beneficially by eight stockholders. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) under the Securities Act. These rules are summarized below. Subject to the provisions of Rules 144 or 144(k), 3,500,000 shares of our common stock will be available for sale in the public market upon the expiration of the 12 month lock-up period, the promotional share and the founders stock escrows described below.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Centennial. These persons include our executive officers and directors.

Lock-up Agreements

      We, all of our officers and directors, and all but one of our stockholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 12 months after the date of this prospectus without the prior written consent of J.P. Turner & Company, L.L.C., on behalf of the underwriters. A single stockholder who owns 100,000 shares of our common stock has not entered into a lockup agreement but cannot begin selling his common stock until after February 2004. J.P. Turner & Company, L.L.C. has advised us that it has no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, J.P. Turner & Company, L.L.C. would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting the waiver.

Promotional Share and Founders Stock Escrow Agreements

      On completion of this offering, Mr. Nieder, Mr. Beckwith and Mr. Lewis have agreed with various state securities agencies not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, all of the shares of common stock owned by them, totalling 2,950,000 shares, in addition to any common stock issued upon conversion of other securities of Centennial owned by them, for a period of four years after the closing date of this offering. Beginning two years from the closing date of this offering, two and one-half percent of the securities subject to the promotional share agreement may be released each quarter pro rata among our officers, directors and certain stockholders. This promotional share agreement will terminate at the earlier of (1) on the anniversary of the fourth year from the closing date of this offering, (2) if the securities subject to the promotional share agreement become “covered securities” as defined under the National Securities Markets Improvement Act of 1996, or (3) if this offering is terminated and no securities are sold pursuant to this offering or, if securities have been sold, the date that checks representing all of the gross proceeds have been placed in the U.S. mail addressed to the public investors. A legend will be placed on the securities subject to this promotional share agreement stating that the sale or transfer of the securities are subject to the promotional share agreement.

      On completion of this offering, our officers and directors will place 200,000 shares of common stock owned by them in an escrow account under an agreement with the managing underwriter and Corporate Stock Transfer, Inc., the escrow agent. The common stock will be released from escrow on the earlier to occur of:

•	our net income after tax exceeding $1.5 million in fiscal 2004;

•	our net income after tax exceeding $4.0 million in fiscal 2005;

•	we are acquired by, or merged with, an entity in which our stockholders own less than 50% of the entity’s equity after the transaction or after which we are not the surviving entity;

•	all or substantially all of our assets are sold following approval by a majority of our stockholders excluding votes attributable to the stock in the escrow account; or

•	seven years from the date of this prospectus.

      The escrowed shares of common stock are not transferable or assignable, but may be voted by the holders during the escrow period. The net income levels were determined by negotiations between us and the managing underwriter, and should not be construed as implying we will achieve these objectives or as predicting our future net income. The shares being placed in the founders stock escrow are part of the stock subject to the promotional share agreement. If the stock is released from one escrow and not the other, the stock will continue to be subject to the provisions of the remaining escrow.

UNDERWRITING

      Under the terms and subject to the conditions in the underwriting agreement, the underwriters named below, through their managing underwriter J.P. Turner & Company, L.L.C., have agreed to purchase from us the following respective number of shares of common stock:

Underwriters	Number of Shares

J.P. Turner & Company, L.L.C.	800,000
Newbridge Securities Corporation	250,000
Pali Capital, Inc.	250,000
Sterling Financial Investment Group	250,000

Total	1,550,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

      We have been advised by the managing underwriter that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $.25 per share under the public offering price. After the initial public offering, the managing underwriter may change the offering price and selling terms to broker/dealers.

      We have granted to the managing underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 232,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The managing underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the managing underwriter exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, under this option, to sell these additional shares of common stock to the managing underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the managing underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 10% of the initial public offering price. We have also agreed to pay the managing underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of the offering excluding the over-allotment option, of which we have already paid $50,000. The following summarizes the discounts and commissions we will pay to the underwriters, the non-accountable expense allowance we will pay to the managing underwriter, and the other estimated cash expenses we will pay in this offering. The amounts shown assume either no exercise or full exercise of the managing underwriter’s over-allotment option.

		Total Fees

		Without Exercise	With Full Exercise
	Fee Per	of Over-allotment	of Over-allotment
	Share	Option	Option

Discounts and commissions paid by us	$.50	$775,000	$891,250
Non-accountable expense allowance paid by us	$.15	$232,500	$232,500
Other expenses paid by us	$.30	$507,500	$507,500

      We estimate the total expenses of this offering will be approximately $1.5 million without giving effect to exercise of the over-allotment option.

      We have also agreed to issue to the managing underwriter warrants, or the managing underwriter’s warrants, that entitle the holder to purchase up to 155,000 shares of common stock at an exercise price of $7.00 per share for a period of five years from the date of this offering. The managing underwriter’s warrants may not be exercised for at least one year and the managing underwriter’s warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the managing underwriter, other underwriters, selling group members and their officers or partners. During the exercise period, holders of the managing underwriter’s warrants are entitled to certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrants. In addition, for a period of seven years from the effectiveness of this offering, the holders of the managing underwriter’s warrants have the right to have the shares underlying the warrants included in any public offering made by us. The common stock issuable on exercise of the managing underwriter’s warrants is subject to adjustment in certain events to prevent dilution. The managing underwriter’s warrants are not redeemable by us. Such securities are being registered on the registration statement of which this prospectus is a part.

      We have agreed to give notice to the managing underwriter of meetings of the board of directors and to grant access to such meetings by a person designated as an observer by the managing underwriter. J.P. Turner has not yet identified a designee to serve in such capacity if it elects to exercise this right in the future.

      We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

      We, all of our officers and directors, and all of our other stockholders except one stockholder holding 100,000 shares have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 12 months after the date of this prospectus without the prior written consent of the managing underwriter. We may, however, issue shares of our common stock or securities convertible into, exchangeable or exercisable for common stock as consideration for acquisitions, by merger or otherwise, of one or more entities in transactions not involving a public offering, provided that each recipient of such securities agrees in writing to be bound by the restrictions set forth above. The shareholder who owns 100,000 shares cannot sell such shares into the public market until after February 2004.

      The managing underwriter has advised us that in considering whether to release any securities subject to the lock-up agreements, it would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares requested to be released, the possible impact on the market for our common stock, the reasons for the request, and whether the holder of the shares is an officer, director or other affiliate of ours. J.P. Turner & Company L.L.C. has indicated that it will not consider its own position in our securities as a factor in deciding to release the securities subject to lock-up agreements.

      In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the managing underwriter has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

      At our request, the underwriters have reserved for sale at the initial public offering price up to 280,000 shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

      A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the underwriters of this offering. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

      Our common stock has been approved for listing on The Nasdaq SmallCap Market under the symbol “CHLE” and listed on the Boston Stock Exchange under the symbol “CSJ.”

Pricing of this Offering

      Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock has been determined by negotiation between us and the managing underwriter. The principal factors considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the managing underwriter;

•	market conditions for public offerings generally and in our industry;

•	the history and prospects for future earnings for us and our industry;

•	our past and present operations, earnings and financial condition;

•	the abilities of our management;

•	the recent market prices of, and the demand for, publicly-traded stock of comparable companies; and

•	the general condition of the securities markets at the time of this offering.

      After this offering, a trading market in our common stock is anticipated to develop. However, if a trading market develops, it may not continue. Moreover, if a trading market develops, the market may be inactive and the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. Among these factors is the relatively small amount of our shares that will be publicly traded after this offering, which may increase our stock’s volatility. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission under the Securities Act a registration statement covering the shares of common stock we are offering. This prospectus, which is a part of the registration statement on Form SB-2 we have filed with the SEC, does not contain all of the information in the registration statement or its exhibits. The rules and regulations of the SEC allow Centennial to omit from the registration statement some information about Centennial and its common stock. For further information about Centennial and its common stock, we refer you to the registration statement and exhibits filed as part of the registration statement. Statements in this prospectus about the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibit.

      Documents we file with the SEC may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Centennial’s filings with the SEC are also available to the public from the SEC’s web site at http://www.sec.gov.

      We intend to provide our stockholders with annual reports containing, among other information, audited financial statements certified by our independent auditors and to file with the SEC quarterly reports containing unaudited financial data from the first three quarters of each fiscal year.

LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus will be passed upon for us by Holland & Hart LLP, Greenwood Village, Colorado. An attorney affiliated with such firm holds 125,000 shares of our common stock. Certain legal matters will be passed upon for the managing underwriter by Krys Boyle, P.C., Denver, Colorado.

EXPERTS

      The consolidated balance sheet of Stokes Ellis Foods, Inc. and subsidiaries at December 31, 2002 and the statements of operations, stockholder’s equity and cash flows for each of the two years ended December 31, 2002 and 2001 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

      The balance sheet of Centennial Specialty Foods Corporation as of June 30, 2003 included in this prospectus has been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

      The consolidated financial statements for the six months ended June 30, 2003 and 2002 for Stokes Ellis Foods, Inc., the pro forma consolidated financial statements for the six months ended June 30, 2003 for Centennial Specialty Foods Corporation and the pro forma consolidated financial statements for the year ended December 31, 2002 for Centennial Specialty Foods Corporation have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or any other form of assurance on them.

ENGAGEMENT OF NEW AUDITORS

      In February 2003, we engaged Ehrhardt Keefe Steiner & Hottman PC as our independent certified public accountants. Our financial statements were unaudited before we engaged Ehrhardt Keefe Steiner & Hottman PC. Prior to the board’s decision to engage Ehrhardt Keefe Steiner & Hottman PC, we did not consult, and Stokes Ellis Foods has represented to us that it did not consult, Ehrhardt Keefe Steiner & Hottman PC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

      The financial statements of Lewis Foods, Inc. and Stokes Canning Company (a wholly owned subsidiary of Lewis Foods, Inc.) were audited for 1999 by Saltzman Hamma Nelson Massaro LLP. Lewis Foods, Inc. changed its name to Stokes Ellis Foods, Inc. during 2003. Stokes Ellis Foods has represented to us, and we have independently confirmed, that the report of Saltzman Hamma Nelson Massaro LLP on the financial statements of Lewis Foods, Inc. and Stokes Canning Company (a wholly owned subsidiary of Lewis Foods, Inc.) for 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Stokes Ellis Foods, Inc. has represented to us, and we have independently confirmed, that Saltzman Hamma Nelson Massaro LLP has rendered no services and has had no communication with Lewis Foods, Inc. and Stokes Canning Company (a wholly owned subsidiary of Lewis Foods, Inc.) for the last three years and there has been no disagreement between Lewis Foods, Inc. and Saltzman Hamma Nelson Massaro LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Saltzman Hamma Nelson Massaro LLP, would have caused such firm to make reference to the subject matter thereof in its report on Lewis Foods, Inc. and Stokes Canning Company (a wholly owned subsidiary of Lewis Foods, Inc.) financial statements for such period.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Stokes Ellis Foods Inc. and Subsidiaries
Independent Auditors’ Report	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of June 30, 2003 (Unaudited) and December 31, 2002	F-3
Consolidated Statements of Operations for the Six Months Ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and for the Years Ended December 31, 2002 and 2001	F-4
Consolidated Statement of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2003 (Unaudited) and the Years Ended December 31, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and for the Years Ended December 31, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-7

Centennial Specialty Foods Corporation
Independent Auditors’ Report	F-17
Financial Statement
Balance Sheet as of June 30, 2003	F-18
Notes to Financial Statement	F-19

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Stokes Ellis Foods, Inc. and Subsidiaries
Denver, Colorado

      We have audited the accompanying consolidated balance sheet of Stokes Ellis Foods, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stokes Ellis Foods, Inc. and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

EHRHARDT KEEFE STEINER & HOTTMAN PC

March 25, 2003, except for Note 9

 for which the date is May 12, 2003
Denver, Colorado

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash	$297,887	$379,545
Accounts receivable, net of allowance for doubtful accounts of $42,801 and $44,749, respectively	133,028	307,384
Inventory, net	1,100,724	1,031,157
Prepaid expenses	48,775	69,151

Total current assets	1,580,414	1,787,237

Non-current assets
Deferred offering costs	206,200	—
Property, plant and equipment, net	6,225,109	6,310,828
Goodwill, net	1,634,079	1,634,079

Total non-current assets	8,065,388	7,944,907

Total assets	$9,645,802	$9,732,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable — trade	$908,655	$903,358
Accrued liabilities	425,192	579,835
Current portion of long-term debt	3,663,858	3,834,755

Total current liabilities	4,997,705	5,317,948
Note payable — stockholder	873,900	873,900
Long-term debt, less current portion	650,250	535,250

Total liabilities	6,521,855	6,727,098

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001, 47,000,000 authorized, 3,500,000 (2003) and 2,100,000 (2002) issued and outstanding	350	210
Additional paid-in capital	5,134,083	5,134,083
Accumulated deficit	(2,010,486)	(2,129,247)

Total stockholders’ equity	3,123,947	3,005,046

Total liabilities and stockholders’ equity	$9,645,802	$9,732,144

See notes to consolidated financial statements.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the		For the
	Six Months Ended		Years Ended
	June 30,		December 31,

	2003	2002	2002	2001

	(Restated)		(Restated)	(Restated)

	(Unaudited)
Net sales	$2,414,216	$2,664,777	$5,594,700	$5,328,548
Cost of goods sold	1,542,844	1,828,101	3,888,249	4,003,322

Gross profit	871,372	836,676	1,706,451	1,325,226
Selling, general and administrative expenses	813,458	738,662	1,475,791	1,784,417

Income (loss) from operations	57,914	98,014	230,660	(459,191)

Other income (expense)
Interest expense	(256,315)	(273,189)	(555,496)	(486,572)
Rent income	317,162	317,162	634,323	590,003

Total other income (expense)	60,847	43,973	78,827	103,431

Net income (loss)	$118,761	$141,987	$309,487	$(355,760)

Reported net income (loss)	$118,761	$141,987	$309,487	$(355,760)
Add back: goodwill amortization	—	—	—	44,568

Adjusted net income(loss)	118,761	141,987	309,487	(311,192)
Pro forma income tax (expense) benefit	(43,900)	(52,500)	(114,500)	132,000

Pro forma net income (loss)	$74,861	$89,487	$194,987	$(179,192)

Pro forma basic and diluted income (loss) per common share
Pro forma net income (loss)	$0.02	$0.04	$0.09	$(0.11)
Goodwill amortization	—	—	—	0.02

	$0.02	$0.04	$0.09	$(0.09)

Pro forma basic and diluted weighted average common shares outstanding	3,500,000	2,100,000	2,100,000	2,100,000

See notes to consolidated financial statements.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended June 30, 2003 (Unaudited)
and for the Years Ended December 31, 2002 and 2001

	Common Stock		Additional		Total
			Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance — December 31, 2000	2,100,000	$210	$5,134,083	$(2,082,974)	$3,051,319
Net loss	—	—	—	(355,760)	(355,760)

Balance — December 31, 2001	2,100,000	210	5,134,083	(2,438,734)	2,695,559
Net income	—	—	—	309,487	309,487

Balance — December 31, 2002	2,100,000	210	5,134,083	(2,129,247)	3,005,046
Issuance of stock in Centennial Specialty Foods Corporation (unaudited)	1,400,000	140	—	—	140
Net income (unaudited)	—	—	—	118,761	118,761

Balance — June 30, 2003 (unaudited)	3,500,000	$350	$5,134,083	$(2,010,486)	$3,123,947

See notes to consolidated financial statements.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Years
	For the Six Months		Ended
	Ended June 30,		December 31,

	2003	2002	2002	2001

	(Unaudited)	(Unaudited)
	(Restated)
Cash flows from operating activities
Net income (loss)	$118,761	$141,987	$309,487	$(355,760)

Adjustments to reconcile net income (loss) to net cash provided by operating activities Depreciation	117,919	117,921	235,840	357,511
Changes in assets and liabilities
Accounts receivable	174,356	104,260	77,990	415,129
Prepaid expenses	(185,824)	18,712	(20,344)	2,802
Inventory	(69,567)	338,959	250,389	155,073
Accounts payable — trade	5,297	(935,072)	(763,187)	(60,448)
Accrued liabilities	(154,643)	19,573	38,179	(49,277)

	(112,462)	(335,647)	(181,133)	820,790

Net cash provided by (used in) operating activities	6,299	(193,660)	128,354	465,030

Cash flows from investing activities
Purchase of property, plant, and equipment	(32,200)	—	—	—

Net cash used in investing activities	(32,200)	—	—	—

Cash flows from financing activities
Proceeds from long-term debt	—	375,000	200,000	180,000
Payments on long-term debt	(55,897)	(162,198)	(169,139)	(1,680,039)
Proceeds from note payable — stockholder	—	—	200,000	975,000
Payments on note payable — stockholder	—	—	(198,609)	(102,492)
Proceeds from the issuance of stock	140	—	—	—

Net cash provided by (used in) financing activities	(55,757)	212,802	32,252	(627,531)

Net increase (decrease) in cash	(81,658)	19,142	160,606	(162,501)
Cash — beginning of year	379,545	218,939	218,939	381,440

Cash — end of year	$297,887	$238,081	$379,545	$218,939

Supplemental disclosure of cash flow information:

Cash paid for interest for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) was $262,284 and $193,879, respectively, and for the years ended December 31, 2002 and 2001 was $431,160 and $390,379, respectively.

See notes to consolidated financial statements.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Description of Business and Summary of Significant Accounting Policies

      Stokes Ellis Foods, Inc. (Stokes or the Company) is a holding company that was incorporated in the state of Delaware during August, 1998, for the purpose of acquiring Stokes Canning Company.

      Stokes Canning Company is a wholly owned subsidiary incorporated in 1974 in the state of Colorado and markets, sells and distributes branded ethnic Southwestern canned sauces and food products in the Mexican food segment of the domestic food industry. The products are currently sold through superstores, club stores, and grocery retailers in select major metropolitan markets but concentrated in the state of Colorado. The Stokes’ operations are conducted from its facilities located in Denver, Colorado.

      Centennial Specialty Foods Corporation (Centennial) was formed in February 2003. From inception through June 30, 2003 Centennial’s activities consisted of planning the proposed initial public offering as well as developing plans for operations after the initial public offering is completed.

      Centennial’s costs and expenses though June 2003 consisted of salaries to its officers as well as the payment of offering costs totalling $206,200 These costs were paid on behalf of Centennial by Stokes Ellis Foods, Inc. Since all of the capital for Centennial has been provided by Stokes Ellis Foods, Inc., Centennial has been included in the financial statements of Stokes Ellis Foods, Inc. under the provisions of Interpretation 46. The only source of capital were advances made by Stokes Ellis Foods, Inc. and if the initial public offering and thus the acquisition, of Stokes Ellis Foods, Inc. by Centennial is not completed, then Centennial will have no means of repayment of the indebtedness. If the offering is successful then these advances will continue to eliminate in consolidation.

      Produce Finance, LLC is an inactive entity that is wholly owned and was organized in 1998 in the state of Colorado.

Interim Financial Information

      The unaudited financial statements as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position, results of operations and cash flows. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Stokes Ellis Foods, Inc. and its subsidiaries, Stokes Canning Company and Produce Finance, LLC (collectively the Company) and as noted above Centennial Specialty Foods Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Cash

      The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with. As of June 30, 2003 (unaudited), balances of cash maintained at financial institutions exceeded the federally insured limit by approximately $290,000.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

      The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

      The Company had three customers that accounted for 44%, 23% and 20% of total revenues for the six months ended June 30, 2003 (unaudited) and 22%, 14% and 10% of total revenues for the six months ended June 30, 2002 (unaudited). At June 30, 2003 (unaudited), three customers accounted for 39%, 23% and 13% of total accounts receivable.

      The Company had three customers that accounted for 27%, 14% and 12% of total revenues for year ended December 31, 2002 and 25%, 12% and 12% of total revenues for the year ended December 31, 2001. At December 31, 2002, two of these customers accounted for 43% and 17% of total accounts receivable, respectively.

Inventories

      Inventories consist of canned food products and labels and are stated at the lower of cost or market, determined using the first-in, first-out method (FIFO).

Deferred Offering Costs

      As of June 30, 2003, the Company, through Centennial, was in the process of an initial public offering. Expenses related to this offering have been accounted for as deferred offering costs. If the offering is successful, such costs will be charged against the gross proceeds received. If at any time it becomes probable that the offering will not be consummated or after an unreasonable postponement, such costs will be expensed.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 5 to 40 years.

Goodwill

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets and, therefore, no longer amortizes goodwill over a 40 year period. Goodwill is tested annually for impairment with SFAS No. 142. The Company determined that there was no impairment necessary as of June 30, 2003 (unaudited) or as of December 31, 2002.

Income Taxes

      The Company has elected to be treated as an S-corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s stockholder and no provisions for Federal income taxes have been recorded on the accompanying financial statements.

      Included in the statement of operations are pro forma income tax adjustments computed using the statutory rates in effect, which represent the federal and state tax provisions that would have been required had the Company been taxed as a C-corporation. The Company’s assumed effective statutory rate based on pre-tax income on a proforma basis would have been 37% for both the years ended December 31, 2002 and 2001.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      After the completion of the proposed transaction outlined in Note 8, the Company will not receive benefits from any net operating loss carryforward because such benefits belong to the stockholders of the S corporation.

Fair Value of Financial Instruments

      The carrying amounts of financial instruments including cash, receivables, prepaids, accounts payable and accrued expenses approximated fair value as of June 30, 2003 (unaudited) and December 31, 2002 because of the relatively short maturity of these instruments.

      The carrying amounts of notes payable and debt issued approximate fair value as of June 30, 2003 (unaudited) and December 31, 2002 because interest rates on these instruments approximate market interest rates.

Revenue Recognition

      The Company recognizes revenue upon the shipment of canned food products to the customer.

Advertising Costs

      The Company expenses advertising costs as incurred. Advertising expense for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) was $44,465 and $96,309, respectively, and for the years ended December 31, 2002 and 2001 was $180,911 and $249,825, respectively.

Slotting fees, Billback discounts and Promotional allowances

      The Company pays slotting fees to customers to obtain shelf space in the retail locations. These one-time fees are non-refundable and are netted against revenue in the period incurred. Slotting fees for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) were $5,325 and $109,608 respectively and for the years ended December 31, 2002 and 2001 were $191,019 and $942 respectively.

      The Company offers billback discounts and pays promotional allowances to customers. These amounts are recorded as a decrease to revenue in the period incurred. Billback discounts for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) were $34,846 and 63,989, respectively, and for the years ended December 31, 2002 and 2001 was $155,259 and $320,834, respectively. Promotional allowances for the six months ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited) were $348,371 and $371,730 respectively, and for the years ended December 31, 2002 and 2001 were $793,596 and $877,382 respectively.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basic and Diluted Earnings Per Common Share

      In accordance with FAS 128, basic earnings per share are computed based upon the weighted average number of common shares outstanding during the period. The 3,500,000 shares represent the shares outstanding prior to the initial public offering of Centennial. The Company has presented only basic earnings per share as it had no dilutive potential common shares outstanding.

Recently Issued Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for years beginning after June 15, 2002. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections.” SFAS rescinds FASB No. 4 “Reporting Gains and Losses from Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This statement also rescinds SFAS No. 44 “Accounting for Intangible Assets of Motor Carriers” and amends SFAS No. 13, “Accounting for Leases.” This statement is effective for fiscal years beginning after May 15, 2002. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 “Acquisitions of Certain Financial Institutions”. SFAS No. 147 amends FASB Statements No. 72 and 144 and FASB Interpretations No. 9. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

      In November 2002, the FASB published interpretation No. 45 “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The Interpretation expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, that company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor’s fiscal year-end. The disclosure requirements in

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company is currently evaluating what effect the adoption of this statement will have the Company’s financial statements. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure provision of SFAS 123 to require more prominent disclosure about the effects of an entity’s accounting policy decisions with respect to stock-based employee compensation on reported net income. The effective date for this Statement is for fiscal years ended after December 15, 2002. The adoption of this statement had no material impact on the Company’s consolidated financial statements.

Note 2 —	Property, Plant and Equipment

      In January 2001, the Company entered into a lease and a co-pack and warehouse agreement with an unrelated party (Note 6). As part of this lease, the Company leases all of its property, plant and equipment under an operating lease to the unrelated party. The income from this transaction has been recorded as rent income.

      Property, plant and equipment consist of the following:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Building	$5,581,346	$5,549,146
Land	737,925	737,925
Equipment	818,682	818,682
Vehicles	6,389	6,389
Fixtures	167,557	167,557

	7,311,899	7,279,699
Less accumulated depreciation	(1,086,790)	(968,871)

	$6,225,109	$6,310,828

      Depreciation expense for the three months ended June 30, 2003 (unaudited) and 2002 (unaudited) and for the years ended December 31, 2002 and 2001 was $117,919, $117,921, $235,840 and $280,844, respectively.

Note 3 —	Business Acquisition and Goodwill

      Stokes Ellis Foods, Inc. purchased all of the outstanding common stock of Stokes Canning Company on August 31, 1998. The acquisition was accounted for as a purchase. The purchase price including transaction costs was $4,905,900. The purchase price paid to Stokes Canning Company consisted entirely of cash. The following table sets forth the allocation of the purchase

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

price based on fair value of the assets acquired and liabilities assumed to the individual assets acquired and liabilities assumed:

Current assets	$3,665,132
Property and equipment	6,669,991
Goodwill	1,782,710
Other assets	34,177

12,151,950
Current liabilities	3,426,328
Long-term debt	3,819,722
Net assets acquired	$4,905,900

      The Company and its stockholders were unrelated to Stokes Canning Company prior to the acquisition.

      Effective January 1, 2002, the Company adopted SFAS No. 142. As of January 1, 2002, the Company had $1,634,079 in unamortized goodwill. In accordance with the provisions of SFAS No. 142, the Company has ceased amortization of goodwill from the acquisition of Stokes Canning Company. The Company completed its impairment test and determined that there is no impact on the Company’s financial position and results of operations, as goodwill is not impaired. Goodwill will be tested annually and whenever events and circumstances occur indicating that goodwill might be impaired.

      Goodwill is summarized as follows at June 30, 2003 (unaudited) and December 31, 2002:

Goodwill	$1,782,710
Less accumulated amortization	(148,631)

$1,634,079

Note 4 —	Long-Term Debt

      Long-term debt consists of the following:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Note payable to a bank with principal due October 2018. The note calls for monthly principal and interest payments of $34,713. Interest accrues at 8.5% through October 2003. After October 2003 interest accrues at a rate of four hundred basis points above the published average yield on U.S. Treasury Notes maturing on each 5-year anniversary following October 2003. The monthly principal and interest payment is adjusted from time to time by the bank to amortize the remaining principal balance in equal monthly payments over the remaining term of the loan. The note is collateralized by the land, building and building improvements. The Company has determined that it is in violation of certain non-financial terms of the deed of trust and, therefore, the debt is shown as current.	$3,563,858	$3,619,755

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
	2003	2002

	(Unaudited)
Notes payable to two individuals The notes are due in January 2005. Interest accrues at 8%, collateralized by accounts receivable and equipment	335,250	335,250
Notes payable to various individuals. Interest ranging from 10% to 15% with principal due in varying amounts from December 2003 through April 2004	415,000	415,000

	4,314,108	4,370,005
Less current portion	(3,663,858)	(3,834,755)

	$650,250	$535,250

      Maturities of long-term obligations are as follows:

Year Ending December 31,

2003	$3,834,755
2004	200,000
2005	335,250

$4,370,005

Note 5 —	Note Payable — Stockholder

      The Company entered into a note with the stockholder of the Company with interest at 12%. The note matures February 2004. The balance at June 30, 2003 (unaudited) and December 31, 2002 was $873,900. The Company paid the stockholder $0 for interest during the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) and $121,391 and $47,508 for the years ended December 31, 2002 and 2001, respectively.

Note 6 —	Stockholders’ Equity

      As discussed in Note 10, the Company has agreed to merge with Centennial concurrent with the completion of a public offering. After these events, shareholders of 100% of the Company will own 42% of Centennial. All share and per share amounts have been retroactively restated to reflect the capital structure of Centennial. After the offering is completed and the preferred stock is issued the Lewises will vote approximately 58.2% of the outstanding capital stock.

      As discussed in Note 1, the Company has consolidated Centennial in accordance with Fin 46. Accordingly the accompanying financial statements include equity transactions that pertain to Centennial.

      During February 2003, Centennial issued 1,400,000 shares to shareholders with no previous ownership in the Company. These shares were issued at .0001 per share.

Note 7 —	Commitments and Contingencies

Building and Equipment Lease

      In January 2001, the Company entered into a lease agreement with an unrelated party to lease the Company’s building and equipment. The unrelated party is using the building and equipment to perform co-packing and warehousing operations for both the Company and other

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-related entities. Under the terms of the lease, the Company is to receive monthly payments of approximately $53,000 which includes utilities, maintenance, and repairs. Included in the lease is a provision requiring additional rent payments based on the profitability, as defined in the agreement, of the unrelated party’s co-packing and warehousing operations. The lease expires in January 2006 but has an option to extend up to an additional 5 years. The Company received $317,162 for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited), and $634,323 and $590,003 in lease payments during the years ended December 31, 2002 and 2001, respectively.

Co-Pack and Warehousing Agreement

      In conjunction with the above lease, the Company entered into a Co-Pack and Warehousing Agreement with the same unrelated party. Under the terms of the agreement, the unrelated party will produce, package, and warehouse the products the Company sells and distributes. As part of the agreement, the Company must purchase 585,053 12-pack (15 oz.) equivalent cases of product during each contract year or pay a shortage fee of $.80 for every 12-pack (15 oz.) equivalent case short. The Company met the minimum cases in both 2002 and 2001 and was not liable for any shortage fee. The Company must also pay a $.033 per case fee per month if storage of product based upon the pack plan exceeds 30 days due to the Company’s shipping schedule. The agreement expires in January 2006, but may be renewed for one additional year without notice by either party. The Company paid $1,455,692 and $2,080,955 for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited), respectively, and $3,973,680 and $3,021,163 for the years ended December 31, 2002 and 2001, respectively, for product purchases under this agreement.

Dependency on Supplier

      As discussed above, one supplier manufactures all of the Company’s product. If there were to be an interruption in the delivery of products from the supplier, the Company would suffer a significant disruption to its operations that may have a material effect on its financial condition and results of operations.

Purchase Commitments

      The Company had outstanding commitments for inventory as of June 30, 2003 (unaudited) and 2002 (unaudited of $225,260 and $197,737 respectively and as of December 31, 2002 and 2001 of $245,851 and $210,897 respectively.

Note 8 —	Related Party Transactions

      A company owned by a member of senior management provided management and personnel services to the Company totaling $186,000, $127,500 and $271,500 for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) and the year ended December 31, 2002, respectively. The services are provided on a month-by-month basis to the Company.

      The Company’s principal shareholder is a member of a three person management committee for the party that is using the leased building and equipment to perform co-packing and warehousing operations. This committee approves the party’s annual budget for capital expenditures and is responsible for overseeing certain calculations including monitoring the operating and production expenses used in the calculations. There were no transactions between the Company’s principal shareholder and the party except for the serving on the committee for which the shareholder receives no compensation.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 —	Corporate Name Change

      On May 12, 2003, the Parent changed its name from Lewis Foods, Inc. to Stoke Ellis Foods, Inc.

Note 10 —	Subsequent Events

      Subsequent to year-end, the stockholders of the Company entered into an agreement to merge with Centennial Specialty Foods Corporation.

Note 11 —	Changes to Financial Statements

      The December 31, 2002 and 2001 financial statements reflect a change in the reporting of slotting fees, billback discounts, and promotion allowances. These amounts that totalled $1,102,539 and $1,113,732 for the year ended December 31, 2002 and December 31, 2001 are now reflected as a reduction of revenue and were previously disclosed as selling, general and administrative expense. This reclassification had no effect on the previously reported net income (loss) or net income (loss) per share.

      The unaudited financial statements for the six months ended June 30, 2003 have been restated to reflect a change in the value ascribed to 1,400,000 shares issued to stockholders in connection with the formation of Centennial who were not stockholders of Stokes Ellis Foods, Inc. The Company originally valued these at $5 per share or a total of $7.0 million. The Company changed the value to $.0001 per share, the value paid for the shares by the stockholders. The following is a summary of the effect of this change.

		Pro Forma Basic
		and Diluted
	Pro Forma	Income (Loss)
	Net Income (Loss)	per Share

As originally reported	$(6,925,139)	$(1.98)
Effect of the change to stock valuation	7,000,000	$2.00

As restated	$74,861	$.02

Note 12 —	Subsequent Events (Unaudited)

     Stock Options

      Centennial will issue an option for 40,000 shares to its non-employee director nominee when such person becomes a director. The option vests over 4 years. The option has an estimated value of $200,000. The fair value of the option grant is estimated upon the date of grant using the Black-Scholes option-pricing model with the following weighted average assumption: Approximate risk free rate of 3.01%, Average expected life of 4 years, Dividend yield of 0 and Volatility of 851%.

     Commitment Letter

      In July 2003, the Company received a commitment letter from a bank for a $5.0 million revolving credit line. The commitment letter calls for a senior credit facility with a term of three years, with interest at the bank’s prime rate plus 1.5% and a floor of 5.5%. The borrowing base will be subject to 70% of the value of the production facility, 75% of eligible accounts receivable, and 50% of finished goods inventory. The closing of this commitment is subject to the bank’s customary due diligence and review process, the completion of Centennial’s stock offering and an independent appraisal of the Company’s production facility.

STOKES ELLIS FOODS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Produce Finance LLC

      In July 2003, Produce Finance LLC, a wholly owned subsidiary of the Company, was liquidated and its assets and liabilities were distributed to the Company. As the accounts of Produce Finance LLC were consolidated with the Company’s accounts in the accompanying consolidated financial statements, the liquidation of Produce Finance LLC will have no effect on the accompanying financial statements.

     Negotiation with Supplier

      The Company and its supplier are currently renegotiating certain terms of their agreements. The effect, if any, of these negotiations on the existing lease and Co-Pack warehouse agreement as disclosed in Note 6 cannot be determined at this time.

     Separation

      The Company and its former CEO agreed that their relationship should cease in September 2003. A separation agreement was executed in October 2003 and calls for the Company to pay severance of $87,500 to the former CEO. The separation agreement contains mutual releases and hold harmless provisions.

     Escrow Agreement

      On completion of this offering, officers and directors will place 200,000 shares of common stock owned by them in an escrow account under an agreement with the managing underwriter and Corporate Stock Transfer, Inc. The common stock will be released from escrow on the earlier to occur of:

•	net income after tax exceeding $1.5 million in fiscal 2004;

•	net income after tax exceeding $4.0 million in fiscal 2005;

•	if the Company is acquired by, or merged with, an entity in which the stockholders own less than 50% of the entity’s equity after the transaction or after which we are not the surviving entity;

•	all or substantially all of the Company’s assets are sold following approval by a majority of the stockholders excluding votes attributable to the stock in the escrow account; or

•	seven years from the date of the final prospectus.

      The shares held in escrow that will be released to officers and directors due to the satisfaction of the performance criteria listed in the escrow agreement will be compensatory and will be valued at fair market value at the time of the release from escrow and will be recognized as a charge to income in that period.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Centennial Specialty Foods Corporation
Denver, Colorado

      We have audited the accompanying balance sheet of Centennial Specialty Foods Corporation (A Development Stage Company) as of June 30, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Centennial Specialty Foods Corporation (A Development Stage Company) as of June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

EHRHARDT KEEFE STEINER & HOTTMAN PC

October 21, 2003

Denver, Colorado

CENTENNIAL SPECIALTY FOODS CORPORATION

A Development Stage Company

BALANCE SHEET

June 30,
2003

ASSETS
Total current assets	$—

Other assets
Deferred offering costs	206,200

Total assets	$206,200

LIABILITIES AND STOCKHOLDERS’ DEFICIT (Restated)
Total current liabilities	$—

Due to Stoke Ellis Foods, Inc.	369,140

Total liabilities	369,140

Commitments and contingencies
Stockholders’ deficit
Preferred stock, par value $0.0001, 2,000,000 shares authorized, none issued	$—
Common stock, par value $0.0001, 47,000,000 shares authorized, 3,500,000 issued and outstanding	350
Deficit accumulated in the development stage (Restated)	(162,940)

Total stockholders’ deficit	(162,940)

Total liabilities and stockholders’ deficit	$206,200

CENTENNIAL SPECIALTY FOODS CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1 —	Description of Business and Summary of Significant Accounting Policies

      Centennial Specialty Foods Corporation (Centennial or the Company) was formed in February 2003. From inception through June 30, 2003, Centennial’s activities consisted of negotiating the purchase of Stokes Ellis Foods, Inc., planning the proposed initial public offering and developing plans for operations after the initial public offering is completed.

      Centennial’s costs and expenses through June 2003 consisted of salaries to its officers as well as the payment of offering costs totaling $206,200. These costs were paid on behalf of Centennial by Stokes Ellis Foods, Inc. The only sources of capital were advances made by Stokes Ellis Food, Inc. If the initial public offering and thus the acquisition of Stokes by Centennial are not completed then Centennial will have no means of repayment of the indebtedness. If the offering is successful then these advances will continue to eliminate in consolidation.

      The following affiliations and other related party disclosures must be taken into consideration in reviewing the accompanying financial statements. The operating results of the Company could vary significantly from those that would have occurred had the Company operated independently.

      Stokes Ellis Foods, Inc. (Stokes) is a holding company that was incorporated in the state of Delaware during August 1998, for the purpose of acquiring Stokes Canning Company.

      Stokes Canning Company is a wholly owned subsidiary incorporated in 1974 in the state of Colorado and markets, sells and distributes branded ethnic Southwestern canned sauces and food products in the Mexican food segment of the domestic food industry. The products are currently sold through superstores, club stores, and grocery retailers in select major metropolitan markets but concentrated in the state of Colorado. Stokes’ operations are conducted from its facilities located in Denver, Colorado.

Deferred Offering Costs

      As of June 30, 2003, the Company was in the process of an initial public offering. Expenses related to this offering have been accounted for as deferred offering costs. If the offering is successful, such costs will be charged against the gross proceeds received. If at any time it becomes probable that the offering will not be consummated or after an unreasonable postponement, such costs will be expensed.

Income Taxes

      The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. There are no significant differences between income tax and financial reporting (loss).

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CENTENNIAL SPECIALTY FOODS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 2 — Acquisition of Stokes Ellis Foods, Inc.

      The Company, in connection with the closing of the public offering described in the footnote below, is in the process of acquiring Stokes through the issuance of 2.0 million shares of preferred stock. The preferred stock has a liquidation value of $5 per share or a total liquidation value of $10,000,000. This $10,000,000 value will only be realized upon liquidation of the Company. The preferred stock is valued at $3,004,836 which for financial reporting purposes represents the predecessor cost basis (stockholders’ equity) of Stokes Ellis Foods at the time of acquisition.

Note 3 — Public Offering

      The Company has entered into a letter of intent to sell 1,550,000 shares of the Company’s common stock at $5 per share.

Note 4 — Changes to Financial Statements

      The Company has restated its previously reported additional paid-in capital and deficit accumulated during the development stage to reflect a change in the amount ascribed to stock issued to stockholders who were not stockholders of Stoke Ellis Foods, Inc. The Company originally ascribed a value of $5 per share for 1,400,000 shares or a total of $7,000,000. The Company changed the value to $.0001 per share which represents the price paid for the shares. The effect of the change was to reduce additional paid-in capital and deficit accumulated in the development stage by $7,000,000 each. The change had no effect on previously reported total shareholders equity.

Note 5 — Subsequent Event (Unaudited)

      In October 2003, the Company amended and restated its certificate of incorporation to increase its authorized preferred stock to 3,000,000 shares from 2,000,000 shares. The Company simultaneously designated 2,000,000 shares of its preferred stock as Series A preferred Stock.

[INSIDE BACK COVER]

[PHOTOGRAPHS]

Pictures of Stokes and Ellis products in cans

and Stokes sauces on foods

RECIPES

Green Chile Chicken Casserole

1 15 oz. can Stokes Green Chile Sauce

1 4 oz. cans green chilies whole (cut into strips)
2 Whole chicken breasts cooked and pulled apart
1 Small onion chopped fine
1 1/2 cups grated Monterey Jack Cheese
1 1/2 cups grated Cheddar Cheese (mix cheeses together)
1 cup sour cream
Salt and Pepper to taste
1 cup biscuit mix
 3/4 cup milk
1 egg slightly beaten

Poach boneless chicken breasts in boiling salted water for 15 minutes. Pull meat apart. Preheat oven to 370 degrees F. Grease all sides of an 8x8x4 casserole dish. Spread  1/2 of the can of Stokes Green Chile Sauce to cover the bottom of the casserole dish. Layer ingredients as follows, using  1/2 of the ingredients each time: Green chilies, chicken, onions, cheese, sour cream, Repeat. Finish with the second  1/2 of the can of Stokes Green Chile Sauce.

In a small bowl, combine biscuit mix with beaten egg and milk. Stir until well mixed. Pour over top of casserole. Bake for 30-35 minutes, or until crust is golden brown.

Serves 6

RECIPES

Classic Southwestern Bake With Green Chile Sauce

4 cups shredded cooked chicken

1 15 oz. can Stokes Green Chile Sauce
4 cups grated Monterey Jack or combination of cheeses
12 corn tortillas
 1/2 cup shredded lettuce
 1/2 cup diced tomatoes
Sour cream and guacamole (as desired)

Combine shredded chicken and Stokes Green Chile Sauce in a pan and heat through. In a large casserole dish place 4 of the tortillas in a single layer, cover with  1/3 of the chicken and sauce mixture. Sprinkle with  1/3 of the cheese. Cover this first layer with 4 more tortillas, repeat filling and cheese. Cover with remaining 4 tortillas and remaining filling and cheese.

Place in 300-degree oven until cheese melts. Remove from oven. Garnish with  1/2 cup lettuce and  1/2 cup tomatoes. Top with sour cream and guacamole if desired.

1,550,000 Shares

Centennial Specialty Foods Corporation

Common Stock

PROSPECTUS

J.P. Turner & Company, L.L.C.

October 29, 2003